                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  CONFIDENTIAL, FOR USE OF THE
                                               COMMISSION ONLY (AS PERMITTED BY
                                               RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          TESORO PETROLEUM CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------
   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------
   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------
   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------
   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------
   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------
   (3)  Filing Party:

        -----------------------------------------------------------------------
   (4)  Date Filed:

        -----------------------------------------------------------------------

                          TESORO PETROLEUM CORPORATION
                             ---------------------

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

                               SEPTEMBER 15, 1999

                             ---------------------

     The 1999 Annual Meeting of Stockholders of Tesoro Petroleum Corporation (the "Company") will be held at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas, at 10:00 A.M. Central time on Wednesday, September 15, 1999, for the following purposes:

          1. To elect seven directors of the Company;

          2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1999; and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Holders of Common Stock of record at the close of business on August 3, 1999, are entitled to notice of and to vote at the annual meeting.

                                            By Order of the Board of Directors,

                                                     JAMES C. REED, JR.
                                                         Secretary

August 16, 1999
San Antonio, Texas

                             ---------------------

YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING, OR IF YOU DO PLAN TO ATTEND BUT WISH TO VOTE BY PROXY, PLEASE DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY. A RETURN ENVELOPE IS PROVIDED FOR THIS PURPOSE.

                          TESORO PETROLEUM CORPORATION

                                PROXY STATEMENT

                             ---------------------

                      1999 ANNUAL MEETING OF STOCKHOLDERS

                               SEPTEMBER 15, 1999

                             ---------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (sometimes referred to herein as the "Board") of Tesoro Petroleum Corporation ("Tesoro" or the "Company") of proxies to be voted at the 1999 Annual Meeting of Stockholders to be held on Wednesday, September 15, 1999, and at any adjournment thereof.

     Each proxy will be voted as specified thereon by the stockholder. Any duly executed proxy not specifying the contrary will be voted (i) for the directors nominated for election at the meeting and (ii) for the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1999. A stockholder giving a proxy may revoke it by written notice to the Secretary of the Company at any time before it is voted.

     At the close of business on August 3, 1999, the record date for the 1999 annual meeting, there were outstanding and entitled to vote 32,349,542 shares of Common Stock of the Company. The holders of Common Stock are entitled to one vote for each share held by them on all matters submitted to them. The Company has no other voting securities outstanding.

     A copy of the Company's Summary Annual Report for fiscal year 1998 has previously been mailed to all stockholders as of the record date. The Company's complete Consolidated Financial Statements, Selected Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk, taken from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, are included in Appendix A to this document. Such Summary Annual Report and Appendix A hereto do not constitute a part of the proxy materials.

     The principal executive offices of the Company are located at 8700 Tesoro Drive, San Antonio, Texas 78217-6218. This Proxy Statement and accompanying form of proxy are being mailed to stockholders on or about August 16, 1999.

                            1. ELECTION OF DIRECTORS

     At the 1999 annual meeting, the stockholders are requested to elect seven directors, constituting the whole Board of Directors, to hold office until the 2000 Annual Meeting of Stockholders or until their successors are elected and qualified. Proxies cannot be voted for more than seven nominees. As set forth below, Mr. Donald H. Schmude has been nominated for election as director to fill a vacancy created by the resignation of Dr. Alan J. Kaufman from the Board effective August 1, 1999.

     Unless otherwise specified, all duly executed proxies received on a timely basis will be voted for the nominees set forth below. Each of such nominees has indicated his willingness to serve as a director, if elected, and the Company has no reason to believe that any nominee will be unable to serve. The persons designated as proxies, however, reserve full discretion to cast votes for other persons in the event that any one or more of the nominees are unable to serve.

     The election of director nominees requires a plurality of the votes cast at the election. Under Delaware law and the Company's Restated Certificate of Incorporation and By-laws, shares as to which a stockholder withholds authority to vote on the election of directors ("Abstentions"), and shares as to which a broker indicates that it does not have discretionary authority to vote ("Broker Non-Votes") on the election of directors, will not be counted as voting thereon and will not affect the election of the nominees receiving a plurality of the votes cast.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

     Certain information as to each nominee for director is set forth in the table below and in the following paragraphs. Certain of the information appearing in the table and notes thereto has been furnished to the Company by the respective nominees.

                                                 SERVED AS
                                     AGE AT     DIRECTOR OF
                                    AUGUST 3,   THE COMPANY      OTHER POSITIONS AND OFFICES
               NAME                   1999         SINCE               WITH THE COMPANY
               ----                 ---------   -----------   ----------------------------------
Steven H. Grapstein...............     41          1992         Vice Chairman of the Board of
                                                                    Directors(a)(b)(c)(d)
William J. Johnson................     65          1996                     (b)(d)
Raymond K. Mason, Sr. ............     72          1983                     (a)(d)
Donald H. Schmude.................     64         --                          --
Bruce A. Smith....................     55          1995            Chairman of the Board of
                                                                Directors, President and Chief
                                                                     Executive Officer(a)
Patrick J. Ward...................     68          1996                     (c)(d)
Murray L. Weidenbaum..............     72          1992                     (a)(c)

---------------

(a)  Member of the Executive Committee (Mr. Smith, Chairman).

(b)  Member of the Audit Committee (Mr. Grapstein, Chairman).

(c)  Member of the Governance Committee (Dr. Weidenbaum, Chairman).

(d)  Member of the Compensation Committee (Mr. Mason, Chairman).

                             ---------------------

     Steven H. Grapstein has been Chief Executive Officer of Kuo Investment Company and subsidiaries ("Kuo"), an international investment group, since January 1997. From September 1985 to January 1997, Mr. Grapstein was a Vice President of Kuo. He is also a director of several of the Kuo companies. Mr. Grapstein has been a Vice President of Oakville N.V. ("Oakville"), a Kuo subsidiary, since 1989.

     William J. Johnson has been a petroleum consultant and president of JonLoc Inc., a private company engaged in oil and gas investments, since 1994. From 1990 through 1994, Mr. Johnson served as President, Chief Operating Officer and a director of Apache Corporation, a large independent oil and gas company. Mr. Johnson is on the Board of Directors of J. Ray McDermott, S.A., an engineering and construction company.

     Raymond K. Mason, Sr., served as Chairman of the Board of Directors of American Banks of Florida, Inc., from 1978 to 1998.

     Donald H. Schmude has 36 years of experience in the energy industry with Texaco and Star Enterprise, a Texaco and Saudi Aramco joint venture. Prior to his retirement from Texaco in 1994, he was Vice President of Texaco and President and Chief Executive Officer of Texaco Refining & Marketing Inc. in Houston, Texas and Los Angeles, California. He also served as Vice President of Texaco, Inc., Special Projects, in Anacortes, Washington, and held various refinery engineering, planning and marketing positions.

     Bruce A. Smith has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since June 1996. He has been a director of the Company since July 1995. Mr. Smith was President and Chief Executive Officer of the Company from September 1995 to June 1996; Executive Vice President, Chief Financial Officer and Chief Operating Officer of the Company from July 1995 to September 1995; Executive Vice President responsible for Exploration and Production and Chief Financial Officer of the Company from September 1993 to July 1995.

     Patrick J. Ward has 47 years of experience in international energy operations with Caltex Petroleum Corporation, a 50/50 joint venture of Chevron Corp. and Texaco, Inc., engaged in the business of refining and marketing. Prior to his retirement in August 1995, he was Chairman, President and Chief Executive Officer of Caltex, positions he had held since 1990. Mr. Ward served on the Board of Directors of Caltex from 1989 to 1995.

     Murray L. Weidenbaum, an economist and educator, has been the Mallinckrodt Distinguished University Professor and Chairman of the Center for the Study of American Business at Washington University in St. Louis, Missouri, since 1975.

     No director or nominee for election as director of the Company has a family relationship with any other director, nominee or executive officer of the Company.
                             ---------------------

     The Board of Directors met nine times during fiscal year 1998. Each member of the Board of Directors attended at least 75 percent of the meetings of the Board and committees on which such director served during fiscal year 1998. The Board of Directors has an Executive Committee and the following standing committees: Audit Committee, Compensation Committee and Governance Committee.

     The Executive Committee, between meetings of the Board and while the Board is not in session, has and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company as provided in Article III of the By-laws of the Company and has and may exercise such other powers and authority as may be lawfully delegated to such committee by the Board, including the power and authority (i) to declare a dividend on the Company's capital stock, (ii) to authorize the issuance of the Company's capital stock, (iii) to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law, and (iv) to the extent authorized in any resolution or resolutions providing for the issuance of shares of stock adopted by the Board or the Executive Committee as provided in subsection (a) of
Section 151 of the Delaware General Corporation Law, to fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Company or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Company or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series. The Executive Committee met one time during fiscal year 1998.

     The Audit Committee's primary purposes are (i) to aid the individual directors and the Board of Directors as a whole in performing and fulfilling their oversight responsibilities for financial reporting to the public; (ii) to aid in maintaining the corporate image and credibility as it relates to financial reporting; (iii) to recommend and support, with management and/or the Board of Directors, as appropriate, efforts to improve and maintain standards and procedures for financial control and quality financial reporting; (iv) to provide communication, as necessary, between the Board of Directors and control and accounting, legal, internal auditing and the external auditors; and (v) to recommend and support, with management and/or the Board of Directors, as appropriate, efforts to assure the Company's compliance with the requirements of the Foreign Corrupt Practices Act of 1977, as amended. The Audit Committee met three times during fiscal year 1998.

     The Compensation Committee's primary purposes are (i) to review and approve all areas of senior executive compensation including but not limited to salary adjustments, cash incentive awards and stock incentives, and to review and approve the aggregate amount of all merit increases, cash incentive awards and stock incentives for the Company's other executives; (ii) to administer and interpret the Company's Amended Incentive Stock Plan of 1982, Amended and Restated Executive Long-Term Incentive Plan (the "1993 Plan") and any future incentive plans, to the extent set forth in such plans; (iii) to review Company retirement matters, consider amendments to the Company's retirement plans based on cost and benefit considerations, make recommendations to the Board of Directors in respect to such amendments and proposals, and review and approve any overall changes in retirement benefit formulas; (iv) to review new employment agreements, amendments and extensions of existing employment agreements, and to make recommendations to the Board of Directors with respect to such agreements; (v) to administer and interpret employment agreements and make recommendations to the Board of Directors with respect thereto; and (vi) to consult with the Board of Directors and review with the Board the actions of the Compensation Committee as appropriate. The Compensation Committee met eight times during fiscal year 1998.

     The Governance Committee considers and recommends to the Board from time to time suitable candidates for membership on the Board, including nominees recommended by stockholders. Stockholders wishing to submit a recommendation should write to the Governance Committee. Stockholders may also make nominations for director at annual or certain special stockholder meetings if they comply with the procedures described below. The Governance Committee also reviews and makes recommendations to the Board annually regarding (i) the organization and structure of the Board and the committees of the Board and selection of new director candidates; (ii) compensation for the members of the Board; (iii) guidelines on corporate governance issues; and (iv) the role and effectiveness of the Chief Executive Officer, the Board and each committee of the Board. The Governance Committee met three times during fiscal year 1998.

     Under the Company's By-laws, a stockholder of the Company entitled to vote for the election of directors, may, if he or she complies with the following procedures, make a nomination for director at a stockholder meeting. Nominations for director may be made by stockholders only after compliance with the procedures set forth in the Company's By-laws. The following summary is qualified in its entirety by reference to the full text of the By-laws. Written notice of such stockholder's intent to make such nomination must be delivered to the Company (Attention: Corporate Secretary) on a timely basis as set forth below and must contain (i) the name and address of the stockholder as it appears on the Company's books and of the beneficial owner, if any, on behalf of whom such nomination is made, and (ii) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, by Regulation 14A under the Securities Exchange Act of 1934, as amended ("Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

     In the case of an annual meeting of stockholders, the required notice must be delivered not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided that, in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, the notice must be delivered no earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the sixtieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. If the number of directors to be elected to the Board is increased and there is no public announcement specifying the size of the increased Board made by the Company at least 70 days prior to the first anniversary of the preceding year's annual meeting, a notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if delivered not later than the close of business on the tenth day following the day on which the public announcement is first made by the Company. In the case of a special meeting of stockholders at which directors are proposed to be elected in the notice of meeting, the stockholder wishing to make a nomination for director must deliver the required written notice to the Company (Attention: Corporate Secretary) not earlier than the ninetieth day prior to the special meeting and not later than the close of business on the later of the sixtieth day prior to such meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.
                             ---------------------

COMPENSATION OF DIRECTORS

     Each member of the Board of Directors who is not an officer of the Company receives a base retainer of $18,000 per year, and an additional $2,000 for each meeting of the Board of Directors or any committee thereof attended in person, and $1,000 for each telephone meeting, including committee meetings held on the same day as a meeting of the Board of Directors. The non-executive Vice Chairman of the Board of Directors receives $25,000 per year for his service. In addition, the Chairman of the Audit Committee, Chairman of the Compensation Committee and Chairman of the Governance Committee each receive $5,000 per year for their service in such positions. The Company provides group life insurance benefits in the amount of $100,000 and accidental death and dismemberment insurance up to a maximum of $350,000 for each of the members of the Board of Directors who are not employees of the Company. The premium for such insurance ranged from $265 to $5,844 for each of these directors during fiscal year 1998. Commencing with the 1997 Annual Meeting of Stockholders, one-half of each of the director's annual retainer is paid in Common Stock of the Company on an annual basis. The Company issues to each director within 30 days after the annual meeting of stockholders of the Company at which the director is elected a number of shares equal to one-half of the annual retainer in effect on the date of such meeting divided by the average of the closing prices for the Common Stock, as reported on the New York Stock Exchange ("NYSE") composite tape, for the ten trading days prior to such annual meeting. The shares of Common Stock issued to the directors will be held by the Company and will not be sold, pledged or otherwise disposed of and will not be delivered to the directors until the earlier of (i) the first anniversary date of the annual meeting which immediately preceded the issuance of such shares or (ii) the date on which the person ceases to be a director. The directors will have full voting rights with respect to such shares of Common Stock.

     The Company had established an unfunded Non-Employee Director Retirement Plan ("Director Retirement Plan") in December 1994 which provided that any eligible non-employee director who elected to participate in the Director Retirement Plan and who had served on the Company's Board of Directors for at least three full years would be entitled to a retirement payment in cash beginning the later of the director's sixty-fifth birthday or such later date that the individual's service as a director ended. However, to more closely align director compensation with shareholders' interest, in March 1997, the Board of Directors amended the Director Retirement Plan to freeze the plan and convert the accrued benefits of each current director under the plan to a lump-sum present value which was transferred to an account ("Account") for each director in the Tesoro Petroleum Corporation Board of Directors Deferred Phantom Stock Plan ("Phantom Stock Plan"). After the amendment and transfer, only those retired directors or beneficiaries who had begun receiving benefits remained participants in the Director Retirement Plan. By participating in the Phantom Stock Plan, each director waives any and all rights under the Director Retirement Plan. Commencing with 1997, each current and future non-employee director ("Participant") shall have credited to his Account as of the last day of the year a yearly accrual equal to $7,250, prorated to $6,042 for 1997 (limited to 15 accruals, including previous accruals of retirement benefits under the Director Retirement Plan); and each Participant who is serving as a chairman of a committee of the Board of Directors immediately prior to his termination as director and who has served at least three years as a director shall have an additional $5,000 credited to his Account. The Phantom Stock Plan allows for pro rata calculations of the yearly accrual in the event a director serves for part of a year. In addition, a Participant may elect to defer any part or all of the cash portion of his annual director retainer into his Account. Each transfer, accrual or deferral shall be credited quarterly to the Participant's Account in units based upon the number of shares that could have been purchased with the dollars credited based upon the closing price of the Company's Common Stock on the NYSE on the date the amount is credited. Dividends or other distributions accrue to the Participant's Account. Participants are vested 100 percent at all times with respect to deferrals and, if applicable, the chairman fee portion of his Account. Participants vest in amounts transferred from the Director Retirement Plan and the yearly accruals upon completion of three full years of service (including all service prior to March 6, 1997) as a member of the Board. If a Participant voluntarily resigns or is removed from the Board prior to serving three years on the Board, he shall forfeit all amounts not vested. If a director dies, retires, or becomes disabled, he shall be 100 percent vested in his Account without regard to services. Distributions from the Phantom Stock Plan shall be made in cash, based on the closing market price of the Company's Common Stock on the NYSE on the business day immediately preceding the date on which the cash distribution is to be made, and such distributions shall be made in either a lump-sum distribution or in annual installments not exceeding ten years. Death, disability, retirement or cessation of a Participant as a director of the Company constitute an event requiring a distribution. Upon the death of a Participant, the Participant's beneficiary will receive as soon as practicable the cash value of the Participant's Account as of the date of death. At December 31, 1998, each Participant's Account was comprised of 4,474 units, 1,767 units, 14,736 units, 2,209 units and 7,433 units of phantom stock for Messrs. Grapstein, Johnson, Mason, Ward and Weidenbaum, respectively.

     Under the Tesoro Petroleum Corporation Board of Directors Deferred Compensation Plan ("Deferred Compensation Plan"), a director electing to participate may defer between 20 percent and 100 percent of his total cash compensation for the ensuing year, which deferred fees are credited to an interest-bearing account maintained by the Company. Interest is applied to each quarter's deferral at the prime rate published in The Wall Street Journal on the last business day of such quarter plus two percentage points (9.75 percent at December 31, 1998). All payments under the Deferred Compensation Plan are the sole obligation of the Company. Upon the death of a participating director, the balance in his account under the Deferred Compensation Plan is paid to his beneficiary or beneficiaries in one lump sum. In the event of the disability, retirement or the removal or resignation prior to the death, disability or retirement of a participating director, the balance in his account will be paid to such director in ten equal annual installments. In the event of a change of control (as "change of control" is defined in the Deferred Compensation Plan), the balance in each participating director's account will be distributed to him as a lump sum within 30 days after the date of the change of control. The Company also has an agreement with Frost National Bank of San Antonio, Texas, under which the Tesoro Petroleum Corporation Board of Directors Deferred Compensation Trust was established for the sole purpose of creating a fund to provide for the payment of deferred compensation to participating directors under the Deferred Compensation Plan.

     The Company's 1995 Non-Employee Director Stock Option Plan ("1995 Plan") provides for the grant to non-employee directors of automatic, non-discretionary stock options, at an exercise price equal to the fair market value of the Common Stock as of the date of grant. Under the 1995 Plan, each person serving as a non-employee director on February 23, 1995, or elected thereafter, initially receives an option to purchase 5,000 shares of the Company's Common Stock. Thereafter, each non-employee director, while the 1995 Plan is in effect and shares are available to grant, will be granted an option to purchase 1,000 shares of Common Stock on the next day after each annual meeting of the Company's stockholders but not later than June 1, if no annual meeting is held. All options under the 1995 Plan become exercisable six months after the date of grant. The 1995 Plan will terminate as to the issuance of stock options in February 2005. Under the 1995 Plan, stock options for 1,000 shares with an exercise price of $16.1875 per share were granted to each non-employee director of the Company on July 30, 1998. At August 3, 1999, the Company had 56,000 options outstanding and 71,000 shares available for future grants under the 1995 Plan.
                             ---------------------

STOCK OWNERSHIP

     The following table shows the beneficial ownership of the Company's Common Stock reported to the Company as of August 3, 1999, including shares as to which a right to acquire ownership exists (for example, through the exercise of stock options or stock awards or conversion of Premium Income Equity Securities ("PIES")) within the meaning of Rule 13d-3(d)(1) under the Exchange Act for each director and nominee, the Chief Executive Officer, the other four most highly compensated officers of the Company during 1998 and, as a group, such persons and other executive officers. Unless otherwise indicated, each person or member of the group listed has sole voting and investment power with respect to the shares of Common Stock listed. The PIES, which represent fractional interests in the Company's 7.25% Mandatorily Convertible Preferred Stock, have no voting rights. Before July 1, 2001, each PIES is convertible, at the option of the holder thereof, into 0.8455 shares of Common Stock.

                                                               BENEFICIAL OWNERSHIP OF
                                                                   COMMON STOCK ON
                                                                   AUGUST 3, 1999
                                                              -------------------------
                                                                               PERCENT
                                                               SHARES          OF CLASS
                                                              ---------        --------
Steven H. Grapstein.........................................    947,942(a)(b)   2.921
William J. Johnson..........................................      8,328(a)      0.026
Raymond K. Mason, Sr. ......................................     27,756(a)      0.086
Donald H. Schmude...........................................         --            --
Bruce A. Smith..............................................    463,431(c)      1.418
Patrick J. Ward.............................................     15,328(a)(d)   0.047
Murray L. Weidenbaum........................................     11,328(a)      0.035
William T. Van Kleef........................................    179,045(e)      0.551
James C. Reed, Jr. .........................................    153,069(f)      0.472
Stephen L. Wormington.......................................    154,968(g)      0.477
Robert W. Oliver............................................    119,743(h)      0.369
All directors, nominees for election as a director and
  executive officers as a group (17 individuals)............  2,364,193(i)      7.046

---------------

(a) The shares shown include 9,000; 7,000; 9,000; 8,000; and 9,000 shares for Mr. Grapstein, Mr. Johnson, Mr. Mason, Mr. Ward, and Dr. Weidenbaum, respectively, which such directors had the right to acquire through the exercise of stock options on August 3, 1999, or within 60 days thereafter. Units of phantom stock payable in cash which have been credited to the directors under the Phantom Stock Plan (see page 5) and to Mr. Smith, Mr. Van Kleef and Mr. Reed under the 1998 Performance Incentive Compensation Plan ("1998 Performance Plan") (see page 14) are not included in the shares shown above.

(b) The shares shown include 846,300 shares of the Company's Common Stock owned by Oakville. Mr. Grapstein is an officer of Oakville. As an officer, Mr. Grapstein shares voting and investment power with respect to such shares. The shares shown also include 84,550 shares which could be obtained upon the conversion of 100,000 PIES owned by Oakville into Common Stock on August 3, 1999. In addition, the shares shown include 6,764 shares which could be obtained upon the conversion of 8,000 PIES into Common Stock on August 3, 1999, for which Mr. Grapstein disclaims beneficial ownership of 4,000 PIES held in accounts for his minor children.

(c) The shares shown include 3,549 shares credited to Mr. Smith's account under the Company's Thrift Plan and 330,134 shares which Mr. Smith had the right to acquire through the exercise of stock options on August 3, 1999, or within 60 days thereafter.

(d) The shares shown include 6,000 shares owned by the P&L Family Partnership Ltd. which Mr. Ward and his spouse control through 90 percent ownership.

(e) The shares shown include 2,869 shares credited to Mr. Van Kleef's account under the Company's Thrift Plan and 124,706 shares which Mr. Van Kleef had the right to acquire through the exercise of stock options or stock awards on August 3, 1999, or within 60 days thereafter.

(f) The shares shown include 1,632 shares credited to Mr. Reed's account under the Company's Thrift Plan and 92,384 shares which Mr. Reed had the right to acquire through the exercise of stock options on August 3, 1999, or within 60 days thereafter.

(g) The shares shown include 2,052 shares credited to Mr. Wormington's account under the Company's Thrift Plan and 152,916 shares which Mr. Wormington had the right to acquire through the exercise of stock options on August 3, 1999, or within 60 days thereafter.

(h) The shares shown include 827 shares credited to Mr. Oliver's account under the Company's Thrift Plan and 117,916 shares which Mr. Oliver had the right to acquire through the exercise of stock options on August 3, 1999, or within 60 days thereafter. The shares shown also include 1,000 shares held in the name of Mr. Oliver's spouse for which he disclaims beneficial ownership.

(i) The shares shown include 16,814 shares credited to the accounts of executive officers and directors under the Company's Thrift Plan and 1,108,123 shares which directors and executive officers had the right to acquire through the exercise of stock options or stock awards on August 3, 1999, or within 60 days thereafter. The shares shown also include 3,382 shares which an executive officer could obtain upon the conversion of 4,000 PIES into Common Stock on August 3, 1999. The shares shown also include 2,334 shares held in the name of executive officers' spouses for which each executive officer disclaims beneficial ownership and 3,000 shares acquired in the name of an executive officer's mother with respect to which such executive officer has voting and investment power.
                             ---------------------

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information based on filings made with the Securities and Exchange Commission ("SEC") as to each person or group who on August 3, 1999, beneficially owned more than 5 percent of the outstanding shares of Common Stock of the Company.

                                                                                      AMOUNT AND NATURE OF
                                                                                      BENEFICIAL OWNERSHIP
                                                                                      --------------------
                                                                                       NUMBER     PERCENT
          TITLE OF CLASS                 NAME AND ADDRESS OF BENEFICIAL OWNER         OF SHARES   OF CLASS
          --------------                 ------------------------------------         ---------   --------
Common Stock......................  Wanger Asset Management, L.P.(a)                  3,692,700    11.415
                                    227 West Monroe Street, Suite 3000
                                    Chicago, IL 60606

Common Stock......................  Dimensional Fund Advisors Inc.(b)                 1,857,700     5.743
                                    1299 Ocean Avenue, 11th Floor
                                    Santa Monica, CA 90401

Common Stock(c)...................  Salomon Brothers Asset Management, Inc.           2,433,235     6.996
                                    388 Greenwich Street
                                    New York, NY 10013
                                    Salomon Brothers Holding Company, Inc.            2,470,763     7.096
                                    388 Greenwich Street
                                    New York, NY 10013
                                    Salomon Smith Barney Holdings, Inc.               3,773,876    10.447
                                    388 Greenwich Street
                                    New York, NY 10013
                                    Citigroup, Inc.                                   3,793,676    10.496
                                    153 East 53rd Street
                                    New York, NY 10043

---------------

(a) According to Amendment No. 3 to a Schedule 13G ("Amendment No. 3") filed with the SEC, Wanger Asset Management, L.P. ("WAM") states that it is a Delaware limited partnership and an Investment Adviser registered under
     Section 203 of the Investment Advisers Act of 1940 and Wanger Asset Management Ltd. states that it is a Delaware corporation and the General Partner of the Investment Adviser. Amendment No. 3 indicates that the shares reported therein have been acquired on behalf of discretionary clients of WAM and that persons other than WAM are entitled to receive all dividends from, and proceeds from the sale of, those shares. According to Amendment No. 3, within the meaning of Rule 13d-3 of the Exchange Act, WAM beneficially owns the shares shown in the table above and possesses shared power to vote or to direct the vote and shared power to dispose or direct the disposition of these shares.

(b) According to a Schedule 13G filed with the SEC, Dimensional Fund Advisors Inc. ("Dimensional") states that it is a Delaware corporation and an investment adviser registered under the Investment Advisers Act of 1940. In the Schedule 13G, Dimensional states that it furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other investment vehicles, including commingled group trusts. These investment companies and investment vehicles are the "Portfolios." In the Schedule 13G, Dimensional states that in its role as investment adviser and investment manager, Dimensional possesses both voting and investment power over the 1,857,700 shares of Common Stock that are owned by the Portfolios. Dimensional states that the 1,857,700 shares of Common Stock are owned by the Portfolios and disclaims beneficial ownership of such securities.

(c) According to Amendment No. 1 to a Schedule 13G ("Amendment No. 1") filed jointly with the SEC, Salomon Brothers Asset Management Inc. ("SBAM"), Salomon Brothers Holding Company Inc. ("SBHC"), Salomon Smith Barney Holdings Inc. ("SSB Holdings") and Citigroup Inc. ("Citigroup") (collectively, the "Reporting Persons") state that they are Delaware corporations and are either an investment adviser registered under the Investment Company Act of 1940 or a parent holding company or control person within the meaning of Section 13(d) of the Exchange Act. According to Amendment No. 1, SBHC is the sole stockholder of SBAM; SSB Holdings is the sole stockholder of SBHC; and Citigroup is the sole stockholder of SSB Holdings. In Amendment No. 1, each Reporting Person shows that they have shared voting and dispositive power and may be deemed to beneficially own the shares shown in the table above (assuming conversion of certain securities held), except that in an exhibit to Amendment No. 1, SSB Holdings and Citigroup each disclaim beneficial ownership of these securities.
                             ---------------------

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10 percent of the Company's voting stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock or other equity securities of the Company. The Company believes that during the fiscal year ended December 31, 1998, its directors, executive officers and holders of more than 10 percent of the Company's voting stock complied with all Section 16(a) filing requirements with the following exception: Mr. Grapstein failed to timely report an aggregate of eleven transactions in January 1998 with respect to 131,000 shares of the Company's Common Stock sold by Oakville, of which Mr. Grapstein is a Vice President; and a transaction in July 1998 with respect to 4,000 PIES, for which he disclaims beneficial ownership, acquired for the accounts of Mr. Grapstein's minor children.
                             ---------------------

                      EXECUTIVE OFFICERS OF THE REGISTRANT

     The following is a list of the Company's executive officers, their ages and their positions with the Company at August 3, 1999.

                                                                                       POSITION
          NAME            AGE                        POSITION                         HELD SINCE
          ----            ---                        --------                         ----------
Bruce A. Smith..........  55    Chairman of the Board of Directors, President and     June 1996
                                Chief Executive Officer
William T. Van Kleef....  47    Executive Vice President and Chief Operating          July 1998
                                Officer
James C. Reed, Jr. .....  54    Executive Vice President, General Counsel and       September 1995
                                Secretary
Thomas E. Reardon.......  53    Senior Vice President, Corporate Resources             May 1998
Donald A. Nyberg........  47    President, Tesoro Marine Services, Inc.             November 1996
Robert W. Oliver........  45    President, Tesoro Exploration and Production        September 1995
                                Company
Stephen L. Wormington...  54    Executive Vice President and Chief Operating           May 1998
                                Officer, Tesoro Refining, Marketing & Supply
                                Company
Don E. Beere............  58    Vice President, Information Technology Projects        May 1998
Bobby J. Culpepper......  49    Vice President, Information Technology                July 1998
Don M. Heep.............  50    Vice President, Controller                             May 1998
Gregory A. Wright.......  49    Vice President, Finance and Treasurer                  May 1998

     There are no family relationships among the officers listed, and there are no arrangements or understandings pursuant to which any of them were elected as officers. Officers are elected annually by the Board of Directors at its first meeting following the Annual Meeting of Stockholders, each to hold office until the corresponding meeting of the Board in the next year or until a successor shall have been elected or shall have qualified. The Company's executive officers have been employed by the Company or its subsidiaries in an executive capacity for at least the past five years, except for those named below who have had the business experience indicated during that period. Positions, unless otherwise specified, are with the Company.

Thomas E. Reardon..........  Senior Vice President, Corporate Resources since
                             May 1998. Vice President, Human Resources and Environmental, from September 1995 to May 1998. Vice President, Human Resources and Environmental Services, of Tesoro Petroleum Companies, Inc., a subsidiary of the Company, from October 1994 to September 1995. Vice President, Human Resources, of Tesoro Petroleum Companies, Inc. from February 1990 to October 1994.

Donald A. Nyberg...........  President of Tesoro Marine Services, Inc., a
                             subsidiary of the Company, since November 1996. Vice President, Strategic Planning, of MAPCO Inc. from January 1996 to November 1996. President and Chief Executive Officer of Marya Resources from August 1994 to January 1996. President and Chief Executive Officer of BP Pipelines Inc. and Vice President, BP Exploration, of The British Petroleum Group, Ltd., from 1991 to 1994.

Robert W. Oliver...........  President of Tesoro Exploration and Production
                             Company, a subsidiary of the Company, since
                             September 1995. Independent consultant from
                             November 1994 to September 1995. Vice President, Exploration/Acquisitions, of Bridge Oil (USA) Inc. from December 1988 to November 1994.

Stephen L. Wormington......  Executive Vice President and Chief Operating
                             Officer of Tesoro Refining, Marketing & Supply Company, a subsidiary of the Company, since May 1998. President of Tesoro Alaska Petroleum Company, a subsidiary of the Company, from September 1995 to August 1998. Vice President, Supply and Operations Coordination, of Tesoro Alaska Petroleum

                             Company from April 1995 to September 1995. General Manager, Strategic Projects, from January 1995 to April 1995. Executive Vice President, Special Projects, of MG Refining & Marketing, Inc. from January 1994 to January 1995. Executive Vice President of MG Natural Gas Corp. from May 1992 to January 1994.

Bobby J. Culpepper.........  Vice President, Information Technology since July
                             1998. Vice President, Information Technology, of Tesoro Petroleum Companies, Inc., a subsidiary of the Company, since June 1998. Vice President, Operations of Microage Integration Group from July 1997 to May 1998. Vice President, Information Technology, of Phillips 66 Company, a division of Phillips Petroleum Company from May 1991 to June 1997.

Don M. Heep................  Vice President, Controller since May 1998. Senior
                             Vice President, Administration for Tesoro Alaska Petroleum Company, a subsidiary of the Company, from November 1996 to May 1998. Senior Vice President and Chief Financial Officer of Valero Energy Corporation from 1994 to 1996. Vice President and Chief Accounting Officer of Valero Energy Corporation from 1992 to 1994.

Gregory A. Wright..........  Vice President, Finance and Treasurer since May
                             1998. Vice President and Treasurer from September 1995 to May 1998. Vice President, Corporate Communications from February 1995 to September 1995. Vice President, Corporate Communications, of Tesoro Petroleum Companies, Inc., a subsidiary of the Company, from January 1995 to February 1995. Vice President, Business Development of Valero Energy Corporation from 1994 to January 1995. Vice President, Corporate Planning of Valero Energy Corporation from 1992 to 1994.

                             ---------------------

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

     The following table contains information concerning the annual and long-term compensation for services in all capacities to the Company for fiscal years ended December 31, 1998, 1997 and 1996, of those persons who were on December 31, 1998, (i) the Chief Executive Officer and (ii) the other four most highly compensated officers of the Company (collectively, the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                                            --------------------------------------
                                                                                     AWARDS              PAYOUTS
                                              ANNUAL COMPENSATION           -------------------------   ----------
                                       ----------------------------------   RESTRICTED    SECURITIES
                                                             OTHER ANNUAL     STOCK       UNDERLYING       LTIP        ALL OTHER
                                        SALARY     BONUS     COMPENSATION    AWARD(S)    OPTIONS/SARS    PAYOUTS      COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR     ($)        ($)         ($)(A)         ($)          (#)(B)         ($)           ($)(D)
---------------------------     ----   --------   --------   ------------   ----------   ------------   ----------    ------------
Bruce A. Smith...............   1998   $616,667   $640,000       $ --         --           281,900      $4,087,500(c)  $1,359,460
  Chairman of the Board of      1997    578,269    715,000         --         --           175,000              --      1,142,017
  Directors, President and      1996    510,096    680,960         --        (c)           170,000              --        790,751
  Chief Executive Officer

William T. Van Kleef.........   1998   $345,833   $325,000       $ --         --           166,020      $1,532,813(c)  $  466,900
  Executive Vice President and  1997    290,231    320,000         --         --            60,000              --        369,341
  Chief Operating Officer       1996    236,269    248,900         --        (c)           100,000              --        216,207

James C. Reed, Jr............   1998   $308,333   $285,000       $ --         --            48,860      $1,532,813(c)  $  877,859
  Executive Vice President,     1997    278,269    295,000         --         --            45,000              --        914,363
  General Counsel and Secretary 1996    243,673    232,750         --        (c)            50,000              --      1,004,676

Stephen L. Wormington(e).....   1998   $290,000   $250,000       $ --         --            43,780      $  (c)         $    6,400
  Executive Vice President and  1997    268,269    280,000         --         --            45,000              --          6,400
  Chief Operating Officer,      1996         --         --         --         --            (c)                 --             --
  Tesoro Refining, Marketing &
  Supply Company

Robert W. Oliver(e)..........   1998   $230,000   $173,000       $ --         --            31,390      $  (c)         $    6,723
  President, Tesoro Exploration 1997    208,269    210,000         --         --            25,000              --          6,400
  and Production Company        1996         --         --         --         --            (c)                 --             --

---------------

(a) No payments were made to the named executive officers which are reportable in Other Annual Compensation. The aggregate amount of perquisites and other personal benefits was less than either $50,000 or 10 percent of the total annual salary and bonus reported for the named executive officers for all periods shown.

(b) Amounts represent traditional stock options granted to each named executive officer during 1998, 1997 and 1996, except for grants to Mr. Smith in 1997 which were in the form of phantom stock options. At the discretion of the Compensation Committee of the Board of Directors, the 175,000 phantom stock options granted to Mr. Smith in 1997 may be converted to traditional stock options under the 1993 Plan. See table, "Long-Term Incentive
     Plans -- Awards in 1998," on page 14 for information related to contingent awards of phantom stock and cash bonus opportunities under the 1998 Performance Plan.

(c) In 1996, the Compensation Committee of the Board of Directors approved a special incentive strategy comprised of long-term performance-vested restricted stock and stock options for the executive officers. Awards of restricted Common Stock and stock options under this strategy were earned when the market price of the Company's Common Stock reached an average price of $20 or higher over any 20 consecutive trading days after June 30, 1997, and before December 31, 1998 ("Performance Target"). In connection with this strategy, Messrs. Smith, Van Kleef and Reed were awarded 200,000, 75,000 and 75,000 shares, respectively, of restricted Common Stock, and Messrs. Wormington and Oliver were each granted 75,000 stock options at an exercise price of $11.375 per share (the fair market value as defined in the 1993 Plan of a share of the Company's Common Stock on the date of grant). On May 12, 1998, the Performance Target was achieved which resulted in the lapse of restrictions on the restricted Common

     Stock and vesting of the stock options. Long-term incentive plan ("LTIP") payouts presented above represent the shares of Common Stock awarded under the incentive compensation strategy times $20.4375 per share, or the average market price of the Company's Common Stock on the day of reaching the Performance Target. Although Mr. Wormington and Mr. Oliver became fully vested in the stock options granted under this strategy upon reaching the Performance Target, none of the stock options have been exercised.

(d) All Other Compensation for 1998 includes amounts contributed by the Company and earnings on the respective executive officer's account in the Funded Executive Security Plan (see "Retirement Benefits" on page 19) of $1,353,060, $460,500 and $871,459 for Mr. Smith, Mr. Van Kleef and Mr.
     Reed, respectively; and amounts contributed to the Company's Thrift Plan of $6,400 each for Mr. Smith, Mr. Van Kleef, Mr. Reed and Mr. Wormington and $6,723 for Mr. Oliver. All Other Compensation for 1997 includes amounts contributed by the Company and earnings on the respective executive officer's account in the Funded Executive Security Plan of $1,135,617, $362,941 and $907,963 for Mr. Smith, Mr. Van Kleef and Mr. Reed, respectively; and amounts contributed to the Company's Thrift Plan of $6,400 for each of the named executive officers. All Other Compensation for 1996 includes amounts contributed by the Company and earnings on the respective executive officer's account in the Funded Executive Security Plan of $786,251, $211,707 and $1,000,176 for Mr. Smith, Mr. Van Kleef and Mr. Reed, respectively; and amounts contributed to the Company's Thrift Plan of $4,500 for each of these executive officers.

(e) Since Mr. Wormington and Mr. Oliver were not considered executive officers during 1996, information is not given for that year.

                             ---------------------

OPTION GRANTS IN 1998

     The following table sets forth information concerning individual grants of traditional stock options pursuant to the 1993 Plan to the named executive officers during the year ended December 31, 1998. No Stock Appreciation Rights ("SARs") were granted under the 1993 Plan during 1998.

                             OPTION GRANTS IN 1998

                                              INDIVIDUAL GRANTS
                           -------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                             NUMBER OF      % OF TOTAL                                  ASSUMED ANNUAL RATES OF
                             SECURITIES      OPTIONS                                   STOCK PRICE APPRECIATION
                             UNDERLYING     GRANTED TO   EXERCISE OR                        FOR OPTION TERM
                              OPTIONS       EMPLOYEES     BASE PRICE    EXPIRATION   -----------------------------
NAME                       GRANTED (#)(A)    IN 1998     ($/SHARE)(B)      DATE         5% ($)          10% ($)
----                       --------------   ----------   ------------   ----------   -------------   -------------
Bruce A. Smith...........     281,900          35.5        $15.9375      10/27/08     $2,825,487      $7,160,337
William T. Van Kleef.....     166,020          20.9         15.9375      10/27/08      1,664,021       4,216,954
James C. Reed, Jr. ......      48,860           6.1         15.9375      10/27/08        489,722       1,241,061
Stephen L. Wormington....      43,780           5.5         15.9375      10/27/08        438,808       1,112,026
Robert W. Oliver.........      31,390           3.9         15.9375      10/27/08        314,624         797,315

---------------

(a) The right to exercise these options vests in four equal annual installments beginning one year from the date of grant.

(b) The exercise price per share is equal to the public offering price of a share of the Company's Common Stock on July 1, 1998, which was above the market price for the Company's Common Stock on the date of grant of these options in October 1998.

AGGREGATED OPTION/SAR EXERCISES IN 1998 AND OPTION/SAR VALUES AT DECEMBER 31,
1998

     The following table reflects the number of unexercised stock options and SARs remaining at year-end and the potential value thereof based on the year-end market price of the Company's Common Stock of $12 1/8 per share. No stock options or SARs were exercised by the named executive officers during 1998.

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                              OPTIONS/SARS AT          IN-THE-MONEY OPTIONS/SARS
                             SHARES                        DECEMBER 31, 1998 (#)       AT DECEMBER 31, 1998 ($)
                          ACQUIRED ON       VALUE       ---------------------------   ---------------------------
          NAME            EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            ------------   ------------   -----------   -------------   -----------   -------------
Bruce A. Smith..........       --             --          356,384(a)     541,516(a)   $1,216,600      $202,275
William T. Van Kleef....       --             --          118,706        254,614         188,315        40,204
James C. Reed, Jr. .....       --             --           92,384        112,476         207,225        46,650
Stephen L. Wormington...       --             --          144,916(b)     110,864         149,250        62,000
Robert W. Oliver........       --             --          112,916(b)      68,474         114,375        38,750

---------------

(a) The number of unexercised options/SARs include 26,250 exercisable phantom stock options and 148,750 unexercisable phantom stock options which were granted to Mr. Smith in 1997.

(b) The number of exercisable options for Mr. Wormington and Mr. Oliver includes 75,000 stock options each which were earned in May 1998 when the Performance Target was attained under the special incentive compensation strategy (see page 12).

LONG-TERM INCENTIVE PLANS -- AWARDS IN 1998

     In October 1998, the Company's Board of Directors unanimously approved the 1998 Performance Incentive Compensation Plan (the "1998 Performance Plan"), which is intended to advance the best interests of the Company and its stockholders by directly targeting Company performance to align with the ninetieth percentile historical stock-price growth rate for the Company's peer group. In addition, the 1998 Performance Plan will provide the Company's employees with additional compensation, contingent upon achievement of the targeted objectives, thereby encouraging them to continue in the employ of the Company. The 1998 Performance Plan has several tiers of awards, with the award generally determined by job level. The following table and notes thereto provide information concerning contingent long-term incentive awards granted under the 1998 Performance Plan to the named executive officers during the year ended December 31, 1998. The long-term incentive awards under the 1998 Performance Plan are not included in the Summary Compensation Table on page 12.

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 1998

                                                                       ESTIMATED FUTURE PAYOUTS UNDER
                                                        PERFORMANCE               NON-STOCK
                                          NUMBER OF       OR OTHER            PRICE-BASED PLANS
                                        SHARES, UNITS   PERIOD UNTIL   -------------------------------
                                          OR OTHER       MATURATION     THRESHOLD          MAXIMUM
                 NAME                    RIGHTS (#)     OR PAYOUT(A)     ($ OR #)          ($ OR #)
                 ----                   -------------   ------------   ------------     --------------
Bruce A. Smith........................   340,000(b)         (a)
William T. Van Kleef..................   190,000(b)         (a)
James C. Reed, Jr. ...................   125,000(b)         (a)
Stephen L. Wormington.................           --         (a)        $377,000(c)      $1,508,000(c)
Robert W. Oliver......................           --         (a)        $239,200(c)      $  956,800(c)

---------------

(a) Under the 1998 Performance Plan, targeted objectives are comprised of the fair market value of the Company's Common Stock equaling or exceeding an average of $35 per share ("First Performance Target") and $45 per share ("Second Performance Target") on any 20 consecutive trading days during a period commencing on October 1, 1998 and ending on the earlier of September 30, 2002, or the date on which the Second Performance Target is achieved ("Performance Period"). Upon achievement of the

     First Performance Target, one-fourth of the contingent awards will be earned, with payout deferred until the end of the Performance Period. The remaining 75 percent will be earned only upon achievement of the Second Performance Target.

(b) Shares represent contingent awards of performance-vested phantom stock granted to Mr. Smith, Mr. Van Kleef and Mr. Reed. If the Second Performance Target is achieved, the executive officer would be entitled to receive in cash an amount equal to the number of shares of phantom stock granted to him multiplied by the fair market value of a share of Common Stock on the last day of the Performance Period. If the First Performance Target is attained but the Second Performance is not attained, the executive officer would receive one-fourth of the amount specified in the preceding sentence.

(c) Mr. Wormington and Mr. Oliver were awarded contingent cash bonus opportunities under the 1998 Performance Plan. If the Second Performance Target is achieved, Mr. Wormington and Mr. Oliver would be entitled to receive a cash bonus equal to five times and four times, respectively, of their annual "basic compensation," as defined in the 1998 Performance Plan. If the First Performance Target is attained but the Second Performance is not attained, Mr. Wormington and Mr. Oliver would receive one-fourth of the amount specified in the preceding sentence. Based on current salary rates for Mr. Wormington and Mr. Oliver, estimated future payouts shown above represent the attainment of the First Performance Target (vesting in one-fourth of the award) under "Threshold" and the attainment of the Second Performance Target (earning 100 percent of the award) under "Maximum."
                             ---------------------

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of Tesoro Petroleum Corporation has prepared the following report regarding 1998 executive compensation. The Compensation Committee, which is composed entirely of non-employee directors, is responsible for all components of the Company's senior executive compensation programs and the aggregate cost-related aspects of other executive compensation. The Compensation Committee works closely with the entire Board of Directors in the execution of its duties. This report is required by rules established by the Securities and Exchange Commission and provides specific information regarding compensation for the Company's Chairman, President and Chief Executive Officer and the other officers named in the Summary Compensation Table, as well as compensation information of all executive officers of the Company.

    COMPENSATION PHILOSOPHY AND OBJECTIVES OF EXECUTIVE COMPENSATION PROGRAMS

     It is the philosophy of the Company and the Compensation Committee that all compensation programs should (i) link pay and performance and (ii) attract, motivate, reward and retain the executive talent required to achieve corporate objectives. Tesoro also focuses strongly on compensation tied to stock price performance, since this form of compensation provides the clearest link to enhanced shareholder value. From time to time, the Compensation Committee works with compensation consultants to assist with the design, implementation and communication of various compensation plans.

     The Company determines competitive levels of compensation using published compensation surveys (for energy and general industry companies of comparable size to the Company as measured by revenues), information obtained from compensation consultants and an analysis of compensation data contained in the proxy statements for the energy industry peer companies included in the Company's Total Shareholder Return Graph (the "Performance Graph").

     The Company's compensation programs for executives include base salaries, annual performance-based incentives, long-term incentives and certain executive benefits. Each of these compensation programs is further described below.

             DESCRIPTION OF THE 1998 EXECUTIVE COMPENSATION PROGRAM

     This section of the Compensation Committee's report describes the compensation programs for executives with specific reference to the objectives discussed above.

  Base Salaries

     Base salaries for the Company's senior executive officers in 1998 were reviewed through comparisons with the market survey data described above. The Compensation Committee does not consider any financial performance criteria on a formula basis in determining salary increases. Rather, the Compensation Committee, using its discretion, considers market base salary rates at the fiftieth percentile, average annual salary increases for executives in companies of all sizes across the country, and overall corporate financial performance. The Compensation Committee also makes a subjective review of individual performance in making base salary increase decisions for senior executives. These criteria are assessed in a non-formula fashion and are not weighted. The current base salary level for each of the named executive officers is, overall, consistent with the Company's philosophy of targeting the fiftieth percentile of the published compensation survey data previously described.

  Annual Performance-Based Incentives

     Under the Company's 1998 annual incentive strategy, executive target awards were set to bring total annual compensation to the seventy-fifth percentile of the market survey data upon achievement of target performance. The strategy was structured so that 60 percent of annual incentive award opportunities were tied to corporate performance for corporate positions (and for business unit positions, a combination of corporate and business unit performance) and 40 percent of the award opportunities were tied to a qualitative assessment of individual performance.

     The corporate financial objectives for 1998 were total shareholder return compared to the industry peers shown in the Performance Graph and earnings before interest expense, income taxes and depreciation, depletion and amortization ("EBITDA") relative to the Company's business plan. These measures were weighted equally. For business unit positions, the quantitative performance measures, also weighted equally, were return on capital employed and EBITDA relative to the business plan.

     The individual, subjective performance measures for executive officers included such measures as acquisitions success, strategy development and organizational development. In addition to these measures, business unit positions were also evaluated on various cost, safety, environmental, operating and strategy implementation objectives. These objectives were not weighted. Annual incentive awards in 1998 for executive officers were paid between target and maximum levels based on the Company's results and individual performance. Payouts for business unit officers also fell between target and maximum based on combined corporate and unit results.

  Long-Term Incentives

     The Company believes that its executive officers should have an ongoing stake in the success of the Company. The Company also believes these key employees should have a considerable portion of their total compensation tied to the Company's stock price performance since stock-related compensation is directly tied to shareholder value.

     In 1998, the Compensation Committee provided stock option grants to key executives and selected other employees under its ongoing long-term incentive program. Stock options provide a strong tie between pay and performance, since recipients realize value from stock options only if the Company's share price rises above the grant price. Stock options were granted to executive officers in October 1998 at a price equal to the public offering price ($15.9375) of a share of the Company's Common Stock on July 1, 1998. This grant price ($15.9375) was above the market price ($14.50) for the Company's Common Stock on the date of grant of these options.

     In determining the size of stock option grants for executive officers in 1998, the Compensation Committee considered market data on typical stock option grants at the market twenty-fifth, fiftieth and seventy-fifth percentiles. The 1998 stock option grants made to executives generally ranged between the twenty-fifth and fiftieth percentiles based on the Chief Executive Officer's and Compensation Committee's assessment of the participant's ability to affect long-term results. The Compensation Committee considered the Company's total compensation program award opportunities in determining the size of these grants.

     In addition to its ongoing stock option program, the Company had a special incentive compensation strategy comprised of performance-vested restricted stock/stock option for the executive officers which was established in 1996. The intent of this strategy was to provide an extraordinary incentive for achieving outstanding stock price performance. Under this strategy, executive officers received from the Company's Amended and Restated Executive Long-Term Plan a significant number of restricted shares (for three of the named executive officers) or stock options (for other executive officers) which vested only if the Company's share price reached an average of $20 or higher over any 20 consecutive trading days after June 30, 1997, and before December 31, 1998. The intent of this strategy was to provide market ninetieth percentile total pay if the Company achieved outstanding stock price growth. Awards under this strategy vested in May 1998 since the $20 share price target was achieved.

     In order to continue the focus on achieving extraordinary stock price growth, the Compensation Committee approved a new special long-term incentive plan, the 1998 Performance Incentive Compensation Plan (the "1998 Performance Plan"), to replace the previous strategy. The 1998 Performance Plan is intended to provide market ninetieth percentile total pay if the Company achieves outstanding share price growth and also encourages continued employment with the Company. The 1998 Performance Plan provides awards in the form of phantom stock for the Company's top three executive officers (including the Chief Executive Officer) and cash bonus opportunities to other eligible employees if specified stock price hurdles are achieved. Targeted objectives are comprised of the fair market value of the Company's Common Stock equaling or exceeding an average of $35 per share (the "First Performance Target") and $45 per share (the "Second Performance Target") on any 20 consecutive trading days during a period commencing on October 1, 1998, and ending on the earlier of September 30, 2002, or the date on which the Second Performance Target is achieved (the "Performance Period"). Upon achievement of the First Performance Target, 25 percent of the awards will be earned, with payout deferred until the end of the Performance Period. The remaining 75 percent will be earned only upon achievement of the Second Performance Target.

  Other Executive Benefits and Perquisites

     The Company also provides certain benefits and perquisites to its key executive officers. These benefits and perquisites are not tied to any formal performance criteria and are intended to serve as part of a competitive total compensation package. These benefits and perquisites include, but are not limited to, supplemental retirement plans, change-in-control arrangements, and, for three of the senior executive officers, a flexible perquisites program (with a dollar limit placed on perquisite expenses) and employment agreements. Levels of company benefits and perquisites for executives were in line with market fiftieth to seventy-fifth percentile levels.

        DISCUSSION OF 1998 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     The discussion below applies to Mr. Smith's 1998 compensation.

  Base Salary

     Mr. Smith's annual base salary was increased from $600,000 to $700,000 in 1998. This base salary adjustment placed Mr. Smith's base salary at a level consistent with the fiftieth percentile for the Company's comparison group in the published compensation surveys previously described. The base salary adjustment was intended to keep Mr. Smith's base pay at a competitive level and reflected the Compensation Committee's subjective assessment that Mr. Smith's performance was very strong.

  Annual Incentive Award

     Based on the Company's performance on the measures described under the Annual Performance-Based Incentives section above (as well as strong individual performance in the areas of progress in establishing the

Company's strategy, taking steps to enhance shareholder value, and making targeted acquisitions), the Compensation Committee provided Mr. Smith with an annual incentive of $640,000 for 1998. This award was between the targeted and maximum levels provided under the program.

  Stock Options

     Mr. Smith received a grant of 281,900 stock options in 1998. These stock options were granted at a price equal to the public offering price ($15.9375) of a share of Common Stock on July 1, 1998. This grant price ($15.9375) was above the market price ($14.50) for the Company's Common Stock on the date of grant of these options. These options become exercisable after one year in 25 percent increments per year. The size of the stock option grant was established between the twenty-fifth and fiftieth percentiles of the published compensation survey data. The performance sensitivity of stock options is a result of options producing income for the recipient only if the Company's stock price rises above the grant price.

  Special Incentive Strategy

     Under the special incentive strategy approved by the Compensation Committee in 1996, Mr. Smith received 200,000 shares of restricted Common Stock. Upon achievement of the performance target in May 1998, the restrictions on this Common Stock lapsed resulting in a long-term incentive payout to Mr. Smith valued at $4,087,500, representing the shares of Common Stock awarded under this special strategy times $20.4375 per share, or the average market price of the Company's Common Stock on the day of reaching the performance target.

     Under the 1998 Performance Plan, Mr. Smith received 340,000 shares of performance-vested phantom stock in October 1998. The performance-vested phantom stock will be earned only if specified performance targets are reached during a period commencing on October 1, 1998, and ending on the earlier of September 30, 2002, or the date on which Second Performance Target is achieved. If the Second Performance Target is achieved, Mr. Smith would be entitled to receive in cash an amount equal to the number of shares of phantom stock granted to him multiplied by the fair market value of a share of Common Stock on the last day of the Performance Period. If the First Performance Target is attained but the Second Performance is not attained, Mr. Smith would receive one-fourth of the amount specified in the preceding sentence.

             LIMITATION OF TAX DEDUCTION FOR EXECUTIVE COMPENSATION

     Under Section 162(m) of the Internal Revenue Code, as amended, publicly traded companies may not receive a tax deduction on non-performance based compensation to an executive officer in excess of $1 million. The Company's stock option grants qualify as performance-based compensation under Section 162(m). The Compensation Committee considers deductibility under Section 162(m) with respect to other compensation arrangements with executive officers. However, the Compensation Committee and the Board believe that it is in the best interest of the Company that the Compensation Committee retain its flexibility and discretion to make compensation awards, whether or not deductible, in order to foster achievement of performance goals established by the Compensation Committee and other corporate goals that the Compensation Committee deems important to the Company's success, such as encouraging employee retention and rewarding achievement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Raymond K. Mason, Sr., Chairman
Steven H. Grapstein
William J. Johnson
Alan J. Kaufman
Patrick J. Ward

Approved: July 30, 1999

PERFORMANCE GRAPH

     The Stock Price Performance Graph below compares the cumulative total return of the Company's Common Stock to the cumulative total return of the S&P 500 Composite Index and to a composite peer group of companies. The composite peer group (the "Peer Group") included the following: Holly Corporation; Murphy Oil Corporation; Oryx Energy Company; Seagull Energy Corporation (name changed to Ocean Energy, Inc.); Tosco Corporation; Ultramar Diamond Shamrock Corporation; and Valero Energy Corporation. The Peer Group also included the following companies that were merged or acquired during 1998: The Louisiana Land and Exploration Company (merged into Burlington Resources Inc.); MAPCO Inc. (merged into The Williams Companies Inc.); Quaker State Corporation (merged into Pennzoil-Quaker State Co.); and Union Texas Petroleum Holdings, Inc. (merged into Atlantic Richfield Co.). The line graph below is for the period of five fiscal years commencing December 31, 1993, and ending December 31, 1998.

[PERFORMANCE GRAPH]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
          AMONG THE COMPANY, S&P 500 INDEX AND A COMPOSITE PEER GROUP

                                                              12/31/93   12/31/94   12/31/95   12/31/96   12/31/97   12/31/98
Tesoro Petroleum Corp.......................................    $100     $168.18    $156.82    $254.55    $281.82    $220.45
S&P 500 Index...............................................    $100     $101.32    $139.40    $171.40    $228.59    $293.91
Peer Group..................................................    $100     $ 98.19    $112.51    $149.12    $183.41    $142.37

---------------

* Assumes that the value of the investment in Common Stock and each index was $100 on December 31, 1993, and that all dividends were reinvested. Investment is weighted on the basis of market capitalization.

NOTE: The stock price performance shown on the graph is not necessarily indicative of future price performance.

RETIREMENT BENEFITS

     The Company maintains a noncontributory qualified Retirement Plan which covers officers and other eligible employees. Benefits under the plan are payable on a straight life annuity basis and are based on the average monthly earnings and years of service of participating employees. Average monthly earnings used in calculating retirement benefits are primarily salary and bonus received by the participating employee during the 36 consecutive months of the last 120 months of service which produces the highest average monthly rate of earnings.

     In addition, the Company maintains an unfunded executive security plan, the Amended Executive Security Plan ("Amended Plan"), for executive officers and other key personnel selected by the Chief Executive Officer. The Amended Plan provides for a monthly retirement income payment during retirement equal to a percentage of a participant's Earnings. "Earnings" is defined under the Amended Plan to mean a participant's average monthly rate of total compensation, primarily salary and bonus earned, including performance bonuses and incentive compensation paid after December 1, 1993, in the form of stock awards of the Company's Common Stock (excluding stock awards under the special incentive compensation strategy and contingent awards under the 1998 Performance Plan), for the 36 consecutive calendar months within the last ten-year period which produce the highest average monthly rate of compensation for the participant. The monthly retirement benefit percentage is defined as the sum of 4 percent of Earnings for each of the first ten years of employment, plus 2 percent of Earnings for each of the next ten years of employment, plus 1 percent of Earnings for each of the next ten years of employment. The maximum percentage is 70 percent. The Amended Plan provides for the payment of the difference, if any, between (a) the total retirement income payment calculated above and (b) the sum of retirement income payments from the Company's Retirement Plan and Social Security benefits.

     The Company also maintains the Funded Executive Security Plan ("Funded Plan") which covers only selected persons approved by the Chief Executive Officer, who are also participants in the Amended Plan, and provides participants with substantially the same aftertax benefits as the Amended Plan. Advance payments are made to the extent a participant is expected to incur a pre-retirement tax liability as a result of his participation in the Funded Plan. The Funded Plan is funded separately for each participant on an actuarially determined basis through a bank trust whose primary asset is an insurance contract providing for a guaranteed rate of return for certain periods. Amounts payable to participants from the Funded Plan reduce amounts otherwise payable under the Amended Plan.

     The following table shows the estimated annual benefits payable upon retirement under the Company's Retirement Plan, Amended Plan and the Funded Plan for employees in specified compensation and years of benefit service classifications without reference to any amount payable upon retirement under the Social Security law or any amount advanced before retirement. The estimated annual benefits shown are based upon the assumption that the plans continue in effect and that the participant receives payment for life. For limitation years ending with or within calendar year 1998 or 1999, the federal tax law generally limits maximum annual retirement benefits payable by the Retirement Plan to any employee to $130,000, adjusted annually to reflect increases in the cost of living and adjusted actuarially for retirement. However, since the Amended Plan and the Funded Plan are not qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"), it is possible for certain retirees to receive annual benefits in excess of this tax limitation.

                  HIGHEST AVERAGE                       NUMBER OF YEARS OF BENEFIT SERVICE
                    ANNUAL RATE                      -----------------------------------------
                  OF COMPENSATION                       10         15         20         25
                  ---------------                    --------   --------   --------   --------
$ 100,000..........................................  $ 40,000   $ 50,000   $ 60,000   $ 65,000
$ 200,000..........................................  $ 80,000   $100,000   $120,000   $130,000
$ 300,000..........................................  $120,000   $150,000   $180,000   $195,000
$ 400,000..........................................  $160,000   $200,000   $240,000   $260,000
$ 500,000..........................................  $200,000   $250,000   $300,000   $325,000
$ 600,000..........................................  $240,000   $300,000   $360,000   $390,000
$ 700,000..........................................  $280,000   $350,000   $420,000   $455,000
$ 800,000..........................................  $320,000   $400,000   $480,000   $520,000
$ 900,000..........................................  $360,000   $450,000   $540,000   $585,000
$1,000,000.........................................  $400,000   $500,000   $600,000   $650,000
$1,100,000.........................................  $440,000   $550,000   $660,000   $715,000
$1,200,000.........................................  $480,000   $600,000   $720,000   $780,000
$1,300,000.........................................  $520,000   $650,000   $780,000   $845,000

     The years of benefit service as of December 31, 1998, for the named executive officers were as follows: Mr. Smith, 6 years; Mr. Van Kleef, 5 years; Mr. Reed, 24 years; Mr. Wormington, 4 years; and Mr. Oliver, 3 years.

     In addition to the retirement benefits described above, the Amended Plan provides for a pre-retirement death benefit payable over eight years of four times a participant's annual base pay as of December 1 preceding a participant's date of death, less the amount payable from the Funded Plan at the date of death. The amount payable from the Funded Plan at death is based on the actuarial value of the participant's vested accrued benefit, payable in 96 monthly installments or as a life annuity if a surviving spouse is the designated beneficiary.

EMPLOYMENT CONTRACTS, MANAGEMENT STABILITY AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     Under an amendment effective October 28, 1998 to an employment agreement dated November 1, 1997, Mr. Smith is employed until November 1, 2000, at an annual base salary of $700,000. Under separate employment agreements, Mr. Van Kleef and Mr. Reed are employed until October 28, 2000, at annual base salaries of $450,000 and $350,000, respectively. In addition to their base salaries, each of the employment agreements for the above executives provides that the Company shall establish an annual incentive compensation strategy for executive officers in which each executive shall be entitled to participate in a manner consistent with his position with the Company and the evaluations of his performance by the Board of Directors or any appropriate committee thereof. The target incentive bonus under the 1998 annual incentive compensation strategy was a percentage of the respective executive officer's annual base salary and was 100 percent for Mr. Smith, 90 percent for Mr. Van Kleef and 75 percent for Mr. Reed. Each of the employment agreements also provides that the executive will receive an annual amount ("flexible perquisite amount") to cover various business-related expenses such as dues for country, luncheon or social clubs; automobile expenses; and financial and tax planning expenses. The executive may elect at any time by written notice to the Company to receive in cash any of such flexible perquisite amount which has not been paid to or on behalf of the executive. The annual flexible perquisite amount is $30,000, $20,000 and $20,000 for Mr. Smith, Mr. Van Kleef and Mr. Reed, respectively. Each employment agreement also provides that the Company will pay initiation fees for social clubs and reimburse the executive for related tax expenses to the extent the Board of Directors, or a duly authorized committee thereof, determines such fees are reasonable and in the best interest of the Company.

     Each of the employment agreements with Mr. Smith, Mr. Van Kleef and Mr. Reed provides that in the event the Company should terminate such executive officer's employment without cause, if he should resign his employment for "good reason" (as "good reason" is defined in the employment agreements), or if the Company shall not have offered to such executive officer prior to the termination date of his employment agreement the opportunity to enter into a new employment agreement, with terms, in all respects, no less favorable to the executive than the terms of his current employment agreement, such executive will be paid a lump-sum payment equal to (i) two times the sum of (a) his base salary at the then current rate and (b) the sum of the target bonuses under all of the Company's incentive bonus plans applicable to such executive for the year in which the termination occurs and (ii) if termination occurs in the fourth quarter of a calendar year, the sum of the target bonuses under all of the Company's incentive bonus plans applicable to such executive for the year in which the termination occurs prorated daily based on the number of days from the beginning of the calendar year in which the termination occurs to and including the date of termination. Each executive shall also receive all unpaid bonuses for the year prior to the year in which the termination occurs and shall receive
(i) for a period of two years continuing coverage and benefits comparable to all life, health and disability insurance plans which the Company from time to time makes available to its management executives and their families, (ii) a lump-sum payment equal to two times the flexible perquisites amount and (iii) two years additional service credit under the Amended Plan and the Funded Plan, or successors thereto, of the Company applicable to such executive on the date of termination. All unvested stock options held by the executive on the date of the termination shall become immediately vested and all restrictions on "restricted stock" then held by the executive shall terminate, except for awards under the 1998 Performance Plan.

     Each employment agreement further provides that, in the event such executive officer's employment is involuntarily terminated within two years of a change of control or if the executive officer's employment is voluntarily terminated within two years of a change of control "for good reason," as defined in each of the employment agreements, he shall be paid within ten days of such termination (i) a lump-sum payment equal to three times his base salary at the then current rate; (ii) a lump-sum payment equal to the sum of (a) three times the sum of the target bonuses under all of the Company's incentive bonus plans applicable to such executive for the year in which the termination occurs or the year in which the change of control occurred, whichever is greater, and (b) if termination occurs in the fourth quarter of a calendar year, the sum of the target bonuses under all of the Company's incentive bonus plans applicable to such executive for the year in which the termination occurs prorated daily based on the number of days from the beginning of the calendar year in which the termination occurs to and including the date of termination; and (iii) a lump-sum payment equal to the amount of any accrued but unpaid bonuses. The Company (or its successor) shall also provide (i) for a period of three years continuing coverage and benefits comparable to all life, health and disability plans of the Company in effect at the time a change of control is deemed to have occurred; (ii) a lump-sum payment equal to three times the flexible perquisites amount; and (iii) three years additional service credit under the Amended Plan and the Funded Plan, or successors thereto, of the Company applicable to such executive on the date of termination. A change in control shall be deemed to have occurred if (i) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company where a majority of the Board of Directors of the surviving corporation are, and for a two-year period after the merger continue to be, persons who were directors of the Company immediately prior to the merger or were elected as directors, or nominated for election as director, by a vote of at least two-thirds of the directors then still in office who were directors of the Company immediately prior to the merger, or (b) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, or (ii) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) (A) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, and
(B) at any time during a period of two years thereafter, individuals who immediately prior to the beginning of such period constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination by the Board of Directors for election by the Company's shareholders of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

     Each employment agreement further provides that if remuneration or benefits of any form paid to them by the Company or any trust funded by the Company during or after their employment with the Company are excess parachute payments as defined in Section 280G of the Code, and are subject to the 20 percent excise tax imposed by Section 4999 of the Code, the Company shall pay Mr. Smith, Mr. Van Kleef and Mr. Reed a bonus no later than seven days prior to the due date for the excise tax return in an amount equal to the excise tax payable as a result of the excess parachute payment and any additional federal income taxes (including any additional excise taxes) payable by them as a result of the bonus, assuming that they will be subject to federal income taxes at the highest individual margin rate.

     The Company has separate Management Stability Agreements ("Stability Agreements") with Mr. Wormington and Mr. Oliver which are only operative in the event of a change of control of the Company. The Stability Agreements provide that, if Mr. Wormington's or Mr. Oliver's employment is involuntarily terminated within two years of a change of control or if Mr. Wormington's or Mr. Oliver's employment is voluntarily terminated within two years of a change of control "for good reason," as defined in the Stability Agreements, he shall be paid within ten days of such termination (i) a lump-sum payment equal to two times his base salary at the then current rate and (ii) a lump-sum payment equal to the sum of (a) two times the sum of the target bonuses under all of the Company's incentive bonus plans applicable to Mr. Wormington and Mr. Oliver for the year in which the termination occurs or the year in which the change of control occurred, whichever is greater, and (b) if termination occurs in the fourth quarter of a calendar year, the sum of the target bonuses under all of the Company's incentive bonus plans applicable to Mr. Wormington and Mr. Oliver for the year in which the termination occurs prorated daily based on the number of days from the beginning of the calendar year in which the termination occurs to and including the date of termination. The Company (or its successor) shall also provide continuing coverage and benefits comparable to all life, health and disability plans of the Company for a period of 24 months from the date of termination and Mr. Wormington and Mr. Oliver would each receive two years additional service credit under the Amended Plan and the Funded Plan, or successors thereto, of the Company applicable to such executive on the date of termination. A change of control shall be deemed to have occurred if (i) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company where a majority of the Board of Directors of the surviving corporation are, and for a two-year period after the merger continue to be, persons who were directors of the Company immediately prior to the merger or were elected as directors, or nominated for election as director, by a vote of at least two-thirds of the directors then still in office who were directors of the Company immediately prior to the merger, or (b) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, or (ii) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) (A) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, and (B) at any time during a period of one year thereafter, individuals who immediately prior to the beginning of such period constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination by the Board of Directors for election by the Company's shareholders of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period, or (iv) there shall be, in the cases of Mr. Wormington or Mr. Oliver, the Company's refining and marketing business or exploration and production business, respectively, (A) a direct or indirect sale of all or substantially all of the assets of the Company's refining and marketing business or exploration and production business, or (B) the sale of stock of a subsidiary (or affiliate) of the Company that conducts all or substantially all of the Company's refining and marketing business or exploration and production business, or (C ) a merger, joint venture or other business combination involving the Company's refining and marketing business or exploration and production business, and as a result of such sale of assets, sale of stock, merger, joint venture or other business combination, the Company shall cease to have the power to elect a majority of the Board of Directors (or the other equivalent governing or managing body) of the entity which acquires, or otherwise controls or conducts, the Company's refining and marketing business or exploration and production business.

     In order to participate in the 1998 Performance Plan, the parties to the employment agreements and management stability agreements described above are required to acknowledge that the rights and benefits under the 1998 Performance Plan shall not be deemed an "incentive bonus plan" or other bonus or compensation arrangement which shall be accelerated, multiplied or otherwise required to be provided or enhanced under the employment agreement or management stability agreement.

                           2. APPOINTMENT OF AUDITORS

     The Board of Directors considers it desirable that its appointment of the firm of Deloitte & Touche LLP as independent auditors for the Company and its subsidiaries for fiscal year 1999 be ratified by the stockholders. Representatives of Deloitte & Touche LLP are expected to be present at the 1999 Annual Meeting of Stockholders and to be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement at the annual meeting if they desire to do so. Under Delaware law, the Restated Certificate of Incorporation and By-laws, a majority of the votes cast are required to approve the appointment of Deloitte & Touche LLP as auditors. Abstentions and Broker Non-Votes are not votes "cast" on the question and therefore will not count as votes for or against the proposal, and will not be included in calculating the number of votes necessary for approval of the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF THE FIRM OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY AND ITS SUBSIDIARIES FOR FISCAL YEAR 1999.

                          3. EXPENSES OF SOLICITATION

     The Company expects to solicit proxies primarily by mail, but directors, officers and regular employees of the Company may also solicit in person, by telephone or telegram. All expenses in connection with the solicitation of proxies will be borne by the Company. Arrangements will be made by the Company for the forwarding, at the Company's expense, of soliciting materials by brokers, nominees, fiduciaries and other custodians to their principals. The Company has retained a professional proxy soliciting organization, Innisfree M&A Incorporated, to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners, and possibly individual holders of record of 1,000 shares or more, by personal interview, telephone, telegram or mail. The Company will pay such organization its customary fees, estimated not to exceed $8,500, and will reimburse such organization for certain expenses.

                           4. STOCKHOLDERS' PROPOSALS

     Proposals of stockholders to be presented at the annual meeting to be held in 2000 must be received for inclusion in the Company's proxy statement and form of proxy by April 16, 2000.

                                5. OTHER MATTERS

     As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the meeting other than those referred to above. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote such proxy to the extent entitled in accordance with their best judgment.

                                            By Order of the Board of Directors,

                                               JAMES C. REED, JR.
                                                   Secretary

August 16, 1999

                          TESORO PETROLEUM CORPORATION

                                   APPENDIX A

                         TO THE PROXY STATEMENT FOR THE

                      1999 ANNUAL MEETING OF STOCKHOLDERS

                                   APPENDIX A

     In accordance with Rule 14a-3(c) under the Securities Exchange Act of 1934 (the "Exchange Act"), as adapted to the "Summary Annual Report" procedure, this Appendix and the information contained herein is taken from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and is provided solely for the information of stockholders and the Securities and Exchange Commission. Such information shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulations 14A and 14C under the Exchange Act (except as provided in Rule 14a-3) or to the liabilities of Section 18 of the Exchange Act.

     The information contained in this Appendix contains statements with respect to the Company's expectations or beliefs as to future events. These type of statements are forward-looking and subject to uncertainties. See
"Forward-Looking Statements" on pages A-22 and A-23.

FORM 10-K

     THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THIS REPORT MAY BE OBTAINED FREE OF CHARGE FROM CORPORATE COMMUNICATIONS, TESORO PETROLEUM CORPORATION, 8700 TESORO DRIVE, SAN ANTONIO, TEXAS 78217-6218,
TELEPHONE: (800) 837-6768.

INDEX TO APPENDIX A

                                                                    PAGE
                                                                    ----
I.    Selected Financial Data.....................................   A-3
II.   Management's Discussion and Analysis of Financial Condition
           and Results of Operations:
      General.....................................................   A-5
      Business Environment........................................   A-6
      Results of Operations.......................................   A-7
      Capital Resources and Liquidity.............................  A-16
      Forward-Looking Statements..................................  A-22
III.  Quantitative and Qualitative Disclosures About Market
           Risk...................................................  A-23
IV.   Financial Statements:
      Independent Auditors' Report................................  A-25
      Statements of Consolidated Operations -- Years Ended
           December 31, 1998, 1997 and 1996.......................  A-26
      Consolidated Balance Sheets -- December 31, 1998 and 1997...  A-27
      Statements of Consolidated Stockholders' Equity -- Years
           Ended December 31, 1998, 1997 and 1996.................  A-28
      Statements of Consolidated Cash Flows -- Years Ended
           December 31, 1998, 1997 and 1996.......................  A-29
      Notes to Consolidated Financial Statements..................  A-30

I. SELECTED FINANCIAL DATA

     The selected consolidated financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Company's Consolidated Financial Statements, including the notes thereto, included in this Appendix. Financial results of acquired entities in the Refining and Marketing segment during 1998 and the Marine Services segment during 1996 have been included in the amounts below since their respective acquisitions date (see Note C of Notes to Consolidated Financial Statements).

                                                                      YEARS ENDED DECEMBER 31,
                                                          ------------------------------------------------
                                                            1998      1997      1996       1995      1994
                                                          --------   ------   --------   --------   ------
                                                           (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
REVENUES
Gross Operating Revenues:
  Refining and Marketing
    Refined products....................................  $1,198.2   $643.7   $  620.8   $  664.5   $582.7
    Other, primarily crude oil resales and
      merchandise.......................................      69.8     77.2      124.6      106.5    104.3
  Marine Services.......................................     118.6    132.2      122.5       74.5     77.9
  Exploration and Production
    U.S.(a).............................................      71.5     73.6       93.8      113.0     90.6
    Bolivia.............................................      10.5     11.2       13.7       11.7     13.2
                                                          --------   ------   --------   --------   ------
      Total Gross Operating Revenues....................   1,468.6    937.9      975.4      970.2    868.7
Other income(a).........................................      21.7      5.5       64.4       32.7      3.2
                                                          --------   ------   --------   --------   ------
      Total Revenues....................................  $1,490.3   $943.4   $1,039.8   $1,002.9   $871.9
                                                          ========   ======   ========   ========   ======
SEGMENT OPERATING PROFIT (LOSS)(b)
  Refining and Marketing................................  $   69.7   $ 20.5   $    6.0   $    0.7   $  2.4
  Marine Services.......................................       8.6      6.3        6.1       (4.4)    (2.3)
  Exploration and Production
    U.S. before write-down(a)...........................      45.9     37.3      123.9      102.0     55.0
    Bolivia before write-down...........................       3.4      8.6        8.8        7.6      9.3
    Write-downs of oil and gas properties(c)............     (68.3)      --         --         --       --
                                                          --------   ------   --------   --------   ------
      Total Segment Operating Profit....................  $   59.3   $ 72.7   $  144.8   $  105.9   $ 64.4
                                                          ========   ======   ========   ========   ======
EARNINGS (LOSS) BEFORE EXTRAORDINARY ITEM...............  $  (15.0)  $ 30.7   $   76.8   $   57.5   $ 20.5
EXTRAORDINARY LOSS ON DEBT EXTINGUISHMENTS, NET OF
  INCOME TAXES(d).......................................      (4.4)      --       (2.3)      (2.9)    (4.8)
                                                          --------   ------   --------   --------   ------
NET EARNINGS (LOSS).....................................     (19.4)    30.7       74.5       54.6     15.7
PREFERRED DIVIDEND REQUIREMENTS.........................       6.0       --         --         --      2.7
                                                          --------   ------   --------   --------   ------
NET EARNINGS (LOSS) APPLICABLE TO COMMON STOCK..........  $  (25.4)  $ 30.7   $   74.5   $   54.6   $ 13.0
                                                          ========   ======   ========   ========   ======
NET EARNINGS (LOSS) PER SHARE -- BASIC(d)...............  $  (0.86)  $ 1.16   $   2.87   $   2.22   $ 0.58
NET EARNINGS (LOSS) PER SHARE -- DILUTED(d).............  $  (0.86)  $ 1.14   $   2.81   $   2.18   $ 0.56
WEIGHTED AVERAGE COMMON SHARES -- BASIC (MILLIONS)......      29.4     26.4       26.0       24.6     22.6
WEIGHTED AVERAGE COMMON SHARES AND POTENTIALLY DILUTIVE
  COMMON SHARES -- DILUTED (MILLIONS)...................      29.4     26.9       26.5       25.1     23.2
EBITDA, CONSOLIDATED(e).................................  $  152.9   $103.8   $  174.8   $  127.8   $ 83.1
CASH FLOWS FROM (USED IN)
  Operations............................................  $  116.5   $ 95.6   $  178.9   $   35.4   $ 60.3
  Investing.............................................    (718.6)  (151.5)     (94.2)       2.4    (91.2)
  Financing.............................................     606.6     41.5      (75.9)     (37.8)     8.3
                                                          --------   ------   --------   --------   ------
    Increase (Decrease) in Cash and Cash Equivalents....  $    4.5   $(14.4)  $    8.8   $     --   $(22.6)
                                                          ========   ======   ========   ========   ======
CAPITAL EXPENDITURES(f)
  Refining and Marketing................................  $   38.0   $ 43.9   $   11.1   $    9.3   $ 32.0
  Marine Services.......................................       4.2      9.4        6.9        0.4      0.2
  Exploration and Production
    U.S. ...............................................      87.5     65.4       59.7       49.6     65.6
    Bolivia.............................................      47.6     27.5        6.9        3.8       --
  Other.................................................       7.8      1.3        0.4        0.8      1.8
                                                          --------   ------   --------   --------   ------
    Total Capital Expenditures..........................  $  185.1   $147.5   $   85.0   $   63.9   $ 99.6
                                                          ========   ======   ========   ========   ======

                                                                      YEARS ENDED DECEMBER 31,
                                                          ------------------------------------------------
                                                            1998      1997      1996       1995      1994
                                                          --------   ------   --------   --------   ------
                                                           (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA
  Current Assets........................................  $  390.6   $181.8   $  237.3   $  182.5   $182.1
  Property, Plant and Equipment, Net....................  $  894.6   $413.8   $  316.5   $  261.7   $273.3
  Total Assets..........................................  $1,428.4   $627.8   $  582.6   $  519.2   $484.4
  Current Liabilities...................................  $  208.2   $107.5   $  137.8   $  105.0   $ 96.2
  Total Long-Term Debt and Other Obligations(g).........  $  543.9   $132.3   $   89.3   $  164.5   $199.6
  Stockholders' Equity(g)(h)............................  $  559.2   $333.0   $  304.1   $  216.5   $160.7
  Current Ratio.........................................     1.9:1    1.7:1      1.7:1      1.7:1    1.9:1
  Working Capital.......................................  $  182.4   $ 74.3   $   99.5   $   77.5   $ 85.9
  Total Debt to Capitalization(g).......................       49%      28%        23%        43%      55%
  Common Stock Outstanding (million shares)(g)(h).......      32.3     26.3       26.4       24.8     24.4
  Book Value Per Common Share...........................  $  12.19   $12.66   $  11.51   $   8.74   $ 6.59

---------------
(a) In the Exploration and Production segment, operating profit included income of $21.3 million in 1998 from an operator in the Bob West Field, representing funds no longer needed as a contingency reserve for litigation; $60 million in 1996 from termination of a natural gas contract; and a gain in 1995 of $33 million from the sale of certain interests in the Bob West Field. In addition, operating profit included $25 million, $47 million and $39 million in 1996, 1995 and 1994, respectively, from the excess of the natural gas contract prices over spot market prices.

(b) Segment operating profit (loss) equals gross operating revenues, gains and losses on asset sales and other income less applicable segment costs of sales, operating expenses, depreciation, depletion and other items. Income taxes, interest expense and corporate general and administrative and other expenses are not included in determining segment operating profit. In 1998, a charge of $19.9 million for special incentive compensation, of which $7.9 million related to operating segments, was classified as corporate other expense and not charged to segment operating profit. See Notes E, F and L of Notes to Consolidated Financial Statements.

(c) In 1998, write-downs of oil and gas properties were $68.3 million ($28.4 million in the U.S. and $39.9 million in Bolivia), or $43.2 million ($1.47 per basic share) aftertax.

(d) Extraordinary losses on debt extinguishments, net of income tax benefits, were $4.4 million ($0.15 per basic and diluted share), $2.3 million ($0.09 per basic and diluted share), $2.9 million ($0.12 per basic share, $0.11 per diluted share) and $4.8 million ($0.21 per basic and diluted share) in 1998, 1996, 1995 and 1994, respectively. See Note D of Notes to Consolidated Financial Statements.

(e) EBITDA represents earnings before extraordinary items, interest expense, income taxes and depreciation, depletion and amortization (including oil and gas property write-downs in 1998). While not purporting to reflect any measure of the Company's operations or cash flows, EBITDA is presented for additional analysis. Prior period amounts have been restated to conform with current presentation.

(f) Excluding amounts to fund acquisitions in the Refining and Marketing and Marine Services segments.

(g) In conjunction with the acquisitions in 1998, the Company refinanced its existing indebtedness and issued senior subordinated notes and additional equity securities, including $165 million of 7.25% Mandatorily Convertible Preferred Stock which is included in stockholders' equity. See Note D of Notes to Consolidated Financial Statements.

(h) The Company has not paid dividends on its Common Stock since 1986.

II. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Those statements in the Management's Discussion and Analysis that are not historical in nature should be deemed forward-looking statements that are inherently uncertain. See "Forward-Looking Statements" on pages A-22 and A-23 for discussion of the factors which could cause actual results to differ materially from those projected in such statements.

GENERAL

     The Company's strategy is to (i) maximize earnings, cash flows and return on capital employed and increase the competitiveness of each of its business units by reducing costs, increasing operating efficiencies and optimizing existing assets and (ii) expand its overall market presence through a combination of internal growth initiatives and selective acquisitions which are both accretive to earnings and provide significant operational synergies. The Company plans to further improve profitability in the Refining and Marketing segment by enhancing processing capabilities, strengthening marketing channels and improving supply and transportation functions. Improved profitability has positioned the Marine Services segment to participate in the consolidation of the industry by pursuing opportunities for expansion, as well as optimizing existing operations. In the Exploration and Production segment, the strategy focuses on generating and operating exploration projects in an effort to diversify its oil and gas production and reserve base. Selectively, the Company uses acquisitions and enhanced technical capabilities. The Company has made significant progress in diversifying its U.S. operations to areas other than the Bob West Field and has taken steps to begin serving emerging markets in South America.

     As part of this strategy, the Company completed the following Refining and Marketing acquisitions during 1998:

     - On May 29, 1998, the Company completed the acquisition (the "Hawaii Acquisition") of all of the outstanding capital stock of BHP Petroleum Americas Refining Inc. and BHP Petroleum South Pacific Inc. (together, "BHP Hawaii") from BHP Hawaii Inc. and BHP Petroleum Pacific Islands Inc., affiliates of The Broken Hill Proprietary Company Limited ("BHP"). The Hawaii Acquisition included a 95,000-barrel per day refinery (the "Hawaii Refinery") and 32 retail gasoline stations located in Hawaii. Tesoro paid $252.2 million in cash for the Hawaii Acquisition, including $77.2 million for working capital. In addition, Tesoro issued an unsecured, non-interest bearing, promissory note for the purchase in the amount of $50 million, payable in five equal annual installments of $10 million each, beginning in 2009.

     - On August 10, 1998, the Company completed the acquisition (the "Washington Acquisition" and together with the Hawaii Acquisition, the "Acquisitions") of all of the outstanding stock of Shell Anacortes Refining Company ("Shell Washington"), an affiliate of Shell Oil Company. The Washington Acquisition included a 108,000-barrel per day refinery (the "Washington Refinery") in Anacortes, Washington and related assets. The total cash purchase price for the Washington Acquisition was $280.1 million, including $43.1 million for working capital.

     The Acquisitions are expected to triple Tesoro's historical annual revenues and significantly increase the scope of its refining and marketing operations. The Acquisitions had a positive impact on earnings and cash flows in the fourth quarter of 1998, and management expects that the Acquisitions will add to earnings and cash flows in 1999. Management believes that there are significant cost-saving and revenue-enhancement opportunities available by integrating the Hawaii and Washington refineries with the Alaskan operations and has identified approximately $25 million of potential annual cost saving and revenue enhancing synergies. Management expects to realize the full annual impact of such synergies during 1999. The Company will continue to pursue other opportunities that are operationally and geographically complementary with its asset base.

     In conjunction with the Acquisitions and refinancing of its then-existing indebtedness ("Refinancing") in 1998, the Company issued equity and debt securities providing the Company with $533 million of net proceeds and entered into a $500 million senior credit facility ("Senior Credit Facility"). For information related to the financings, see Note D of Notes to Consolidated Financial Statements.

BUSINESS ENVIRONMENT

     The Company operates in an environment where its earnings and cash flows are sensitive to volatile changes in energy prices. Fluctuations in the cost of crude oil used for refinery feedstocks and the price of refined products can result in changes in margins from the Refining and Marketing operations, as prices received for refined products may or may not keep pace with changes in crude oil costs. These energy prices, together with volume levels, also determine the carrying value of crude oil and refined product inventory. The Company uses the last-in, first-out ("LIFO") method of accounting for inventories of crude oil and U.S. wholesale refined products in its Refining and Marketing segment. This method results in inventory carrying amounts that are less likely to represent current values and in costs of sales which more closely represent current costs. If, however, fluctuations in market prices cause the market value of inventories to fall below their LIFO cost, the Company would write-down its inventories to estimated realizable value.

     Changes in crude oil and natural gas prices also influence the level of drilling activity in the Gulf of Mexico. The Company's Marine Services segment, whose customers include offshore drilling contractors and related industries, can be impacted by significant fluctuations in natural gas, condensate and oil prices. The Company's Marine Services segment uses the first-in, first-out ("FIFO") method of accounting for inventories of fuels. Changes in fuel prices can significantly impact inventory valuations and costs of sales in this segment.

     Changes in natural gas, condensate and oil prices impact revenues and the present value of estimated future net revenues and cash flows from the Company's Exploration and Production segment. The Company may increase or decrease its natural gas production in response to market conditions. The carrying costs of oil and gas assets are subject to noncash write-downs based on decreases in natural gas and oil prices and other determining factors. In 1998, the Company recorded a $68.3 million noncash write-down of its oil and gas properties. It is reasonably possible that the present value of proved oil and gas reserves could be significantly reduced during the first quarter of 1999 due to further decreases in natural gas and oil prices since year-end. This could result in further write-downs of the Company's oil and gas properties.

RESULTS OF OPERATIONS

SUMMARY

     Tesoro's net loss for 1998 was $19.4 million, compared with net earnings of $30.7 million and $74.5 million in 1997 and 1996, respectively. In 1998 and 1996, the Company incurred aftertax extraordinary losses of $4.4 million and $2.3 million, respectively, for early extinguishments of debt. Results before extraordinary losses amounted to a loss of $15.0 million in 1998 and earnings of $30.7 million and $76.8 million in 1997 and 1996, respectively. The net loss per share for 1998 was $0.86 (basic and diluted) after preferred dividends, compared with net earnings per basic share of $1.16 ($1.14 diluted) and $2.87 ($2.81 diluted) in 1997 and 1996, respectively. Significant items, including write-downs of oil and gas properties, which affect the comparability between results for the years ended December 31, 1998, 1997 and 1996 are highlighted in the table below (in millions except per share amounts):

                                                               1998     1997      1996
                                                              ------    -----    ------
Net earnings (loss) as reported.............................  $(19.4)   $30.7    $ 74.5
Extraordinary loss on debt extinguishments, net of income
  tax benefit...............................................     4.4       --       2.3
                                                              ------    -----    ------
Earnings (loss) before extraordinary items..................   (15.0)    30.7      76.8
                                                              ------    -----    ------
Significant items affecting comparability, pretax:
  Write-downs of oil and gas properties.....................   (68.3)      --        --
  Income from receipt of contingency funds from a U.S. gas
     field operator.........................................    21.3       --        --
  Charge for special incentive compensation.................   (19.9)      --        --
  Income from settlement of a natural gas contract..........      --       --      60.0
  Operating profit from excess of natural gas contract
     prices over spot market prices.........................      --       --      24.6
  Other.....................................................      --      4.0       5.5
                                                              ------    -----    ------
     Total significant items, pretax........................   (66.9)     4.0      90.1
     Income tax effect......................................   (24.6)     1.2      27.2
                                                              ------    -----    ------
     Total significant items, aftertax......................   (42.3)     2.8      62.9
                                                              ------    -----    ------
Net earnings excluding significant items and extraordinary
  items.....................................................    27.3     27.9      13.9
Preferred dividend requirements.............................     6.0       --        --
                                                              ------    -----    ------
Net earnings applicable to Common Stock, excluding
  significant items and extraordinary items.................  $ 21.3    $27.9    $ 13.9
                                                              ======    =====    ======
Earnings (loss) per share -- basic:
  As reported...............................................  $(0.86)   $1.16    $ 2.87
  Extraordinary loss........................................   (0.15)      --     (0.09)
  Effect of other significant items.........................   (1.43)    0.10      2.43
                                                              ------    -----    ------
  Excluding significant items and extraordinary items.......  $ 0.72    $1.06    $ 0.53
                                                              ======    =====    ======
Earnings (loss) per share -- diluted:
  As reported...............................................  $(0.86)   $1.14    $ 2.81
  Extraordinary loss........................................   (0.15)      --     (0.09)
  Effect of other significant items.........................   (1.42)    0.10      2.37
                                                              ------    -----    ------
  Excluding significant items and extraordinary items.......  $ 0.71    $1.04    $ 0.53
                                                              ======    =====    ======

     Excluding the significant items affecting comparability, net earnings would have been $27.3 million in 1998, compared with net earnings of $27.9 million in 1997 and $13.9 million in 1996. Increased Refining and Marketing results in 1998 were substantially offset by higher interest and financing costs and lower natural gas sales prices in the Exploration and Production segment. When comparing 1997 with 1996, after excluding significant items, the $14 million improvement in net earnings was primarily attributable to better refined product margins, higher spot market natural gas prices and lower interest expense.

     Net earnings per share, after excluding significant items, would have been $0.72 per basic share ($0.71 diluted) for 1998, compared with $1.06 per basic share ($1.04 diluted) in 1997 and $0.53 per basic and diluted share in 1996. On a per share basis, the Company's results for 1998 were reduced by dividends on Preferred Stock and the impact of issuing additional shares of Common Stock during the year.

     The accompanying consolidated financial statements and related notes, together with the following discussion and analysis, are intended to provide shareholders and other investors with a reasonable basis for assessing the Company's operations, but should not serve as the only criteria for predicting the future performance of the Company.

REFINING AND MARKETING

                                                                1998       1997      1996
                                                              --------    ------    ------
                                                              (DOLLARS IN MILLIONS EXCEPT
                                                                  PER BARREL AMOUNTS)
GROSS OPERATING REVENUES
  Refined products..........................................  $1,198.2    $643.7    $620.8
  Other, primarily crude oil resales and merchandise........      69.8      77.2     124.6
                                                              --------    ------    ------
       Gross Operating Revenues.............................  $1,268.0    $720.9    $745.4
                                                              ========    ======    ======
SEGMENT OPERATING PROFIT
  Gross margin:
     Refinery(a)............................................  $  307.3    $116.9    $ 92.4
     Non-refinery, primarily merchandise(a).................      22.6      13.0      14.9
                                                              --------    ------    ------
       Total gross margin...................................     329.9     129.9     107.3
  Operating expenses and other..............................     235.1      96.7      88.8
  Depreciation and amortization.............................      25.1      12.7      12.5
                                                              --------    ------    ------
       Segment Operating Profit.............................  $   69.7    $ 20.5    $  6.0
                                                              ========    ======    ======
CAPITAL EXPENDITURES........................................  $   38.0    $ 43.9    $ 11.1
                                                              ========    ======    ======
REFINERY THROUGHPUT (thousand of barrels per day)(b)
  Alaska....................................................      57.6      50.2      47.5
  Hawaii....................................................      82.3        --        --
  Washington................................................     101.8        --        --
                                                              --------    ------    ------
       Total Refinery Throughput............................     241.7      50.2      47.5
                                                              ========    ======    ======
REFINED PRODUCTS MANUFACTURED (thousands of barrels per
  day)(b)
  Gasoline and gasoline blendstocks.........................      50.9      12.8      12.8
  Jet fuel..................................................      40.6      15.4      14.0
  Diesel fuel...............................................      18.8       6.2       6.0
  Heavy oils and residual products..........................      33.5      14.8      13.7
  Other, including synthetic natural gas and liquefied
     petroleum gas..........................................       9.7       2.3       2.6
                                                              --------    ------    ------
       Total Refined Products Manufactured..................     153.5      51.5      49.1
                                                              ========    ======    ======
REFINERY PRODUCT SPREAD ($/barrel)(a).......................  $   5.67    $ 6.38    $ 5.33
                                                              ========    ======    ======

                                                                1998       1997      1996
                                                              --------    ------    ------
                                                              (DOLLARS IN MILLIONS EXCEPT
                                                                  PER BARREL AMOUNTS)
SEGMENT PRODUCT SALES (thousands of barrels per day)(b)(c)
  Gasoline and gasoline blendstocks.........................      58.4      17.4      17.4
  Middle distillates........................................      70.7      30.6      29.7
  Heavy oils, residual products and other...................      38.7      17.9      15.1
                                                              --------    ------    ------
       Total Product Sales..................................     167.8      65.9      62.2
                                                              ========    ======    ======
SEGMENT PRODUCT SALES PRICES ($/barrel)
  Gasoline..................................................  $  24.22    $33.71    $32.72
  Middle distillates........................................  $  19.79    $28.36    $29.01
  Heavy oils and residual products..........................  $  12.12    $17.30    $17.61
SEGMENT GROSS MARGINS ON PRODUCT SALES ($/barrel)(d)
  Average sales price.......................................  $  19.56    $26.76    $27.28
  Average costs of sales....................................     14.49     21.92     23.15
                                                              --------    ------    ------
          Gross Margin......................................  $   5.07    $ 4.84    $ 4.13
                                                              ========    ======    ======

---------------
(a) Amounts reported for 1997 and 1996 have been reclassified to conform with current presentation, primarily to reclassify retail margins and intrasegment transportation revenues from non-refinery margin to refinery product spread.

(b) Sales and manufactured volumes for 1998 included amounts from the acquired Hawaii and Washington operations since the acquisition dates, averaged over the full year. Refinery throughput for 1998 included volumes from the Hawaii and Washington refineries, averaged over the periods owned since acquisition.

(c) Sources of total product sales included products manufactured at the Company's refineries, products drawn from inventory balances and products purchased from third parties.

(d) Gross margins on product sales included margins on sales of manufactured and purchased products and the effects of inventory changes.

     1998 Compared with 1997. Segment operating profit from the Refining and Marketing operations totaled $69.7 million in 1998, an increase of $49.2 million from segment operating profit of $20.5 million in 1997. The increase in segment operating profit was primarily due to higher throughput and sales volumes, primarily from the acquired refineries (see Note C of Notes to Consolidated Financial Statements), and improved refined product yields in Alaska. Financial results from the acquired operations have been included since the dates of acquisition. The Hawaii Acquisition was completed on May 29, 1998, and the Washington Acquisition was completed on August 10, 1998. The Acquisitions contributed positively to the segment's operating profit in 1998; however, on a consolidated basis, these results were largely offset by corporate interest and financing costs.

     During 1998, the Company's refined product yields in Alaska benefitted from an expansion of the hydrocracker unit completed in October 1997. The expansion, which increased the unit's capacity by approximately 25%, enables production of more jet fuel. Segment results were favorably impacted by this expansion beginning in the fourth quarter of 1997. During 1998, average throughput at the Company's Alaska refinery (the "Alaska Refinery") increased by 7,400 barrels per day, a 15% increase over 1997 which included a 30-day maintenance turnaround. Production of jet fuel at this refinery increased by approximately 30% over 1997 due to the hydrocracker expansion and higher throughput levels.

     The Alaska hydrocracker expansion and the Acquisitions contributed to an increase in the proportion of higher value gasoline and middle distillates manufactured by the Company in 1998. Conversely, the proportion of lower value heavy oils and residual products manufactured by the Company decreased in 1998. The higher-value mix of product partly offset market pressures which decreased year-to-year refinery product spreads to $5.67 per barrel in 1998 from $6.38 per barrel in 1997. Increased gross margins of $5.07 per barrel in 1998, which compare to $4.84 per barrel in 1997, reflected the higher-value mix of manufactured product and a reduction in products purchased and resold. In 1998, products from the Company's refineries accounted for approximately 91% of its sales volume, compared with 78% in 1997, enabling the Company to reduce the amounts of products purchased from others which generally sell at lower margins.

     Revenues from sales of refined products in the Refining and Marketing segment increased during 1998 primarily due to the higher sales volumes from the Acquisitions, partially offset by lower sales prices. Export sales of refined products increased to $35.5 million in 1998, compared with $16.1 million in 1997, primarily due to sales from Hawaii to Asia partly offset by a decrease in exports from the Alaska Refinery to the Far East. Other revenues included crude oil resales of $29.9 million in 1998 compared to $44.4 million in 1997. Merchandise sales, also included in other revenues, increased in 1998 due to the Hawaii Acquisition which included 30 Company-operated retail stations. The increase in costs of sales reflected higher volumes associated with the Acquisitions, partly offset by lower feedstock prices. Margins from non-refinery activities increased to $22.6 million in 1998, compared with $13.0 million in 1997, primarily due to the higher merchandise sales. Operating expenses and depreciation and amortization were higher in 1998 primarily due to the Acquisitions.

     With the acquisitions of the Hawaii and Washington refineries, enhancements of product mix and expansion of market areas, the Company has improved the fundamental earnings potential of this segment. Management plans to further improve profitability by enhancing processing capabilities, strengthening marketing channels and improving supply and transportation functions. The ability to supply these expanded markets with a higher proportion of manufactured products, rather than purchased products, is also expected to improve profitability. Future profitability of this segment, however, will continue to be influenced by market conditions, particularly as these conditions influence costs of crude oil relative to prices received for sales of refined products, and other additional factors that are beyond the control of the Company.

     1997 Compared with 1996. The Refining and Marketing segment's operating profit of $20.5 million in 1997 increased $14.5 million from operating profit of $6.0 million in 1996. The improvement was due in part to the Company's initiatives to enhance its product slate, improve efficiencies and sell a larger portion of the Alaska Refinery's production within the core Alaska market. The expansion of the hydrocracker unit discussed above began to favorably impact this segment's results in the fourth quarter of 1997. In October 1997, the Company began purchasing approximately 25,000 barrels per day of Cook Inlet crude oil in addition to the 9,000 barrels per day under previously existing contracts.

     During 1997, the Company's production of refined products increased by 5%. The operational changes, discussed above, resulted in an 8% increase in the production of higher-value middle distillates, primarily jet fuel, while production of lower-value heavy oils, residual products and other increased by 5%. The improved product slate, which better matches the Company's product supply with demand in Alaska, reflected a change of the hydrocracker catalyst in late 1996, as well as the hydrocracker expansion and catalyst change in late 1997. The Company's sales of refined products within Alaska increased by 6% in 1997, contributing to higher product margins. The improved product slate and marketing efforts, together with generally favorable industry conditions, resulted in an increase in the Company's refinery spread to $6.38 per barrel in 1997, compared to $5.33 per barrel in 1996. Both years included scheduled 30-day maintenance turnarounds.

     Revenues from sales of refined products in the Refining and Marketing segment increased during 1997, reflecting a 6% increase in sales volumes, partially offset by slightly lower average sales prices. Total refined product sales averaged 65,900 barrels per day in 1997, compared to 62,200 barrels per day in 1996. Other revenues, which included crude oil resales of $44.4 million in 1997 and $93.8 million in 1996, declined due to lower sales volumes and prices. The Company had less crude oil available for resale in 1997 as throughput at the Alaska Refinery increased by 2,700 barrels per day, or 6%, from 1996. Export sales of refined products, including sales to Russia, amounted to $16.1 million in 1997, compared to $22.0 million in 1996. Costs of sales decreased in 1997 due to lower spot purchases of crude oil and lower prices. Margins from non-refinery activities decreased to $13.0 million in 1997 due primarily to lower margins on refined product purchased for resale. Operating expenses and other increased 9% in 1997 due primarily to higher employee costs, professional fees and marketing expenses.

MARINE SERVICES

                                                               1998      1997      1996
                                                              ------    ------    ------
                                                                (DOLLARS IN MILLIONS)
Gross Operating Revenues
  Fuels.....................................................  $ 91.1    $104.5    $ 98.9
  Lubricants and other......................................    15.9      16.4      14.9
  Services..................................................    11.6      11.3       8.7
                                                              ------    ------    ------
     Gross Operating Revenues...............................   118.6     132.2     122.5
Costs of Sales..............................................    79.0      96.7      93.0
                                                              ------    ------    ------
     Gross Profit...........................................    39.6      35.5      29.5
Operating Expenses and Other................................    28.6      27.5      22.2
Depreciation and Amortization...............................     2.4       1.7       1.2
                                                              ------    ------    ------
     Segment Operating Profit...............................  $  8.6    $  6.3    $  6.1
                                                              ======    ======    ======
Sales Volumes (millions of gallons):
  Fuels, primarily diesel...................................   180.8     156.4     142.7
  Lubricants................................................     2.3       2.7       2.3
Capital Expenditures........................................  $  4.2    $  9.4    $  6.9

     1998 Compared with 1997. Gross operating revenues decreased 10% from $132.2 million in 1997 to $118.6 million in 1998, reflecting a $13.4 million decline in fuel revenues from lower market prices partly offset by a 16% increase in fuel sales volumes. The increase in fuel volumes was attributable to operations in the Gulf of Mexico and the transfer of three West Coast terminals from the Company's Refining and Marketing segment to Marine Services in January 1998. The decrease in costs of sales also reflected lower fuel prices, partly offset by increased volumes. Gross profit, which improved by $4.1 million due to higher volumes, was partly offset by additional operating expenses from the West Coast terminals and higher depreciation and amortization resulting from upgrades to facilities. Despite lower rig activity in the Gulf of Mexico, total segment operating profit increased by $2.3 million largely due to the Company's ability to emphasize customer service, control expenses and increase sales volumes.

     Profitability of the Marine Services segment can be affected significantly by the level of oil and gas drilling, workover, construction and seismic activity in the Gulf of Mexico. With depressed oil and gas prices continuing into 1999, exploration and production activity in the Gulf of Mexico has significantly declined. While the Company's Marine Services segment has taken initiatives to be a low-cost provider and has expanded its operations into the West Coast, its operating results will be adversely impacted by reduced sales volumes and pressure on margins in the near term.

     1997 Compared with 1996. Gross operating revenues increased by $9.7 million, which included a $7.1 million increase in fuels and lubricant revenues and a $2.6 million increase in service revenues. The increase in fuels and lubricant revenues reflected a 10% increase in sales volumes, partially offset by lower prices. The 30% increase in service revenue was due in part to increased rig activity in the Gulf of Mexico and the Company's focus to serve these customers. Additional terminal locations stemming from an acquisition in February 1996 together with internal growth initiatives have enabled the Company to increase its sales activity. Costs of sales increased in 1997 due to the higher volumes. The improvement of $6.0 million in gross profit was largely offset by higher operating and other expenses associated with the increased activity and higher depreciation and amortization expense.

EXPLORATION AND PRODUCTION

                                                               1998      1997      1996
                                                              ------    ------    ------
                                                                 (DOLLARS IN MILLIONS
                                                               EXCEPT PER UNIT AMOUNTS)
U.S.(a)(b)
  Gross operating revenues..................................  $ 71.5    $ 73.6    $ 93.8
  Other income(c)...........................................    22.4       3.2      64.8
  Production costs..........................................     9.7       7.4       5.3
  Administrative support and other operating expenses.......     2.4       2.3       3.8
  Depreciation, depletion and amortization..................    35.9      29.8      25.6
  Write-down of oil and gas properties......................    28.4        --        --
                                                              ------    ------    ------
       Segment Operating Profit -- U.S......................    17.5      37.3     123.9
                                                              ------    ------    ------
BOLIVIA
  Gross operating revenues..................................    10.5      11.2      13.7
  Other income (expense)....................................    (0.5)      2.2        --
  Production costs..........................................     1.2       0.9       0.8
  Administrative support and other operating expenses.......     2.8       2.4       2.8
  Depreciation, depletion and amortization..................     2.6       1.5       1.3
  Write-down of oil and gas properties......................    39.9        --        --
                                                              ------    ------    ------
       Segment Operating Profit (Loss) -- Bolivia...........   (36.5)      8.6       8.8
                                                              ------    ------    ------
TOTAL SEGMENT OPERATING PROFIT (LOSS) -- EXPLORATION AND
  PRODUCTION................................................  $(19.0)   $ 45.9    $132.7
                                                              ======    ======    ======
U.S.
  Average Daily Net Production:
     Natural gas (million cubic feet, "MMcf")...............    90.5      86.1      87.7
     Oil (thousand barrels).................................     0.3       0.1        --
     Total (million cubic feet equivalent, "MMcfe").........    92.4      86.8      87.7
  Average Prices:
     Natural gas ($/thousand cubic feet, "Mcf")(b)(d).......  $ 2.02    $ 2.17    $ 2.75
     Oil ($/barrel).........................................  $11.88    $18.90    $21.99
  Average Operating Expenses ($/thousand cubic feet equivalent,
     "Mcfe"):
     Lease operating expenses...............................  $ 0.25    $ 0.20    $ 0.14
     Severance taxes........................................    0.04      0.03      0.03
                                                              ------    ------    ------
       Total production costs...............................    0.29      0.23      0.17
     Administrative support and other.......................    0.06      0.07      0.10
                                                              ------    ------    ------
       Total Operating Expenses.............................  $ 0.35    $ 0.30    $ 0.27
                                                              ======    ======    ======
  Depletion ($/Mcfe)........................................  $ 1.04    $ 0.93    $ 0.79
  Capital Expenditures (including U.S. gas
     transportation)........................................  $ 87.5    $ 65.4    $ 59.7
BOLIVIA
  Average Daily Net Production:
     Natural gas (MMcf).....................................    24.4      19.5      20.3
     Condensate (thousand barrels)..........................     0.7       0.5       0.6
     Total (MMcfe)..........................................    28.6      22.6      23.8
  Average Prices:
     Natural gas ($/Mcf)....................................  $ 0.81    $ 1.15    $ 1.33
     Condensate ($/barrel)..................................  $12.80    $15.71    $17.98
  Average Operating Expenses ($/Mcfe):
     Production costs.......................................  $ 0.11    $ 0.11    $ 0.10
     Administrative support and other.......................    0.28      0.31      0.32
                                                              ------    ------    ------
     Total Operating Expenses...............................  $ 0.39    $ 0.42    $ 0.42
                                                              ======    ======    ======
  Depletion ($/Mcfe)........................................  $ 0.25    $ 0.19    $ 0.15
  Capital Expenditures......................................  $ 47.6    $ 27.5    $  6.9

---------------
(a) Represents the Company's U.S. oil and gas operations combined with gas transportation activities.
(b) Results for 1996 included revenues from sales of natural gas at above-market prices under a contract with Tennessee Gas Pipeline Company ("Tennessee Gas") which was terminated effective October 1, 1996. During 1996, the spot market price for natural gas was $1.95 per Mcf, while the average price, including the impact of the Tennessee Gas contract, was $2.75 per Mcf. Net natural gas production sold under the contract averaged approximately 11 MMcf per day in 1996. Operating profit for 1996 included $24.6 million from the excess of these contract prices over spot market prices. Upon termination of the contract, the Company recorded other income and operating profit of $60 million during the fourth quarter of 1996. See Note F of Notes to Consolidated Financial Statements.
(c) Operating profit for 1998 included income from receipt of $21.3 million from an operator in the Bob West Field, representing funds that were no longer needed as a contingency reserve for litigation.
(d) Includes effect of the Company's natural gas commodity price agreements which amounted to a gain of $0.04 per Mcf in 1998 and to losses of $0.05 per Mcf in 1997 and $0.11 per Mcf in 1996.

EXPLORATION AND PRODUCTION -- U.S.

     1998 Compared with 1997. Segment operating profit from the Company's U.S. exploration and production operations was $17.5 million, compared with $37.3 million in 1997. Comparability between these years was impacted by certain significant items. Results for 1998 included income from receipt of $21.3 million from an operator in the Bob West Field, representing funds that were no longer needed as a contingency reserve for litigation, and a write-down of its domestic oil and gas properties of $28.4 million. In 1997, the Company recognized income of $1.8 million for retroactive severance tax refunds. Excluding these significant items, segment operating profit decreased by $10.9 million in 1998 primarily due to lower prices, higher depletion and increased production costs.

     Gross operating revenues from the Company's U.S. operations decreased by $2.1 million as lower sale prices generally offset higher production volumes. Prices realized by the Company on its natural gas production declined to $2.02 per Mcf in 1998 from $2.17 per Mcf in 1997. The Company's U.S. production averaged 92.4 MMcfe per day in 1998, compared with 86.8 MMcfe per day in 1997. The 5.6 MMcfe per day increase consisted of a 30.3 MMcfe per day increase in production from outside the Bob West Field, partially offset by a 24.7 MMcfe per day decline at the Bob West Field. Production from outside the Bob West Field provided 55% of the Company's total production in 1998, compared to 24% in 1997.

     Total production costs increased $2.3 million, to $9.7 million in 1998 from $7.4 million in 1997. On a per unit basis, total production costs increased to $0.29 per Mcfe in 1998 from $0.23 per Mcfe in 1997. Production costs from outside the Bob West Field increased by $3.0 million due to the higher volumes from these newer fields, but on a per unit basis, production costs from these fields declined to $0.32 per Mcfe in 1998 from $0.40 per Mcfe in 1997. Production costs at the Bob West Field decreased by $0.7 million due to the decline in volumes which resulted in an increase in the per unit cost to $0.25 per Mcfe in 1998 from $0.18 per Mcfe in 1997.

     Depreciation, depletion and amortization increased by $6.1 million, or 20%, due to a higher depletion rate and increased production volumes. The higher depletion rate of $1.04 per Mcfe in 1998, compared to $0.93 per Mcfe in 1997, was due, in part, to the Company's emphasis on exploration, which accounted for more than half of the total drilling costs in 1998. The Company's $28.4 million write-down of capitalized costs of oil and gas properties, which was required by the cost ceiling limitation under full-cost accounting, was primarily the result of declines in oil and gas prices during the fourth quarter of 1998. Although the effect of the write-down resulted in a noncash charge to operating profit in 1998, it will positively impact future earnings through lower depletion rates, beginning in the first quarter of 1999. The 1998 year-end write-down reduced amortizable domestic costs by 14%. It is reasonably possible that further decreases in oil and natural gas prices since 1998 year-end may cause the Company to reduce its capitalized costs of oil and gas properties in the near term.

     For information related to natural gas commodity price agreements, see disclosures about market risk on page A-23 contained herein.

     1997 Compared with 1996. Segment operating profit from the Company's U.S. exploration and production operations was $37.3 million in 1997, compared with $123.9 million in 1996. Comparability between these years was impacted by several major transactions in 1996, including the favorable resolution in August 1996 of litigation regarding the Tennessee Gas contract and the termination of the remainder of the contract effective October 1, 1996. As provided for in the Tennessee Gas contract, which was to expire in January 1999, the Company was selling a portion of the gas produced in the Bob West Field pursuant to a contract price, which was above the average spot market price. In total, during 1996, the Company received approximately $120 million in cash for the resolution of litigation and termination of the Tennessee Gas contract, with the Company's Exploration and Production segment recording other income of $60 million upon termination of the contract. In 1996, the Exploration and Production segment's operating profit also included $24.6 million from the excess of Tennessee Gas contract prices over spot market prices. See Notes E and F of Notes to Consolidated Financial Statements.

     Additionally, during 1996, substantially all of the Company's proved producing reserves in the Bob West Field were certified by the Texas Railroad Commission as high-cost gas from a designated tight formation, eligible for state severance tax exemptions from the date of first production through August 2001. Accordingly, no severance tax is recorded on current production from the exempt wells in the Bob West Field beginning in 1996. In 1997 and 1996, the Company recognized income of $1.8 million and $5.0 million, respectively, for retroactive severance tax refunds for production in prior years.

     Excluding the impact of the incremental contract value and income from the severance tax refunds, segment operating profit from the Company's U.S. operations would have been $35.5 million in 1997 compared with $34.3 million in 1996. The resulting increase of $1.2 million was primarily attributable to higher spot market prices for natural gas sales, partially offset by higher depletion and operating expenses.

     Prices realized by the Company on its natural gas production sold in the spot market increased 11% to $2.17 per Mcf in 1997 from $1.95 per Mcf in 1996. The Company's weighted average sales price, which includes the above-market pricing of the Tennessee Gas contract in 1996, decreased in 1997 due to the termination of the contract. The Company's net production averaged 86.8 MMcfe per day in 1997, a decrease of 0.9 MMcfe per day from 1996. This decrease consisted of a 16.1 MMcfe per day decline from the Bob West Field, largely offset by a 15.2 MMcfe per day increase from other U.S. fields.

     Gross operating revenues from the Company's U.S. operations, after excluding amounts related to Tennessee Gas, increased due to the higher spot market prices. Production costs were higher by $2.1 million ($0.06 per Mcfe) mainly due to costs at the Bob West Field. Administrative support and other operating expenses decreased by $1.5 million. Depreciation and depletion increased by $4.2 million, or 16%, due to a higher depletion rate.

EXPLORATION AND PRODUCTION -- BOLIVIA

     1998 Compared with 1997. Segment operating results for the Company's Bolivian operations decreased to a loss of $36.5 million, compared to operating profit of $8.6 million in 1997. Results for 1998 included a $39.9 million write-down of the Bolivian oil and gas properties, while results for 1997 included $2.2 million of income related to the collection of a receivable for production in prior years. Excluding the write-down in 1998 and other income in 1997, segment operating profit for 1998 would have been $3.4 million compared to $6.4 million in 1997. The decrease of $3.0 million in segment operating profit was primarily due to the decline in Bolivian natural gas prices, which are contractually indexed to posted New York fuel oil prices. Natural gas prices fell 30% to $0.81 per Mcf in 1998 from $1.15 per Mcf in 1997. Condensate prices also fell to $12.80 per barrel in 1998 from $15.71 per barrel in 1997. Net production volumes, however, increased to 28.6 MMcfe per day from 22.6 MMcfe per day. The Company's share of net production increased in 1998 as a result of the July 1997 buyout of interests held by its former joint venture participant, and the remaining production difference resulted in part from production constraints in 1997 arising from repairs to a third-party pipeline that transports gas from Bolivia to Argentina.

     The increase in depreciation, depletion and amortization was due to the higher production volumes and a higher depletion rate. The Company's $39.9 million write-down of capitalized costs of oil and gas properties, which was required by the cost ceiling limitation under full-cost accounting, was primarily the result of declines in oil and gas prices during the fourth quarter of 1998. Although the effect of the write-down resulted in a noncash charge to operating profit in 1998, it will positively impact future earnings through lower depletion rates, beginning in the first quarter of 1999. The 1998 year-end write-down reduced amortizable Bolivian costs by 28%. It is reasonably possible that further decreases in oil and natural gas prices since 1998 year-end may cause the Company to reduce its capitalized costs of oil and gas properties in the near term.

     1997 Compared with 1996. Segment operating profit from the Company's Bolivian operations decreased to $8.6 million in 1997 from $8.8 million in 1996. Results for 1997 benefited from income of $2.2 million related to the collection of a receivable for prior years' production. Without this income, segment operating profit would have decreased by $2.4 million in 1997 due to declines in natural gas and condensate production and prices. With the Company's purchase of interests held by its former joint venture participant in July 1997, the Company's share of production from Bolivia increased by approximately 33% beginning in the 1997 third quarter (see Note C of Notes to Consolidated Financial Statements). However, early in 1997, the Company's Bolivian natural gas production was lower due to a reduction in minimum takes under the contract between Yacimientos Petroliferos Fiscales ("YPFB") and Yacimientos Petroliferos Fiscales ("YPF") and also due to constraints arising from repairs to a third-party pipeline that transports gas from Bolivia to Argentina. In addition, during 1996, production was higher due to requests from YPFB for additional production from the Company to meet export specifications. Natural gas prices fell 14% to $1.15 per Mcf in 1997, compared with $1.33 per Mcf in 1996. Condensate prices fell 13% to $15.71 per barrel in 1997, compared to $17.98 per barrel in 1996.

     Other Factors. The Company's Bolivia natural gas is currently sold to YPFB, a Bolivian government agency, which in turn sells the natural gas to YPF, a publicly-held company based in Argentina. Currently, the Company's sale of natural gas production is based on the volume and pricing terms in a take-or-pay contract ("Argentina Contract") between YPFB and YPF. The Argentina Contract's primary term ends March 31, 1999, and has been extended an additional five months to August 31, 1999. The Company's share of the minimum contract volumes from the Argentina Contract are 37 MMcf per day gross (26 net) through March 31, 1999 and 12 MMcf per day gross (9 net) from April 1999 through August 1999.

     A lack of market access has constrained natural gas production in Bolivia. Management believes that a third-party, 1,900-mile pipeline from Bolivia to Brazil, which is expected to begin operations during the second quarter of 1999, will provide access to potentially larger gas-consuming markets. Pipeline sales will be governed by a 20-year take-or-pay contract ("Brazil Contract") between YPFB and Petroleo Brasileiro, S.A. ("Petrobras"). Initial Brazilian demand estimates are approximately 125 MMcf per day and are expected to increase to the 200 MMcf per day level by the end of 1999. Tesoro has a preferential right to 22% of the first 200 MMcf per day sold under the Brazil Contract. For incremental demand above 200 MMcf per day, Petrobras, in its capacity as a producer, has a preferential right to sell production from its Bolivian wells. During March 1999, Petrobras exercised its preferential right for 23% of the first increment of 123 MMcf per day of gas to be sold beginning in 2000 and for 100% of the second increment of 105 MMcf per day of gas to be sold beginning in 2001. Excluding Petrobras' preferential right for gas volumes in excess of 200 MMcf per day, remaining gas sales will be allocated by YPFB to the other producers according to a number of factors, including each producer's reserve volumes and production capacity. Although the new Bolivia-to-Brazil pipeline creates the potential for increased Tesoro gas sales, Tesoro cannot be assured that it will be able to maintain its approximate 20% historical market share for gas sold in excess of 200 MMcf per day.

     In Bolivia, the Company's reserves are classified by the government as either existing or new hydrocarbons depending upon whether they were in production prior to May 1, 1996 ("Existing Hydrocarbons") or after that date ("New Hydrocarbons"). Existing Hydrocarbons are subject to a 29% royalty to YPFB, plus Bolivian taxes that are equal to an additional 31% of gross revenues. New Hydrocarbons are subject to a more favorable tax treatment. New Hydrocarbons are subject to a tax equal to 18% of gross revenues plus 25% of net income, and there is no royalty paid to YPFB. Under certain circumstances, New Hydrocarbons may be subject to additional taxes. During 1998, the Company paid taxes of $5.2 million to the Bolivian government which are netted against the income tax benefit in the Consolidated Statements of Operations hereof.

GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses were $19.7 million in 1998, compared with $13.6 million in 1997 and $12.7 million in 1996. The $6.1 million increase in 1998 was primarily due to higher employee costs and professional fees partly due to the design and implementation of an integrated enterprise-wide software system. System design and implementation will continue in phases until all system modules are implemented by the fourth quarter of 1999. When comparing 1997 to 1996, the increase was primarily due to higher employee costs, partially offset by lower professional fees and insurance costs.

INTEREST AND FINANCING COSTS

     Interest and financing costs totaled $33.0 million in 1998, compared with $8.3 million in 1997 and $18.2 million in 1996. The $24.7 million increase in 1998 was primarily due to higher borrowings under the Company's credit arrangements, including the new Senior Credit Facility, and the issuance of debt securities which were used to fund the Acquisitions and the Refinancing and to fund working capital requirements and capital expenditures (see Note D of Notes to Consolidated Financial Statements). When comparing 1997 with 1996, the $9.9 million decrease in interest and financing costs reflected the interest savings from redemption of $74 million in debt during November 1996.

INTEREST INCOME

     Interest income was $2.0 million in 1998, compared with $1.6 million in 1997 and $8.4 million in 1996. In 1996, interest income included approximately $7 million received from Tennessee Gas in conjunction with the collection of a receivable which resulted from underpayment for natural gas sold in prior periods (see Note F of Notes to Consolidated Financial Statements).

OTHER OPERATING COSTS AND OTHER EXPENSES

     Other expense totaled $24.1 million in 1998, compared with $3.3 million in 1997 and $7.2 million in 1996. In 1998, the Company incurred a charge for special incentive compensation which was earned in the second quarter when the market price of the Company's Common Stock achieved a specific performance target. This charge totaled $19.9 million, of which $7.9 million related to operating segment employees. There were no material comparable charges recorded in 1997. When comparing 1997 to 1996, the decrease in other expense was due to costs incurred in 1996 of $2.3 million to resolve a shareholder consent solicitation, together with a write-off of deferred financing costs and expenses related to former operations. See Note F of Notes to Consolidated Financial Statements.

INCOME TAX PROVISION

     The Company recorded an income tax benefit of $0.5 million in 1998, compared with income tax provisions of $18.4 million in 1997 and $38.3 million in 1996. The income tax benefit in 1998 was due to the Company's loss in 1998, but was largely offset by Bolivian taxes. When comparing 1997 to 1996, the income tax provision decreased due to lower earnings, partially offset by Bolivian taxes. See "Results of Operations -- Exploration and
Production -- Bolivia."

CAPITAL RESOURCES AND LIQUIDITY

OVERVIEW

     The Company's primary sources of liquidity are its cash flows from operations and borrowing availability under a revolving line of credit. Capital requirements are expected to include capital expenditures, working capital, debt service and preferred dividend requirements. Based upon current and anticipated needs, management believes that available capital resources will be adequate to meet anticipated future capital requirements.

     The Company operates in an environment where its liquidity and capital resources are impacted by changes in price, supply and demand for crude oil, natural gas and refined petroleum products, market uncertainty and a variety of additional risks that are beyond the control of the Company. These risks include, among others, the level of consumer product demand, weather conditions, the proximity of the Company's natural gas reserves to pipelines, the capacities of such pipelines, fluctuations in seasonal demand, governmental regulations, the price and availability of alternative fuels and overall market and economic conditions. The Company's future capital expenditures, as well as borrowings under its credit arrangements and other sources of capital, will be affected by these conditions.

CAPITALIZATION

     During 1998, the Company invested $536 million in the Acquisitions and spent an additional $185 million on natural gas property additions and other capital projects. These investing activities, together with the Refinancing, were funded with net proceeds of $533 million from equity and debt offerings, cash flows from operations of $116 million and borrowings under term loans and revolving credit lines. At December 31, 1998, the Company's total debt to capitalization ratio was 49%.

     Major changes in the Company's capitalization during 1998 were as follows:

     - The issuance of 10,350,000 Premium Income Equity Securities ("PIES"), representing fractional interests in the Company's 7.25% Mandatorily Convertible Preferred Stock ("Preferred Stock"), provided the Company with gross proceeds of $165 million. Holders of PIES are entitled to receive a cash dividend. The PIES will automatically convert into shares of Common Stock on July 1, 2001, at a rate based upon a formula dependent upon the market price of Common Stock at the time of conversion. Before July 1, 2001, each PIES is convertible, at the option of the holder thereof, into 0.8455 shares of Common Stock, subject to adjustment in certain events.

     - The issuance of 5,750,000 shares of Common Stock provided the Company with gross proceeds of $92 million.

     - The issuance of $300 million aggregate principal amount of Senior Subordinated Notes ("Senior Subordinated Notes") provided the Company with $287 million of net proceeds. The Senior Subordinated Notes mature in 2008, without sinking fund requirements, and are subject to optional redemption by the Company after five years at declining premiums. The indenture for the Senior Subordinated Notes contains covenants and restrictions which are customary for notes of this nature. These covenants and restrictions are less restrictive than those under the Senior Credit Facility, discussed below.

     - Substantially all of the Company's existing indebtedness at May 29, 1998, including an obligation to the State of Alaska and loans which were used to improve the Alaska Refinery, were refinanced in 1998.

     - The Company entered into a $500 million Senior Credit Facility, comprised of term loans aggregating $200 million and a revolving credit and letter of credit facility aggregating $300 million, which bear interest at variable rates. This facility replaced an interim credit facility which was entered into in May 1998 to complete the Hawaii Acquisition and the Refinancing, to pay related fees and expenses and for general corporate purposes. The interim credit facility replaced the Company's previous corporate revolving credit agreement. For further information on the Senior Credit Facility, see "Credit Arrangements" discussed below.

     - As part of the Hawaii Acquisition, the Company issued an unsecured, non-interest bearing promissory note ("BHP Note") in the amount of $50 million, payable in five equal annual installments of $10 million each, beginning 2009. The BHP Note provides for early payments based upon achievement of a specified level of cash flows from the acquired assets.

     The Senior Credit Facility, Senior Subordinated Notes and PIES impose various restrictions and covenants on the Company that could potentially limit the Company's ability to respond to market conditions, to provide for anticipated capital investments, to raise additional debt or equity capital or to take advantage of business opportunities.

     For further information on the Company's capital structure, see Note D of Notes to Consolidated Financial Statements.

CREDIT ARRANGEMENTS

     During July 1998, the Company entered into the Senior Credit Facility, comprised of term loans aggregating $200 million ("Term Loans") and a revolving credit and letter of credit facility aggregating $300 million ("Revolver"). The Senior Credit Facility is guaranteed by substantially all of the Company's active direct and indirect subsidiaries ("Guarantors") and is secured by substantially all of the domestic assets of the Company and each of the Guarantors. At December 31, 1998, the Company had outstanding borrowings of $149.5 million under the Term Loans and $61.2 million under the Revolver. Outstanding letters of credit totaled $14 million at 1998 year-end. Unused availability under the Senior Credit Facility and Term Loans was approximately $275 million at December 31, 1998. On January 4, 1999, the final $50 million tranche under the Term Loans was borrowed and used to reduce outstanding borrowings under the Revolver. The Revolver terminates in July 2001, while the Term Loans mature over varying periods through the end of 2003.

     The Senior Credit Facility requires the Company to maintain specified levels of consolidated leverage and interest coverage and contains other covenants and restrictions customary in credit arrangements of this kind. The Company was in compliance with these covenants at December 31, 1998. Future compliance with financial covenants under the Senior Credit Facility is primarily dependent on the Company's cash flows and levels of borrowings under the Revolver. Based on market conditions in the first quarter of 1999, including depressed natural gas prices and downturn in refinery margins, continued compliance with such covenants is not assured. If the Company is not able to continue to comply with its financial covenants, it will be required to seek waivers or amendments from its lenders. If such an event occurs, management of the Company believes that it will be able to obtain waivers and/or negotiate terms and conditions with its lenders under the Senior Credit Facility which will allow the Company to adequately finance its operations.

     The terms of the Senior Credit Facility allow for payment of cash dividends on the Company's Common Stock not to exceed an aggregate of $10 million in any year and also allow for payment of required dividends on its Preferred Stock. The Board of Directors has no present plans to pay dividends on Common Stock. However, from time to time the Board of Directors reevaluates the feasibility of declaring future dividends.

     Provisions of the Senior Credit Facility require prepayments to the Term Loans, with certain defined exceptions, in an amount equal to: (i) 100% of the net proceeds of certain incurred indebtedness; (ii) 100% of the net proceeds received by the Company and its subsidiaries (other than certain net proceeds reinvested in the business of the Company or its subsidiaries) from the disposition of any assets, including proceeds from the sale of stock of the Company's subsidiaries; and (iii) a percentage of excess cash flow, as defined, depending on certain credit statistics. No prepayments were required for 1998.

     For further information concerning debt maturities and restrictions and covenants, see Note D of Notes to Consolidated Financial Statements.

CAPITAL SPENDING (EXCLUDING AMOUNTS TO FUND DOWNSTREAM ACQUISITIONS)

     Capital spending in 1998 totaled $185 million which was funded from internally-generated cash flows from operations and external financing. Capital expenditures for the Exploration and Production segment were approximately $135 million, including $87 million for U.S. operations and $48 million for Bolivia operations. In the U.S., capital expenditures were principally for participation in the drilling of 26 development wells (23 completed), 19 exploratory wells (11 completed), the purchase of 28 billion cubic feet equivalent of proved reserves and 56,000 net leased acres and seismic activity. In Bolivia, capital projects included the drilling of three exploration wells (all successful), the construction of gathering lines and seismic activity. Capital projects for the Refining and Marketing segment in 1998 totaled $38 million, which included costs of a long-term capital program to improve marketing operations, upgrades to the refineries and environmental projects. In the Marine Services segment, capital spending totaled $4 million during 1998, primarily for equipment and facilities upgrades. Capital expenditures of $8 million for corporate projects in 1998 were primarily directed towards the design and implementation of an integrated enterprise-wide software system, which is expected to be completed in the fourth quarter of 1999. An additional $12 million is expected to be spent on this system project in 1999.

     For 1999, the Company has a capital budget program totaling $170 million. The Exploration and Production segment accounts for $75 million, or 44%, of the budget with $50 million planned for U.S. activities and $25 million for Bolivia. In the U.S., the Company will focus on exploration of undeveloped acreage using 3-D seismic data to increase its proved reserves. Thirty exploration wells and 15 development wells are budgeted for drilling in 1999. Other capital investments include geophysical studies that may lead to additional discoveries in the U.S. In Bolivia, the Company does not plan any additional drilling in Bolivia during 1999 beyond one well in progress, and is directing the majority of its capital program toward improving its gas processing facilities to enable the Company to process higher production volumes expected to result when the new, third-party Bolivia-to-Brazil pipeline begins operations expected in the second quarter of 1999. Capital spending for the Refining and Marketing segment is planned at $68 million, which includes $34 million for refining and distribution projects, $19 million for retail marketing operations and $15 million for environmental and safety. The Marine Services capital budget is $7 million and is primarily directed towards facility and terminal improvements.

     Corporate capital improvements are planned for $20 million in 1999, which include the remaining costs of the integrated enterprise-wide system as well as costs for other corporate projects. Actual capital expenditures for 1999 are expected to be financed primarily from operating cash flows. Actual capital expenditures may vary from these projections due to a number of factors, including the timing of projects which could be impacted by the ability of the Company to generate cash flows in depressed industry conditions.

CASH FLOW SUMMARY

     Components of the Company's cash flows are set forth below (in millions):

                                                               1998       1997       1996
                                                              -------    -------    ------
Cash Flows From (Used In):
  Operating Activities......................................  $ 116.5    $  95.6    $178.9
  Investing Activities......................................   (718.6)    (151.5)    (94.2)
  Financing Activities......................................    606.6       41.5     (75.9)
                                                              -------    -------    ------
Increase (Decrease) in Cash and Cash Equivalents............  $   4.5    $ (14.4)   $  8.8
                                                              =======    =======    ======

     During 1998, net cash from operating activities totaled $116 million, compared with $96 million in 1997. Operating cash flows in 1998 included higher levels of earnings before noncash charges, including depreciation, depletion and amortization and write-downs of oil and gas properties. The Company's results in 1998 included income from receipt of $21 million pretax ($14 million aftertax) from an operator in the Bob West Field (see Note F of Notes to Consolidated Financial Statements). In addition, changes in working capital components contributed positively to cash flows from operations in 1998. Net cash used in investing activities of $719 million in 1998 included $536 million for the Acquisitions and $185 million for capital expenditures. Net cash from financing activities of $607 million in 1998 primarily included net proceeds of $533 million from the issuance of equity and debt securities and $150 million from Term Loans, partially offset by net repayments of other debt. Gross borrowings under revolving credit lines and interim credit facility amounted to $944 million, while repayments totaled $916 million. Payments of dividends on preferred stock totaled $3 million in 1998. At December 31, 1998, the Company's working capital totaled $182 million, including cash and cash equivalents of $13 million, compared with working capital of $74 million at year-end 1997. The working capital ratio at December 31, 1998 improved to 1.9:1, compared with 1.7:1 at the end of 1997.

     During 1997, net cash from operating activities totaled $96 million, which included $77 million from earnings before depreciation, depletion and amortization and $7 million from favorable working capital changes. Net cash used in investing activities of $151 million in 1997 included capital expenditures of $93 million for exploration and production activities, $44 million for refining and marketing projects and $9 million for upgrades in marine services. Net cash from financing activities of $41 million in 1997 included net borrowings of $28 million under the former credit facility and receipt of $16 million under a loan for the hydrocracker expansion, partially offset by payments of other long-term debt and repurchases of Common Stock. During 1997, gross borrowings under the Company's former credit facility were $150 million, with $122 million of repayments.

     During 1996, net cash from operating activities totaled $179 million, which included $120 million from Tennessee Gas for the favorable resolution of litigation in August 1996 and termination of the natural gas purchase and sales contract effective October 1, 1996. In addition, improved profitability contributed to higher cash flows from operations. Partially offsetting these increases were higher working capital balances, particularly receivables which increased primarily due to higher year-end sales volumes together with higher prices. In 1996, net cash used in investing activities of $94 million included capital expenditures of $85 million and cash consideration of nearly $8 million for a marine services acquisition. Net cash used in financing activities of $76 million was primarily due to the redemption of debt aggregating $74 million together with payments of other long-term debt. During 1996, the Company's gross borrowings and repayments under its corporate revolving credit line amounted to $165 million.

ENVIRONMENTAL

     The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which change frequently, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites or install additional controls or other modifications or changes in use for certain emission sources. The Company is currently involved in remedial responses and has incurred cleanup expenditures associated with environmental matters at a number of sites, including certain of its own properties. At December 31, 1998, the Company's accruals for environmental expenses amounted to $9.3 million. Based on currently available information, including the participation of other parties or former owners in remediation actions, the Company believes these accruals are adequate. To comply with environmental laws and regulations, the Company anticipates that it will make capital improvements of approximately $12 million in 1999 and $5 million in 2000. In addition, capital expenditures for alternative secondary containment systems for existing storage tank facilities are estimated to be $2 million in 1999 and $1 million in 2000 with a remaining $4 million expected to be spent by 2002.

     Conditions that require additional expenditures may exist for various Company sites, including, but not limited to, the Company's refineries, retail gasoline stations (operating and closed locations) and petroleum product terminals, and for compliance with the Clean Air Act and other state and federal regulations. The amount of such future expenditures cannot currently be determined by the Company. For further information on environmental contingencies, see Note M of Notes to Consolidated Financial Statements.

YEAR 2000 READINESS DISCLOSURE

     The efficient operation of the Company's business is dependent on its computer hardware, operating systems and software programs (collectively, "Systems and Programs"). These Systems and Programs are used in several key areas of the Company's business, including production and distribution, information management services and financial reporting, as well as in various administrative functions. The goal of the Company's Year 2000 project is to prevent any disruption to the Company's business processes or its ability to conduct business resulting from Year 2000 computer issues.

     The Year 2000 may cause problems in systems that use dates. Many systems such as computers, computer applications, process equipment used in refineries, phone systems, and electrical components have embedded chips that are subject to failure. Failures result from the practice of representing the year as a

2-digit number, and then treating "00" as the year 1900, not 2000. Other failures may result if the Year 2000 is not recognized as a leap year. Disruptions may also be caused by computer failures of external sources such as vendors, service providers and customers.

     To identify and eliminate potential disruptions, the Company developed a Year 2000 compliance plan ("Compliance Plan") with respect to those Systems and Programs that are deemed to be critical to the Company's operations and safety. The Compliance Plan, which covers information technology ("IT") and non-IT aspects, is divided into the following sections: Plant Facilities (includes non-IT embedded systems such as process control systems, environmental systems and the physical equipment and facilities at the Company's exploration and production locations, refineries and transportation vessels), Business Systems (includes IT hardware, software, and network systems serving the Company's business units), Office Facilities (includes telephone, security, and office equipment) and External Sources (customers, suppliers and vendors).

     Implementation of the Compliance Plan is led by an oversight committee, made up of representatives from each of the Company's major facilities. The Compliance Plan is monitored weekly and progress is reported to management and the Board of Directors.

     The Compliance Plan includes the following phases and scheduled completion dates:

                                                                                    SCHEDULED
                                                                   % COMPLETE    COMPLETION DATE
                                                                   ----------    ---------------
-    Awareness: Establish a Year 2000 team and develop a detailed
       plan......................................................     100           Complete
-    Assessment: Identify critical business processes and systems that must be modified; assess and prioritize risk
       factors...................................................     100           Complete
-    Remediation: Convert, replace or eliminate hardware and
       software..................................................      80          July 1999
-    Validation: Test and verify.................................      75          July 1999
-    Implementation: Put new and renovated systems into
       production; monitor and continually evaluate..............      60          July 1999
-    Contingency Plans: Develop contingency plans for critical
       items that cannot be tested...............................      10        September 1999

     The Company has utilized both internal and external resources in evaluating its Systems and Programs, as well as manual processes, external interfaces with customers and services supplied by vendors, to identify potential Year 2000 compliance problems. The Company has identified and is replacing a number of Systems and Programs that are not Year 2000 compliant. Based on current information, the Company expects to attain Year 2000 compliance and complete appropriate testing of its modifications and replacements in advance of the Year 2000 date change. Modification or replacement of the Company's Systems and Programs is being performed in-house by Company personnel and external consultants.

     The Company believes that, with hardware replacement and modifications to existing software or conversions to new software, the Year 2000 date change will not pose a significant operational problem for the Company. However, because most computer systems are, by their very nature, interdependent, it is possible that non-compliant third-party computer systems or programs may not interface properly with the Company's computer systems.

     The Company has requested assurance from third parties that their computers, systems or programs be Year 2000 compliant. Approximately 3,000 questionnaires were sent to vendors who were identified as providing goods and services to the Company's operations. Vendors were asked questions relating to their Year 2000 preparation and readiness. Over half of the vendors either returned the questionnaire or were contacted and interviewed personally. Of those contacted, none could foresee that they would have a problem with the delivery of goods or services on or after January 1, 2000. Efforts will continue to contact the remaining critical vendors by June 1999. The utility companies providing electricity and water to the Company's various locations were contacted and questioned about their ability to provide uninterrupted service and have all responded positively.

     The Company is in the process of contacting 500 key customers to determine their Year 2000 preparation and readiness. This effort is expected to be completed by June 1999. Although the effort of contacting key customers and vendors is not complete, management believes that the Company's risk is minimal as it relates to key vendors and suppliers.

     The Company expects that expenses and capital expenditures associated with the Year 2000 compliance project will not have a material effect on its business, financial condition or results of operations. The Company spent approximately $1 million in 1998 and expects to spend $4 million in 1999 to become Year 2000 compliant. The costs of Year 2000 compliance are the best estimates of the Company's management and are believed to be reasonably accurate. In the event the Compliance Plan is not successfully or timely implemented, the Company may need to devote more resources to the process and additional costs may be incurred. The costs of implementing the integrated enterprise-wide system are excluded as this system implementation was undertaken primarily to improve business processes.

     If the Company were not able to satisfactorily complete its Compliance Plan, including identifying and resolving problems encountered by the Company's external service providers, potential consequences could include, among other things, unit downtime at, or damage to, the Company's refineries, gas stations, terminal facilities and pipelines; delays in transporting refinery feedstocks and refined products; reduction in natural gas production; impairment of relationships with significant suppliers or customers; loss of accounting data or delays in processing such data; and loss of or delays in internal and external communications. The occurrence of any or all of the above could result in a material adverse effect on the Company's results of operations, liquidity or financial condition. Although the Company currently believes that it will satisfactorily complete its Compliance Plan prior to January 1, 2000, there can be no assurance that it will be completed by such time or that the Year 2000 problem will not adversely affect the Company and its business.

     The foregoing statements in the above paragraphs under "Year 2000 Readiness Disclosure" herein are intended to be and are hereby designated "Year 2000 Readiness Disclosure" statements within the meaning of the Year 2000 Information and Readiness Disclosure Act.

NEW ACCOUNTING STANDARD

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS No. 133 is effective for all quarters of fiscal years beginning after June 15, 1999 and should not be applied retroactively to financial statements of prior periods. From time to time, the Company enters into agreements to reduce commodity price risks. Gains or losses on these hedging activities are recognized when the related physical transactions are recognized as sales or purchases. The Company is evaluating the effects that this new statement will have on its financial condition, results of operations and financial reporting and disclosures.

FORWARD-LOOKING STATEMENTS

     This Appendix A to the Proxy Statement for the 1999 Annual Meeting of Stockholders contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements include, among other things, discussions of anticipated revenue enhancements and cost savings following the Acquisitions, the Company's business strategy and expectations concerning the Company's market position, future operations, margins, profitability, liquidity and capital resources, expenditures for capital projects and attempts to reduce costs. Although the Company believes that the assumptions upon which the forward-looking statements contained in this Appendix A are based are reasonable, any of the assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. All phases of the operations of the Company involve risks and uncertainties, many of which are outside the control of the Company and any one of which, or a combination of which, could materially affect the results of the Company's operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, the timing and extent of changes in commodity prices and underlying demand and availability of crude oil and other refinery feedstocks, refined products, and natural gas; changes in the cost or availability of third-party vessels, pipelines and other means of transporting feedstocks and products; execution of planned capital projects; adverse changes in the credit ratings assigned to the Company's trade credit; future well performance; the extent of the Company's success in acquiring oil and gas properties and in discovering, developing and producing reserves; state and federal environmental, economic, safety and other policies and regulations, any changes therein, and any legal or regulatory delays or other factors beyond the Company's control; adverse rulings, judgments, or settlements in litigation or other legal matters, including unexpected environmental remediation costs in excess of any reserves; actions of customers and competitors; weather conditions affecting the Company's operations or the areas in which the Company's products are marketed; earthquakes or other natural disasters affecting operations; political developments in foreign countries; and the conditions of the capital markets and equity markets during the periods covered by the forward-looking statements. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing. The Company undertakes no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

III. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company utilizes various financial instruments and enters into agreements which inherently have some degree of market risk. The primary sources of market risk include fluctuations in commodity prices and interest rate fluctuations.

PRICE FLUCTUATIONS

     The Company's refining and marketing earnings and cash flows from operations are dependent upon the margin above fixed and variable expenses (including the cost of crude oil feedstocks) at which the Company is able to sell refined products. In recent years, the prices of crude oil and refined products have fluctuated substantially. These prices depend on numerous factors, including the demand for crude oil, gasoline and other refined products, which in turn depend on, among other factors, changes in the economy, the level of foreign and domestic production of crude oil and refined products, political conditions in the Middle East, the availability of imports of crude oil and refined products, the marketing of alternative and competing fuels and the extent of government regulations. The prices received by the Company for its refined products are also affected by local factors such as local market conditions and the level of operations of other refineries in Alaska, Hawaii and Washington.

     The price at which the Company can sell its refined products will be strongly influenced by the commodity price of crude oil. Generally, an increase or decrease in the price of crude oil results in a corresponding increase or decrease in the price of gasoline and other refined products and could have a significant short-term impact on the Company's refining operations and the earnings and cash flows of the Company as a whole. However, each of the Company's refineries maintains inventories of crude oil, intermediate products and refined products, the value of each of which is subject to rapid fluctuation in market prices. In addition, crude oil supply contracts are generally contracts with market-responsive pricing provisions.

     Any significant decline in the price for natural gas could have a material adverse effect on the Company's exploration and production operations and the financial condition of the Company as a whole. Prices for natural gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for natural gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. These factors include the domestic and foreign supply of natural gas, the level of consumer demand, weather conditions, domestic and foreign government regulations, the price and availability of alternative fuels and overall economic conditions. While the Company from time to time enters into agreements with respect to a portion of its future production in an effort to reduce price risk, including commodity price contracts and forward sales agreements, there can be no assurance that such transactions will reduce risk or mitigate the effect of any substantial or prolonged decline in the price of natural gas. During 1998, 1997 and 1996, the Company used such agreements to set the price of 13%, 9% and 30%, respectively, of the natural gas production that it sold in the spot market. In 1998, the Company recognized a gain of $1.3 million ($0.04 per Mcf) from these price agreements. During 1997 and 1996, the effects of natural gas price agreements resulted in losses of $1.6 million ($0.05 per Mcf) and $3.1 million ($0.11 per Mcf), respectively. As of year-end 1998, the Company had remaining price agreements outstanding through March 31, 1999 for 500 MMcf of natural gas production with an average Houston Ship Channel floor price of $2.15 per Mcf and an average ceiling price of $2.59 per Mcf.

     The volatility of prices and their effect on the Company's earnings and cash flows are also discussed in "Business Environment" in Management's Discussion and Analysis of Financial Condition and Results of Operations" hereof.

INTEREST RATE RISK

     Total debt at December 31, 1998 included $211 million of floating-rate debt attributed to the Term Loans and the Revolver and $333 million of fixed-rate debt. As a result, the Company's annual interest cost in 1999 will fluctuate based on short-term interest rates. The impact on annual cash flows of a 10% change in the floating rate (approximately 70 basis points) would be approximately $1.5 million.

     At December 31, 1998, the fair market value of the Company's fixed-rate debt approximated its book value of $333 million. The floating-rate debt will mature over varying periods through the end of 2003. Fixed-rate debt of $297 million will mature in 2008, while other fixed-rate notes and obligations will mature over varying periods through 2013.

IV. FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Tesoro Petroleum Corporation

     We have audited the accompanying consolidated balance sheets of Tesoro Petroleum Corporation and subsidiaries as of December 31, 1998 and 1997, and the related statements of consolidated operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Tesoro Petroleum Corporation and subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

San Antonio, Texas
January 29, 1999
(March 25, 1999 as to Note M)

                          TESORO PETROLEUM CORPORATION

                     STATEMENTS OF CONSOLIDATED OPERATIONS
                     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1998       1997       1996
                                                              --------    ------    --------
REVENUES
  Refining and marketing....................................  $1,268.0    $720.9    $  745.4
  Marine services...........................................     118.6     132.2       122.5
  Exploration and production................................      82.0      84.8       107.5
  Other income..............................................      21.7       5.5        64.4
                                                              --------    ------    --------
          Total Revenues....................................   1,490.3     943.4     1,039.8
                                                              --------    ------    --------
OPERATING COSTS AND EXPENSES
  Refining and marketing....................................   1,172.6     687.1       726.1
  Marine services...........................................     107.9     124.7       115.3
  Exploration and production................................      16.2      13.2        13.0
  Depreciation, depletion and amortization..................      66.0      45.7        40.6
  Write-downs of oil and gas properties.....................      68.3        --          --
                                                              --------    ------    --------
          Total Operating Costs and Expenses................   1,431.0     870.7       895.0
                                                              --------    ------    --------
SEGMENT OPERATING PROFIT....................................      59.3      72.7       144.8

Other operating costs and expenses..........................      (7.9)       --          --
General and administrative..................................     (19.7)    (13.6)      (12.7)
Interest and financing costs, net of capitalized interest in
  1998 and 1997.............................................     (33.0)     (8.3)      (18.2)
Interest income.............................................       2.0       1.6         8.4
Other expense, net..........................................     (16.2)     (3.3)       (7.2)
                                                              --------    ------    --------
EARNINGS (LOSS) BEFORE INCOME TAXES AND EXTRAORDINARY
  ITEM......................................................     (15.5)     49.1       115.1
Income tax provision (benefit)..............................      (0.5)     18.4        38.3
                                                              --------    ------    --------
EARNINGS (LOSS) BEFORE EXTRAORDINARY ITEM...................     (15.0)     30.7        76.8
Extraordinary loss on extinguishments of debt (net of income
  tax benefit of $2.6 in 1998 and $0.9 in 1996).............      (4.4)       --        (2.3)
                                                              --------    ------    --------
NET EARNINGS (LOSS).........................................     (19.4)     30.7        74.5
Preferred dividend requirements.............................      (6.0)       --          --
                                                              --------    ------    --------
NET EARNINGS (LOSS) APPLICABLE TO COMMON STOCK..............  $  (25.4)   $ 30.7    $   74.5
                                                              ========    ======    ========
NET EARNINGS (LOSS) PER SHARE -- BASIC......................  $  (0.86)   $ 1.16    $   2.87
                                                              ========    ======    ========
NET EARNINGS (LOSS) PER SHARE -- DILUTED....................  $  (0.86)   $ 1.14    $   2.81
                                                              ========    ======    ========
WEIGHTED AVERAGE COMMON SHARES -- BASIC.....................      29.4      26.4        26.0
                                                              ========    ======    ========
WEIGHTED AVERAGE COMMON SHARES AND POTENTIALLY DILUTIVE
  COMMON SHARES -- DILUTED..................................      29.4      26.9        26.5
                                                              ========    ======    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          TESORO PETROLEUM CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                                 DECEMBER 31,
                                                              ------------------
                                                                1998       1997
                                                              --------    ------
                                     ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $   12.9    $  8.4
  Receivables, less allowance for doubtful accounts.........     157.5      76.3
  Inventories...............................................     208.2      87.3
  Prepayments and other.....................................      12.0       9.8
                                                              --------    ------
       Total Current Assets.................................     390.6     181.8
                                                              --------    ------
PROPERTY, PLANT AND EQUIPMENT
  Refining and marketing....................................     841.0     370.2
  Marine services...........................................      50.8      43.1
  Exploration and production, full-cost method of
     accounting:
       Properties being amortized...........................     393.3     251.6
       Properties not yet evaluated.........................      25.1      31.9
       Gas transportation...................................       8.1       7.9
  Corporate.................................................      21.4      13.6
                                                              --------    ------
                                                               1,339.7     718.3
  Less accumulated depreciation, depletion and
     amortization...........................................     445.1     304.5
                                                              --------    ------
       Net Property, Plant and Equipment....................     894.6     413.8
                                                              --------    ------
OTHER ASSETS................................................     143.2      32.2
                                                              --------    ------
          Total Assets......................................  $1,428.4    $627.8
                                                              ========    ======

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable..........................................  $  126.4    $ 58.8
  Accrued liabilities.......................................      69.3      31.7
  Current maturities of long-term debt and other
     obligations............................................      12.5      17.0
                                                              --------    ------
       Total Current Liabilities............................     208.2     107.5
                                                              --------    ------
DEFERRED INCOME TAXES.......................................      69.9      28.8
                                                              --------    ------
OTHER LIABILITIES...........................................      59.7      43.2
                                                              --------    ------
LONG-TERM DEBT AND OTHER OBLIGATIONS, LESS CURRENT
  MATURITIES................................................     531.4     115.3
                                                              --------    ------
COMMITMENTS AND CONTINGENCIES (Note M)
STOCKHOLDERS' EQUITY
  Preferred stock, no par value; authorized 5,000,000
     shares:
     7.25% Mandatorily Convertible Preferred Stock, 103,500
     shares issued and outstanding in 1998..................     165.0        --
  Common stock, par value $0.16 2/3; authorized 100,000,000
     shares (50,000,000 in 1997); 32,654,138 shares issued
     (26,506,601 in 1997)...................................       5.4       4.4
  Additional paid-in capital................................     278.6     190.9
  Retained earnings.........................................     115.6     141.0
  Treasury stock, 320,022 common shares (216,453 in 1997),
     at cost................................................      (5.4)     (3.3)
                                                              --------    ------
       Total Stockholders' Equity...........................     559.2     333.0
                                                              --------    ------
          Total Liabilities and Stockholders' Equity........  $1,428.4    $627.8
                                                              ========    ======

  The accompanying notes are an integral part of these consolidated financial statements.

                          TESORO PETROLEUM CORPORATION

                STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY
                                 (IN MILLIONS)

                                          PREFERRED STOCK    COMMON STOCK     ADDITIONAL              TREASURY STOCK
                                          ---------------   ---------------    PAID-IN     RETAINED   ---------------
                                          SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL     EARNINGS   SHARES   AMOUNT
                                          ------   ------   ------   ------   ----------   --------   ------   ------
BALANCE AT JANUARY 1, 1996..............    --     $   --    24.8     $4.1      $176.6      $ 35.8       --    $  --
  Net earnings..........................    --         --      --       --          --        74.5       --       --
  Issuance of Common Stock..............    --         --     1.3      0.2        11.1          --       --       --
  Other, primarily exercise of stock
     options and awards.................    --         --     0.3      0.1         1.7          --       --       --
                                           ---     ------    ----     ----      ------      ------     ----    -----
BALANCE AT DECEMBER 31, 1996............    --         --    26.4      4.4       189.4       110.3       --       --
  Net earnings..........................    --         --      --       --          --        30.7       --       --
  Shares repurchased....................    --         --      --       --          --          --     (0.2)    (3.7)
  Other, primarily exercise of stock
     options and awards.................    --         --     0.1       --         1.5          --       --      0.4
                                           ---     ------    ----     ----      ------      ------     ----    -----
BALANCE AT DECEMBER 31, 1997............    --         --    26.5      4.4       190.9       141.0     (0.2)    (3.3)
  Net loss..............................    --         --      --       --          --       (19.4)      --       --
  Preferred dividend requirements.......    --         --      --       --          --        (6.0)      --       --
  Issuance of Common Stock..............    --         --     5.7      0.9        85.8          --       --       --
  Issuance of Preferred Stock...........   0.1      165.0      --       --        (5.7)         --       --       --
  Other, primarily related to shares
     issued under special incentive
     strategy...........................    --         --     0.4      0.1         7.6          --     (0.1)    (2.1)
                                           ---     ------    ----     ----      ------      ------     ----    -----
BALANCE AT DECEMBER 31, 1998............   0.1     $165.0    32.6     $5.4      $278.6      $115.6     (0.3)   $(5.4)
                                           ===     ======    ====     ====      ======      ======     ====    =====

  The accompanying notes are an integral part of these consolidated financial statements.

                          TESORO PETROLEUM CORPORATION

                     STATEMENTS OF CONSOLIDATED CASH FLOWS
                                 (IN MILLIONS)

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               1998      1997      1996
                                                              -------   -------   ------
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES
  Net earnings (loss).......................................  $ (19.4)  $  30.7   $ 74.5
  Adjustments to reconcile net earnings to net cash from
     operating activities:
     Depreciation, depletion and amortization...............     67.1      46.4     41.5
     Write-downs of oil and gas properties..................     68.3        --       --
     Amortization of goodwill and deferred charges..........      4.0       1.0      1.6
     Extraordinary loss on extinguishments of debt, net of
       income tax benefit...................................      4.4        --      2.3
     Other noncash charges, including noncash portion of
       special incentive compensation and loss on sales of
       assets...............................................      9.6       0.5      0.8
     Changes in operating assets and liabilities:
       Receivables..........................................    (31.0)     56.8      8.1
       Inventories..........................................      1.6     (11.5)     7.2
       Other assets.........................................    (13.7)      0.3     (3.5)
       Accounts payable and accrued liabilities.............     39.4     (37.9)    28.1
       Deferred income taxes................................    (11.4)      9.7     14.6
       Obligation payments to State of Alaska...............     (3.0)     (4.4)    (4.0)
       Other liabilities and obligations....................      0.6       4.0      7.7
                                                              -------   -------   ------
          Net cash from operating activities................    116.5      95.6    178.9
                                                              -------   -------   ------
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES
  Capital expenditures......................................   (185.1)   (147.5)   (85.0)
  Acquisitions..............................................   (536.5)     (5.1)    (7.7)
  Proceeds from sales of assets.............................      3.2       0.1      2.6
  Other.....................................................     (0.2)      1.0     (4.1)
                                                              -------   -------   ------
          Net cash used in investing activities.............   (718.6)   (151.5)   (94.2)
                                                              -------   -------   ------
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
  Proceeds from equity offerings, net.......................    246.0        --       --
  Proceeds from debt offerings, net.........................    286.7        --       --
  Borrowings under term loans...............................    150.0        --       --
  Refinancing and repayments of debt and obligations........    (93.3)     (4.1)   (77.9)
  Borrowings under revolving credit and interim facilities,
     net of repayments......................................     27.6      32.7      0.9
  Issuance of other long-term debt..........................       --      16.2       --
  Payment of dividends on Preferred Stock...................     (3.0)       --       --
  Repurchase of Common Stock................................       --      (3.7)      --
  Financing costs and other.................................     (7.4)      0.4      1.1
                                                              -------   -------   ------
          Net cash from (used in) financing activities......    606.6      41.5    (75.9)
                                                              -------   -------   ------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............      4.5     (14.4)     8.8
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................      8.4      22.8     14.0
                                                              -------   -------   ------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $  12.9   $   8.4   $ 22.8
                                                              =======   =======   ======
SUPPLEMENTAL CASH FLOW DISCLOSURES
  Interest paid, net of capitalized interest of $0.1 in 1998
     and $0.4 in 1997.......................................  $  12.0   $   2.1   $ 12.5
                                                              =======   =======   ======
  Income taxes paid.........................................  $  16.4   $  22.4   $  6.3
                                                              =======   =======   ======

  The accompanying notes are an integral part of these consolidated financial statements.

                          TESORO PETROLEUM CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying Consolidated Financial Statements include the accounts of Tesoro Petroleum Corporation and its subsidiaries (collectively, the "Company" or "Tesoro"). All significant intercompany accounts and transactions have been eliminated. Tesoro is a natural resource company engaged in petroleum refining, distribution and marketing of petroleum products, marine logistics services and the exploration for and production of natural gas and oil.

  Use of Estimates and Presentation

     Preparation of the Company's Consolidated Financial Statements in conformity with generally accepted accounting principles requires the use of management's best estimates and judgment that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

     Certain reclassifications have been made to information previously reported to conform to current presentation.

  Cash and Cash Equivalents

     Cash equivalents consist of highly-liquid debt instruments such as commercial paper and certificates of deposit purchased with an original maturity date of three months or less. Cash equivalents are stated at cost, which approximates market value. The Company's policy is to invest cash in conservative, highly-rated instruments and to invest in various institutions to limit the amount of credit exposure in any one institution. The Company performs ongoing evaluations of the credit standing of these financial institutions.

  Financial Instruments

     The carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and certain accrued liabilities, approximate fair value because of the short maturity of these instruments. The carrying amounts of the Company's long-term debt and other obligations approximate the Company's estimates of the fair value of such items.

  Inventories

     Inventories are stated at the lower of cost or market. The last-in, first-out ("LIFO") method is used to determine the cost of the Company's refining and marketing inventories of crude oil and U.S. wholesale refined products. The cost of remaining refined product inventories, including fuel at the Company's marine services terminals, is determined principally on the first-in, first-out ("FIFO") method. The carrying value of petroleum inventories is sensitive to volatile market prices. Merchandise and materials and supplies are valued at average cost, not in excess of market value. See Note I.

  Property, Plant and Equipment

     Additions to property, plant and equipment and major improvements and modifications are capitalized at cost. Depletion of oil and gas producing properties is determined principally by the unit-of-production method and is based on estimated proved recoverable reserves. Depreciation of other property, plant and equipment is generally computed on the straight-line method based upon the estimated useful life of each asset. The weighted average lives range from 8 to 30 years for refining, marketing and pipeline assets, 13 to 15 years for service equipment and marine fleets, and three to seven years for corporate and other assets.

                          TESORO PETROLEUM CORPORATION

     Oil and gas properties are accounted for using the full-cost method of accounting. Under this method, all costs associated with property acquisition and exploration and development activities are capitalized into cost centers that are established on a country-by-country basis. Capitalized costs within a cost center, together with estimates of costs for future development, dismantlement and abandonment, are amortized by the unit-of-production method using the proved oil and gas reserves for each cost center. The Company's investment in certain oil and gas properties is excluded from the amortization base until the properties are evaluated. Gain or loss is recognized only on the sale of oil and gas properties involving significant reserves. Proceeds from the sale of insignificant reserves and undeveloped properties are applied to reduce the costs in the cost centers. For each cost center, the capitalized costs are subject to a limitation so as not to exceed the present value of future net revenues from estimated production of proved oil and gas reserves, net of income tax effect, plus the lower of cost or estimated fair value of unevaluated properties included in the cost center. See Notes E and O for write-downs of oil and gas properties in 1998. It is reasonably possible that the present value of future net revenues from estimated production of proved oil and gas reserves could be significantly reduced due to further decreases in oil and natural gas prices since 1998 year-end. This could result in further write-downs of capitalized costs of oil and gas properties in the near term.

  Other Assets

     The cost over the fair value of net assets acquired (goodwill) is amortized by the straight-line method over 28 years for refining and marketing assets and 20 years for marine services assets.

     Debt issue costs are deferred and amortized using the effective interest method over the estimated terms of each instrument.

  Income Taxes

     Deferred tax assets and liabilities are recognized for future income tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. Measurement of deferred tax assets and liabilities is based on enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

  Environmental Expenditures

     Environmental expenditures that extend the life or increase the capacity of facilities, or expenditures that mitigate or prevent environmental contamination that is yet to occur, are capitalized. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable. Cost estimates are based on the expected timing and extent of remedial actions required by applicable governing agencies, experience gained from similar sites on which environmental assessments or remediation have been completed, and the amount of the Company's anticipated liability considering the proportional liability and financial abilities of other responsible parties. Generally, the timing of these accruals coincides with the completion of a feasibility study or the Company's commitment to a formal plan of action. Estimated liabilities are not discounted to present value.

  Stock-Based Compensation

     The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's Common Stock at the date of grant over the amount an employee must

                          TESORO PETROLEUM CORPORATION
pay to acquire the stock, except for stock options granted under the special incentive compensation which became fully vested in May 1998 (see Note L).

  New Accounting Standards

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS No. 133 is effective for all quarters of fiscal years beginning after June 15, 1999 and should not be applied retroactively to financial statements of prior periods. From time to time, the Company enters into agreements to reduce commodity price risks. Gains or losses on these hedging activities are recognized when the related physical transactions are recognized as sales or purchases. The Company is evaluating the effects that this new statement will have on its financial condition, results of operations and financial reporting and disclosures.

     In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which established standards for reporting and displaying comprehensive income and its components in the financial statements. The Company did not have any material amounts which would be reported separately from net income as "other comprehensive income."

                          TESORO PETROLEUM CORPORATION

NOTE B -- EARNINGS PER SHARE

     Basic earnings per share is determined by dividing net earnings applicable to Common Stock by the weighted average number of common shares outstanding during the period. The Company's calculation of diluted earnings per share takes into account the effect of potentially dilutive shares, principally stock options, outstanding during the period. The assumed conversion of Preferred Stock to 8.75 million shares of Common Stock, or a weighted average of 4.37 million for the year ended December 31, 1998, produced an anti-dilutive result and, in accordance with SFAS No. 128, was not included in the dilutive calculation. Earnings (loss) per share calculations for the years ended December 31, 1998, 1997 and 1996 are presented below (in millions except per share amounts):

                                                               1998       1997      1996
                                                              -------    ------    ------
BASIC:
  Numerator:
     Earnings (loss) before extraordinary item..............  $ (15.0)   $ 30.7    $ 76.8
     Extraordinary loss on extinguishments of debt, after
       tax..................................................     (4.4)       --      (2.3)
                                                              -------    ------    ------
     Net earnings (loss)....................................    (19.4)     30.7      74.5
     Less preferred dividends...............................      6.0        --        --
                                                              -------    ------    ------
     Net earnings (loss) applicable to common shares........  $ (25.4)   $ 30.7    $ 74.5
                                                              =======    ======    ======
  Denominator:
     Weighted average common shares outstanding.............     29.4      26.4      26.0
                                                              =======    ======    ======
  Basic earnings (loss) per share:
     Before extraordinary item..............................  $ (0.71)   $ 1.16    $ 2.96
     Extraordinary loss, after tax..........................    (0.15)       --     (0.09)
                                                              -------    ------    ------
     Net....................................................  $ (0.86)   $ 1.16    $ 2.87
                                                              =======    ======    ======
DILUTED:
  Numerator:
     Net earnings (loss) applicable to common shares........  $ (25.4)   $ 30.7    $ 74.5
     Plus income impact of assumed conversions of preferred
       stock (only if dilutive).............................       --        --        --
                                                              -------    ------    ------
     Net earnings (loss)....................................  $ (25.4)   $ 30.7    $ 74.5
                                                              =======    ======    ======
  Denominator:
     Weighted average common shares outstanding.............     29.4      26.4      26.0
     Add potential dilutive securities:
       Incremental dilutive shares from assumed conversion
          of stock options and other (only if dilutive).....       --       0.5       0.5
       Incremental dilutive shares from assumed conversion
          of preferred stock (only if dilutive).............       --        --        --
                                                              -------    ------    ------
     Total diluted shares...................................     29.4      26.9      26.5
                                                              =======    ======    ======
  Diluted earnings (loss) per share:
       Before extraordinary item............................  $ (0.71)   $ 1.14    $ 2.90
       Extraordinary loss, after tax........................    (0.15)       --     (0.09)
                                                              -------    ------    ------
          Net...............................................  $ (0.86)   $ 1.14    $ 2.81
                                                              =======    ======    ======

                          TESORO PETROLEUM CORPORATION

NOTE C -- ACQUISITIONS AND EXPANSIONS

  Acquisitions of Hawaii Refinery and Washington Refinery

     On May 29, 1998, the Company acquired (the "Hawaii Acquisition") all of the outstanding capital stock of BHP Petroleum Americas Refining Inc. and BHP Petroleum South Pacific Inc. (together, "BHP Hawaii") from BHP Hawaii Inc. and BHP Petroleum Pacific Islands Inc. ("BHP Sellers"), affiliates of The Broken Hill Proprietary Company Limited ("BHP"). The Hawaii Acquisition included a 95,000-barrel per day refinery (the "Hawaii Refinery") and 32 retail gasoline stations in Hawaii. Tesoro and a BHP affiliate entered into a two-year crude supply agreement pursuant to which the BHP affiliate will assist Tesoro in acquiring crude oil feedstocks sourced outside of North America and arrange for the transportation of such crude oil to the Hawaii Refinery. Tesoro paid $252.2 million in cash for the Hawaii Acquisition, including $77.2 million for working capital. In addition, Tesoro issued an unsecured, non-interest bearing, promissory note ("BHP Note") for $50 million. The present value of the BHP Note amounted to $17.4 million, after the accelerated payment provision (see Note D), and was recorded as part of the purchase price.

     On August 10, 1998, the Company acquired (the "Washington Acquisition" and together with the Hawaii Acquisition, the "Acquisitions") all of the outstanding stock of Shell Anacortes Refining Company ("Shell Washington"), an affiliate of Shell Oil Company ("Shell"). The Washington Acquisition included a 108,000-barrel per day refinery (the "Washington Refinery") in Anacortes, Washington and related assets. The total cash purchase price for the Washington Acquisition was $280.1 million, including $43.1 million for working capital.

     The Acquisitions were accounted for as purchases whereby the purchase prices were allocated to the assets acquired and liabilities assumed based upon their respective fair market values at the dates of acquisition. Under purchase accounting, financial results of the Acquisitions have been included in Tesoro's consolidated financial statements since the dates of acquisition. Had these results been included in Tesoro's results since January 1, 1997, and the Refinancing and Offerings completed (as defined in Note D below), Tesoro's consolidated results for the years ended December 31, 1998 and 1997, on a pro forma basis, would have been as follows (in millions except per share amounts):

                                                                1998        1997
                                                              --------    --------
                                                                  (UNAUDITED)
Revenues....................................................  $2,270.8    $2,980.4
Earnings (loss) before extraordinary item...................  $  (12.0)   $   30.5
Net earnings (loss).........................................  $  (16.4)   $   30.5
Earnings (loss) per share -- basic..........................  $  (0.88)   $   0.58
Earnings (loss) per share -- diluted........................  $  (0.88)   $   0.57

     The 1998 extraordinary loss on extinguishment of debt amounted to $0.14 per share (basic and diluted) on a proforma basis.

     See Note D for information related to financing the Acquisitions and Note M for related environmental matters.

  Alaska Refining and Marketing

     In October 1997, the Company completed an expansion of its Alaska refinery hydrocracker unit which enabled the Company to increase its jet fuel production. The expansion, together with the addition of a new, high-yield jet fuel hydrocracker catalyst, was completed at a cost of approximately $19 million.

     In December 1997, the Company purchased the Union 76 marketing assets in Southeast Alaska, consisting of one terminal, two retail stations and the rights to use the Union 76 trademark within Alaska.

                          TESORO PETROLEUM CORPORATION

  Marine Services

     In February 1996, the Company purchased 100% of the capital stock of Coastwide Energy Services, Inc. ("Coastwide"). The consideration included approximately 1.4 million shares of Tesoro's Common Stock and $7.7 million in cash. The market price of Tesoro's Common Stock was $9.00 per share at closing of this transaction. Subsequent to the acquisition, Tesoro repaid approximately $4.5 million of Coastwide's outstanding debt. The acquired operations provide logistical support services and distribute petroleum products to the offshore oil and gas industry in the Gulf of Mexico. The acquisition was accounted for as a purchase whereby the purchase price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values.

  Exploration and Production

     In September 1998, the Company purchased oil and gas assets for $10 million, which included working interests in producing wells and undeveloped acreage in the Morrow gas play located in Wheeler County in the Texas Panhandle, together with undeveloped acres in prospective areas of the onshore Texas Gulf Coast. In August 1998, the Company purchased a working interest in the Stiles Ranch Field, located in Wheeler County in the Texas Panhandle, for $8 million in cash plus the conveyance of a working interest in an undeveloped prospect owned by the Company in South Texas. Also in 1998, the Company acquired additional undeveloped acreage for $6 million, located primarily in the onshore Gulf Coast of Texas and in Wheeler County in the Texas Panhandle.

     In July 1997, the Company purchased the interests held by its former joint venture participant in the then existing two contract blocks in southern Bolivia, consisting of a 25% interest in Block 18 and a 27.4% interest in Block
20. The purchase price was approximately $20 million, which included $11.9 million for proved reserves and $3.3 million for undeveloped acreage with the remainder for working capital and assumption of certain liabilities.

     In the U.S., the Company purchased proved and unproved properties totaling $22 million during 1997. These purchases included interests in fields in southern Louisiana, South Texas and East Texas. During 1996, the Company acquired proved and unproved properties totaling $25.7 million in South Texas and East Texas.

     For further information related to exploration and production activities, see Note O.

NOTE D -- CAPITALIZATION

  Credit Facility

     In conjunction with closing the Hawaii Acquisition (see Note C) on May 29, 1998, Tesoro refinanced substantially all of its then-existing indebtedness ("Refinancing"). The Company recorded an extraordinary loss on early extinguishment of debt of approximately $7.0 million pretax ($4.4 million aftertax, or $0.15 per basic and diluted share) for the Refinancing during the second quarter of 1998.

     The total amount of funds required by Tesoro to complete the Hawaii Acquisition and the Refinancing, to pay related fees and expenses and for general corporate purposes was financed through a secured credit facility ("Interim Credit Facility"), which replaced the Company's previous corporate revolving credit agreement. In the third quarter of 1998, the Company refinanced all borrowings under the Interim Credit Facility with net proceeds from the Offerings (as defined below) and borrowings under the Senior Credit Facility (as defined below).

     On July 2, 1998, and in connection with the Notes Offering (defined below) and the Washington Acquisition, the Company entered into a senior credit facility ("Senior Credit Facility") in the amount of $500 million. The Senior Credit Facility is comprised of term loan facilities aggregating $200 million (the "Tranche A Term Loans" and the "Tranche B Term Loan," collectively, the "Term Loans") and a

                          TESORO PETROLEUM CORPORATION

$300 million revolving credit and letter of credit facility ("Revolver"). The Senior Credit Facility is guaranteed by substantially all of the Company's active direct and indirect subsidiaries ("Guarantors") and is secured by substantially all of the domestic assets of the Company and each of the Guarantors. At December 31, 1998, the Company had outstanding borrowings of $149.5 million under the Term Loans and $61.2 million under the Revolver. Outstanding letters of credit totaled $14 million at December 31, 1998. Unused availability under the Senior Credit Facility and Term Loans was approximately $275 million at December 31, 1998. On January 4, 1999, the final $50 million tranche under the Term Loans was borrowed and used to reduce borrowings under the Revolver. The Revolver terminates on July 2, 2001, while the Term Loans mature in varying quarterly installments through 2003. Maturities under the Tranche A Term Loans, including the final $50 million borrowed in 1999, aggregate to $10.0 million, $22.5 million, $25.0 million, $27.5 million and $15.0 million in 1999, 2000, 2001, 2002 and 2003, respectively. Maturities of outstanding borrowings under the Tranche B Term Loan equal $1 million annually in 1999 through 2002 and $95.5 million in 2003.

     The Senior Credit Facility requires the Company to maintain specified levels of consolidated leverage and interest coverage and contains other covenants and restrictions customary in credit arrangements of this kind. The Company was in compliance with these covenants at December 31, 1998. Future compliance with financial covenants under the Senior Credit Facility is primarily dependent on the Company's cash flows and levels of borrowings under the Revolver. Based on market conditions in the first quarter of 1999, including depressed natural gas prices and downturn in refinery margins, continued compliance with such covenants is not assured. If the Company is not able to continue to comply with its financial covenants, it will be required to seek waivers or amendments from its lenders. If such an event occurs, management of the Company believes that it will be able to obtain waivers and/or negotiate terms and conditions with its lenders under the Senior Credit Facility which will allow the Company to adequately finance its operations.

     The Revolver and the Tranche A Term Loans bear interest, at the Company's election, at either the Base Rate (as defined in the Senior Credit Facility) plus a margin ranging from 0.00% to 0.625% or the Eurodollar Rate (as defined in the Senior Credit Facility) plus a margin ranging from 1.125% to 2.125%. The Tranche B Term Loan bears interest, at the Company's election, at either the Base Rate plus a margin ranging from 0.50% to 0.625% or the Eurodollar Rate plus a margin ranging from 2.00% to 2.125%. At December 31, 1998, the interest rates were 7.75% on the Revolver, 6.315% on the Tranche A Term Loans and 7.19% on the Tranche B Term Loan.

     The terms of the Senior Credit Facility allow for payment of cash dividends on the Company's Common Stock not to exceed an aggregate of $10 million in any year and also allow for payment of required dividends on its 7.25% Mandatorily Convertible Preferred Stock.

     Provisions of the Senior Credit Facility require prepayments to the Term Loans, with certain defined exceptions, in an amount equal to: (i) 100% of the net proceeds of certain incurred indebtedness; (ii) 100% of the net proceeds received by the Company and its subsidiaries (other than certain net proceeds reinvested in the business of the Company or its subsidiaries) from the disposition of any assets, including proceeds from the sale of stock of the Company's subsidiaries; and (iii) a percentage of excess cash flow, as defined, depending on certain credit statistics. No prepayments were required for 1998.

  Senior Subordinated Notes

     On July 2, 1998, concurrently with the syndication of the Senior Credit Facility, the Company issued $300 million aggregate principal amount of 9% senior subordinated notes due 2008 through a private offering ("Notes Offering"). Each $1,000 principal amount of its unregistered and outstanding senior subordinated notes due 2008 was exchanged for $1,000 principal amount of the Company's registered 9% Senior Subordinated Notes due 2008, Series B ("Senior Subordinated Notes") in September 1998. The Senior Subordinated Notes have a ten-year maturity without sinking fund requirements and are subject to optional redemption by the Company after five years at declining premiums. The indenture ("Indenture") for the

                          TESORO PETROLEUM CORPORATION

Senior Subordinated Notes contains covenants and restrictions which are customary for notes of this nature. The restrictions under the Indenture are less restrictive than those in the Senior Credit Facility. To the extent the Company's fixed charge coverage ratio, as defined in the Indenture, allows for the incurrence of additional indebtedness, the Company will be allowed to pay cash dividends on Common Stock. The effective interest rate on the Senior Subordinated Notes is 9.16%, after giving effect to the discount at the date of issue.

  Common Stock and Preferred Stock

     On May 14, 1998, the Company filed a universal shelf registration statement ("Shelf Registration") for $600 million of debt or equity securities for acquisitions or general corporate purposes. The Company offered Premium Income Equity Securities ("PIES") and Common Stock (collectively, the "Equity Offerings" and together with the Notes Offering, the "Offerings") from the Shelf Registration to provide partial funding for the Acquisitions discussed in Note
C. On July 1, 1998, the Company issued 9,000,000 PIES, representing fractional interests in the Company's 7.25% Mandatorily Convertible Preferred Stock ("Preferred Stock"), with gross proceeds of approximately $143.4 million, and 5,000,000 shares of Common Stock, with gross proceeds of $79.7 million. Upon exercise of the over-allotment options granted to the underwriters of the Equity Offerings, on July 8, 1998, the Company issued 1,350,000 PIES with gross proceeds of $21.5 million and 750,000 shares of Common Stock with gross proceeds of $11.9 million. Holders of PIES are entitled to receive a cash dividend. The PIES will automatically convert into shares of Common Stock on July 1, 2001, at a rate based upon a formula dependent upon the market price of Common Stock. Before July 1, 2001, each PIES is convertible, at the option of the holder thereof, into 0.8455 shares of Common Stock, subject to adjustment in certain events, such as Common Stock splits and stock dividends.

     In connection with filing the Shelf Registration in May 1998, the Company's Board of Directors approved terminating a repurchase program for Tesoro's Common Stock that was initiated in May 1997. Under that program in 1997, the Company used cash flows of $3.7 million to repurchase 236,800 shares of Common Stock.

     For information relating to stock-based compensation and Common Stock reserved for exercise of options and conversion of Preferred Stock, see Note L.

  BHP Note

     In connection with the Hawaii Acquisition (Note C), Tesoro issued an unsecured, non-interest bearing, promissory note ("BHP Note") for the purchase in the amount of $50 million, payable in five equal annual installments of $10 million each, beginning in 2009. The BHP Note provides for early payments to the extent of one-half of the amount by which earnings from the Hawaii Acquisition, before interest expense, income taxes and depreciation and amortization, as specified in the BHP Note, exceed $50 million in any calendar year. Based on 1998 earnings from the Hawaii Acquisition, an early principal payment will be made on the BHP Note in 1999. The present value of the BHP Note, discounted at 10% and including the effect of the early principal payment, was recorded as part of the purchase price of the Hawaii Acquisition. The future effects of any additional accelerated payments under the BHP Note, if required, would be accounted for as additional cost of the acquired assets and amortized over the remaining life of the assets.

  State of Alaska

     In 1993, the Company entered into an agreement ("Agreement") with the State of Alaska ("State") that settled a contractual dispute with the State. Under the Agreement, the Company was obligated to make variable monthly payments to the State through December 2001 based on a per barrel charge on the volume of feedstock processed through the Company's Alaska refinery crude unit. In 1997, based on a per barrel throughput charge of 24 cents, the Company's variable payment to the State totaled $4.4 million. In 1998, based on a per barrel throughput charge of 30 cents, the Company's variable payments to the State totaled

                          TESORO PETROLEUM CORPORATION

$3.0 million. The per barrel charge increased to 30 cents in 1998 with one cent annual incremental increases thereafter through 2001. The Agreement obligated the Company to pay the State $60 million in January 2002; provided, however, that such payment could be deferred indefinitely at the Company's option, by continuing the variable monthly payments to the State beginning at 34 cents per barrel for 2002 and increasing one cent per barrel annually thereafter. Under the Agreement, variable monthly payments made after January 2002 would not reduce the $60 million obligation to the State. The imputed rate of interest used by the Company on the $60 million obligation was 13%.

     Beginning June 1, 1998, the State released the Company from all payment obligations, and all mortgages, liens and security interests in connection therewith, under the Agreement in exchange for a payment of $66.1 million. The Company is only obligated to continue payment of the per barrel throughput charge through 2001 with respect to barrels of feedstock processed at the refinery which exceed 50,000 barrels per day on a monthly basis, subject to available credits (as defined in the Agreement) for amounts by which the barrels of feedstock processed average less than 50,000 barrels per day on a monthly basis.

  Department of Energy

     A Consent Order entered into by the Company with the Department of Energy ("DOE") in 1989 settled all issues relating to the Company's compliance with federal petroleum price and allocation regulations from 1973 through decontrol in 1981. At December 31, 1998, the Company's remaining obligation is to pay the DOE $7.9 million, plus interest at 6%, over the next four years.

  Hydrocracker Unit and Vacuum Unit Loans

     In October 1997, the National Bank of Alaska ("NBA") and the Alaska Industrial Development and Export Authority ("AIDEA"), under a loan agreement ("Hydrocracker Loan") entered into between the Company and NBA, provided a $16.2 million loan to the Company towards the cost of its Alaska refinery hydrocracker expansion (see Note C). In 1994, NBA and the AIDEA provided a $15 million loan to the Company towards the cost of the Company's Alaska refinery vacuum unit ("Vacuum Unit Loan"). The Hydrocracker Unit Loan and Vacuum Unit Loan were repaid and terminated on May 29, 1998, in connection with the Refinancing described above.

  Capital Leases

     Capital leases are primarily for tugs and barges used in transportation of petroleum products within Hawaii. At December 31, 1998, the cost of capital leases included in fixed assets was $9.3 million and the related accumulated amortization was $0.9 million. Capital lease obligations included in long-term debt totaled $9.8 million and $1.6 million at December 31, 1998 and 1997, respectively.

  1996 Repurchase of Debentures and Notes

     In November 1996, the Company fully redeemed its two public debt issues, totaling approximately $74 million, at a price equal to 100% of the principal amount, plus accrued interest to the redemption date. The redemption of debt was comprised of $44.1 million of outstanding 13% Exchange Notes and $30 million of outstanding 12 3/4% Subordinated Debentures. The redemption was accounted for as an early extinguishment of debt in the 1996 third quarter, resulting in a pretax charge of $3.2 million ($2.3 million aftertax) which represented a write-off of unamortized bond discount and issue costs.

                          TESORO PETROLEUM CORPORATION

  Summary Table of Long-Term Debt and Other Obligations

     Long-term debt and other obligations at December 31, 1998 and 1997 consisted of the following (in millions):

                                                               1998      1997
                                                              ------    ------
Credit Facilities:
  Revolving credit lines....................................  $ 61.2    $ 33.6
  Tranche A Term Loan.......................................    50.0        --
  Tranche B Term Loan.......................................    99.5        --
9% Senior Subordinated Notes (net of discount of $3.1)......   296.9        --
BHP Note (net of discount of $31.8).........................    18.2        --
Liability to State of Alaska................................      --      62.0
Liability to Department of Energy...........................     7.9       9.2
Hydrocracker Loan...........................................      --      16.2
Vacuum Unit Loan............................................      --       9.1
Other, primarily capital leases.............................    10.2       2.2
                                                              ------    ------
                                                               543.9     132.3
Less current maturities.....................................    12.5      17.0
                                                              ------    ------
Long-term debt, less current maturities.....................  $531.4    $115.3
                                                              ======    ======

     At December 31, 1998, aggregate maturities of outstanding long-term debt and other obligations, including the Term Loans and Revolver, for each of the five years following December 31, 1998 were as follows: 1999 - $12.5 million; 2000 - $14.6 million; 2001 - $78.5 million; 2002 - $18.4 million; and 2003 -
$104.1 million.

NOTE E -- OPERATING SEGMENTS

     The Company's revenues are derived from three operating segments: Refining and Marketing, Marine Services and Exploration and Production. Management has identified these segments for managing operations and investing activities. The segments are organized primarily by petroleum industry classification as upstream (Exploration and Production) and downstream (Refining and Marketing, and Marine Services). These classifications represent significantly different activities with respect to investment, asset development, asset valuations, production, maintenance, supply and market distribution. The downstream businesses are organized into two operating segments representing (i) the manufacturing and marketing of refined products and (ii) product distribution and logistics services provided to the marine industry.

  Refining and Marketing

     Refining and Marketing operates three petroleum refineries located in Alaska, Hawaii and Washington, which manufacture gasoline and gasoline components, jet fuel, diesel fuel, heavy oils and residual products. These products, together with products purchased from third parties, are sold at wholesale through terminal facilities and other locations in Alaska, the Pacific Northwest, Hawaii and American Samoa. In addition, Refining and Marketing markets gasoline, other petroleum products and convenience store items through Company-operated retail stations in Alaska and Hawaii. Refining and Marketing also markets petroleum products through branded and unbranded stations located in Alaska, Hawaii, American Samoa and the Pacific Northwest. Revenues from export sales, primarily to Far East markets, amounted to $35.5 million, $16.1 million and $22.0 million in 1998, 1997 and 1996, respectively. The Company at times resells previously purchased crude oil, sales of which amounted to $29.9 million, $44.4 million and $93.8 million in 1998, 1997 and 1996, respectively. See Note C for information related to Acquisitions in this segment during 1998.

                          TESORO PETROLEUM CORPORATION

  Marine Services

     The Marine Services segment markets and distributes petroleum products, water, drilling mud, and other supplies and services primarily to the marine and offshore exploration and production industries operating in the Gulf of Mexico. This segment currently operates through terminals along the Texas and Louisiana Gulf Coast and on the U.S. West Coast.

  Exploration and Production

     The Exploration and Production segment is engaged in the exploration, production and development of natural gas and oil in Texas, Louisiana and Bolivia. This segment also includes the transportation of natural gas, including the Company's production, to common carrier pipelines in South Texas. In Bolivia, the Company operates under contracts with the Bolivian government to explore for and produce hydrocarbons. The Company's Bolivian natural gas production is sold under contract to the Bolivian government for export to Argentina. The majority of the Company's Bolivian natural gas and oil reserves are shut-in awaiting access to gas-consuming markets. A new, third-party pipeline that will link Bolivia's gas reserves with markets in Brazil is expected to begin operations in the second quarter of 1999.

     In Exploration and Production, segment operating profit in 1998 included fourth quarter write-downs of oil and gas properties totaling $68.3 million in 1998 ($28.4 million in the U.S. and $39.9 million in Bolivia) and other income of $21.3 million in the second quarter representing funds received from an operator that were no longer needed as a contingency reserve for litigation. Segment operating profit in 1997 included income of $1.8 million for severance tax refunds and $2.2 million related to the collection of a receivable for prior years' Bolivian production. Segment operating profit in 1996 included $60 million of other income from termination of a natural gas contract and $5 million from retroactive severance tax refunds. In 1996, Exploration and Production's segment operating profit also included $24.6 million from the excess of natural gas contract prices over spot market prices (see Note F).

  Other

     Segment operating profit includes those revenues and expenses that are directly attributable to management of the respective segment. For the years presented, revenues were generated from sales to external customers, and intersegment revenues were not significant. Income taxes, interest and financing costs, interest income and corporate general and administrative expenses are not included in determining segment operating profit. Corporate and unallocated costs in 1998 included $19.9 million for special incentive compensation (see Note L) and $33.0 million from interest and financing costs primarily related to the Acquisitions (see Notes C and D).

     EBITDA represents earnings before extraordinary items, interest and financing costs expense, income taxes, write-downs of oil and gas properties and depreciation, depletion and amortization. While not purporting to reflect any measure of the Company's operations or cash flows, EBITDA is presented for additional analysis. Operating segment EBITDA is equal to segment operating profit before depreciation, depletion and amortization related to each segment.

                          TESORO PETROLEUM CORPORATION

     Identifiable assets are those assets utilized by the segment. Corporate assets are principally cash and other assets that are not directly associated with the operations of a business segment. Segment information for the three years ended December 31, 1998 is as follows (in millions):

                                                                1998       1997       1996
                                                              --------    ------    --------
REVENUES
  Gross operating revenues:
     Refining and Marketing --
       Refined products.....................................  $1,198.2    $643.7    $  620.8
       Other, primarily crude oil resales and merchandise...      69.8      77.2       124.6
     Marine Services........................................     118.6     132.2       122.5
     Exploration and Production --
       U.S., including gas transportation...................      71.5      73.6        93.8
       Bolivia..............................................      10.5      11.2        13.7
                                                              --------    ------    --------
       Total Gross Operating Revenues.......................   1,468.6     937.9       975.4
  Other income..............................................      21.7       5.5        64.4
                                                              --------    ------    --------
          Total Revenues....................................  $1,490.3    $943.4    $1,039.8
                                                              ========    ======    ========
SEGMENT OPERATING PROFIT (LOSS)
  Refining and Marketing....................................  $   69.7    $ 20.5    $    6.0
  Marine Services...........................................       8.6       6.3         6.1
  Exploration and Production --
     U.S., including gas transportation, before
       write-down...........................................      45.9      37.3       123.9
     Bolivia before write-down..............................       3.4       8.6         8.8
     Write-downs of oil and gas properties..................     (68.3)       --          --
                                                              --------    ------    --------
       Total Segment Operating Profit.......................      59.3      72.7       144.8
  Corporate and Unallocated Costs...........................     (74.8)    (23.6)      (29.7)
                                                              --------    ------    --------
  Earnings (Loss) Before Income Taxes and Extraordinary
     Item...................................................  $  (15.5)   $ 49.1    $  115.1
                                                              ========    ======    ========
EBITDA
  Refining and Marketing....................................  $   94.8    $ 33.2    $   18.5
  Marine Services...........................................      11.0       8.0         7.3
  Exploration and Production --
     U.S. ..................................................      81.8      67.1       149.5
     Bolivia................................................       6.0      10.1        10.1
                                                              --------    ------    --------
       Total Operating Segment EBITDA.......................     193.6     118.4       185.4
  Corporate and Unallocated.................................     (40.7)    (14.6)      (10.6)
                                                              --------    ------    --------
       Total Consolidated EBITDA............................     152.9     103.8       174.8
  Depreciation, Depletion and Amortization(a)...............    (135.4)    (46.4)      (41.5)
  Interest and Financing Costs..............................     (33.0)     (8.3)      (18.2)
                                                              --------    ------    --------
  Earnings (Loss) Before Income Taxes and Extraordinary
     Item...................................................  $  (15.5)   $ 49.1    $  115.1
                                                              ========    ======    ========
IDENTIFIABLE ASSETS
  Refining and Marketing....................................  $1,077.7    $337.4    $  317.0
  Marine Services...........................................      59.2      59.3        56.0
  Exploration and Production --
     U.S., including gas transportation.....................     175.8     158.2       143.6
     Bolivia................................................      58.9      50.8        27.0
  Corporate.................................................      56.8      22.1        39.0
                                                              --------    ------    --------
     Total Assets...........................................  $1,428.4    $627.8    $  582.6
                                                              ========    ======    ========

                          TESORO PETROLEUM CORPORATION

                                                                1998       1997       1996
                                                              --------    ------    --------
DEPRECIATION, DEPLETION AND AMORTIZATION
  Refining and Marketing....................................  $   25.1    $ 12.7    $   12.5
  Marine Services...........................................       2.4       1.7         1.2
  Exploration and Production --
     U.S., including gas transportation(a)..................      64.3      29.8        25.6
     Bolivia(a).............................................      42.5       1.5         1.3
  Corporate.................................................       1.1       0.7         0.9
                                                              --------    ------    --------
     Total Depreciation, Depletion and Amortization.........  $  135.4    $ 46.4    $   41.5
                                                              ========    ======    ========
CAPITAL EXPENDITURES
  Refining and Marketing(b).................................  $   38.0    $ 43.9    $   11.1
  Marine Services...........................................       4.2       9.4         6.9
  Exploration and Production --
     U.S., including gas transportation.....................      87.5      65.4        59.7
     Bolivia................................................      47.6      27.5         6.9
  Corporate.................................................       7.8       1.3         0.4
                                                              --------    ------    --------
     Total Capital Expenditures.............................  $  185.1    $147.5    $   85.0
                                                              ========    ======    ========

---------------
(a) Including 1998 write-downs of oil and gas properties of $28.4 million in the U.S. and $39.9 million in Bolivia.

(b) Excluding 1998 Acquisitions of $536.5 million.

NOTE F -- OTHER INCOME AND EXPENSE

     Other income and other expense for the years ended December 31, 1998, 1997 and 1996 included the following (in millions):

                                                              1998     1997    1996
                                                              -----    ----    -----
Other Income:
  Receipt of contingency funds..............................  $21.3    $ --    $  --
  Retroactive severance tax refunds.........................     --     1.8      5.0
  Collection of Bolivian receivable.........................     --     2.2       --
  Natural gas contract settlement...........................     --      --     60.0
  Gain (loss) on sale of assets and other...................    0.4     1.5     (0.6)
                                                              -----    ----    -----
          Total Other Income................................  $21.7    $5.5    $64.4
                                                              =====    ====    =====
Other Operating Costs and Expenses:
  Special incentive compensation............................  $ 7.9    $ --    $  --
                                                              =====    ====    =====
Other Expense:
  Special incentive compensation............................  $12.0    $ --    $  --
  Depreciation and amortization -- Corporate................    1.1     0.7      0.9
  Shareholder consent solicitation..........................     --      --      2.3
  Other.....................................................    3.1     2.6      4.0
                                                              -----    ----    -----
          Total Other Expense...............................  $16.2    $3.3    $ 7.2
                                                              =====    ====    =====

     In 1998, the Exploration and Production segment received $21.3 million from an operator in the Bob West Field, representing funds that were no longer needed as a contingency reserve for litigation.

                          TESORO PETROLEUM CORPORATION

     In 1996, the Company settled all claims and disputes with Tennessee Gas Pipeline Company ("Tennessee Gas") and agreed to terminate the Tennessee Gas contract effective October 1, 1996. The contract would have extended through January 1999. Under the settlement, the Company received $51.8 million and the right to recover severance taxes paid by Tennessee Gas of approximately $8.2 million, which resulted in income of $60 million to the Company in 1996. The severance taxes were subsequently received in 1997.

     In 1998, other expenses included $19.9 million for special incentive compensation earned when the market price of the Company's stock achieved a certain performance target (see Note L), of which $7.9 million was included in other operating costs and expenses since it related to the operating segments.

NOTE G -- INCOME TAXES

     The income tax provision (benefit) for the years ended December 31, 1998, 1997 and 1996 included the following (in millions):

                                                              1998     1997     1996
                                                              -----    -----    -----
Federal -- Current..........................................  $ 5.4    $ 3.4    $16.2
Federal -- Deferred.........................................   (9.7)     9.4     17.4
Foreign.....................................................    5.2      4.9      3.6
State.......................................................   (1.4)     0.7      1.1
                                                              -----    -----    -----
  Income Tax Provision (Benefit)............................  $(0.5)   $18.4    $38.3
                                                              =====    =====    =====

     Deferred income taxes and benefits are provided for differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. Temporary differences and the resulting deferred tax liabilities and assets at December 31, 1998 and 1997 are summarized as follows (in millions):

                                                              1998     1997
                                                              -----    -----
Deferred Federal Tax Liabilities:
  Accelerated depreciation and property-related items.......  $82.2    $57.8
  Deferred charges and other................................    5.6       --
                                                              -----    -----
     Total Deferred Federal Tax Liabilities.................   87.8     57.8
                                                              -----    -----
Deferred Federal Tax Assets:
  Investment tax and other credits..........................    4.8      9.6
  Accrued postretirement benefits...........................   17.2     10.5
  Settlement with the Department of Energy..................    2.8      3.2
  Environmental reserve.....................................    3.3      3.1
  Other.....................................................    1.1      5.3
                                                              -----    -----
     Total Deferred Federal Tax Assets......................   29.2     31.7
                                                              -----    -----
Net Deferred Federal Tax Liability..........................   58.6     26.1
State Income and Other Taxes................................   11.3      2.7
                                                              -----    -----
  Net Deferred Tax Liability................................  $69.9    $28.8
                                                              =====    =====

     In 1998, the Acquisitions described in Note C resulted in net deferred federal tax liabilities of $46.7 million and net deferred state liabilities of $11.1 million as of the dates of acquisition.

                          TESORO PETROLEUM CORPORATION

     The following tables set forth domestic and foreign components of the Company's results of operations (in millions) and a reconciliation of the normal statutory federal income tax rate with the Company's effective tax rate (percent):

                                                             1998     1997      1996
                                                            ------    -----    ------
Earnings (Loss) Before Income Taxes and Extraordinary
  Item:
  U.S. ...................................................  $ 20.2    $40.2    $106.7
  Foreign.................................................   (35.7)     8.9       8.4
                                                            ------    -----    ------
     Total Earnings (Loss) Before Income Taxes and
       Extraordinary Item.................................  $(15.5)   $49.1    $115.1
                                                            ======    =====    ======

Statutory U.S. Corporate Tax Rate.........................      35%      35%       35%
Effect of:
  Foreign income taxes, net of tax benefit................     (26)       5         2
  State income taxes, net of tax benefit..................       1        1         1
  Other...................................................      (7)      (4)       (5)
                                                            ------    -----    ------
Effective Income Tax Rate.................................       3%      37%       33%
                                                            ======    =====    ======

     At December 31, 1998, the Company had approximately $3.5 million of investment tax credits and employee stock ownership credits available for carryover to subsequent years which, if not used, will expire in the years 1999 through 2006. Additionally, at December 31, 1998, the Company had approximately $1.3 million of alternative minimum tax credit carryforwards, with no expiration dates, to offset future regular tax liabilities.

NOTE H -- RECEIVABLES

     Concentrations of credit risk with respect to accounts receivable are limited, due to the large number of customers comprising the Company's customer base and their dispersion across the Company's industry segments and geographic areas of operations. The Company performs ongoing credit evaluations of its customers' financial condition and in certain circumstances requires letters of credit or other collateral arrangements. The Company's allowance for doubtful accounts is reflected as a reduction of receivables in the Consolidated Balance Sheets and amounted to $1.7 million and $1.4 million at December 31, 1998 and 1997, respectively.

NOTE I -- INVENTORIES

     Components of inventories at December 31, 1998 and 1997 were as follows (in millions):

                                                               1998     1997
                                                              ------    -----
Crude oil and wholesale refined products, at LIFO...........  $182.4    $68.2
Merchandise and other refined products......................    10.5     13.4
Materials and supplies......................................    15.3      5.7
                                                              ------    -----
  Total inventories.........................................  $208.2    $87.3
                                                              ======    =====

     At December 31, 1998 and 1997, inventories valued using LIFO were lower than replacement cost by approximately $3.3 million and $4.4 million, respectively.

                          TESORO PETROLEUM CORPORATION

NOTE J -- ACCRUED LIABILITIES

     The Company's current accrued liabilities and noncurrent other liabilities as shown in the Consolidated Balance Sheets at December 31, 1998 and 1997 included the following (in millions):

                                                              1998     1997
                                                              -----    -----
Accrued Liabilities -- Current:
  Accrued environmental costs...............................  $ 6.9    $ 5.8
  Accrued employee costs....................................   21.5     12.4
  Accrued taxes other than income taxes.....................   14.8      4.1
  Accrued interest..........................................   16.8      1.4
  Other.....................................................    9.3      8.0
                                                              -----    -----
     Total Accrued Liabilities -- Current...................  $69.3    $31.7
                                                              =====    =====
Other Liabilities -- Noncurrent:
  Accrued postretirement benefits...........................  $49.1    $32.2
  Accrued environmental costs...............................    2.4      2.7
  Other.....................................................    8.2      8.3
                                                              -----    -----
     Total Other Liabilities -- Noncurrent..................  $59.7    $43.2
                                                              =====    =====

NOTE K -- BENEFIT PLANS

  Pension Benefits and Other Postretirement Benefits

     The Company sponsors multiple defined benefit pension plans which consist of a retirement plan, executive security plans and a non-employee director retirement plan.

     The Company provides a qualified noncontributory retirement plan ("Retirement Plan") for all eligible employees. Plan benefits are based on years of service and compensation. The Company's funding policy is to make contributions at a minimum in accordance with the requirements of applicable laws and regulations, but no more than the amount deductible for income tax purposes. Retirement plan assets are primarily comprised of common stock and bond funds. As a result of the Washington Acquisition, the Retirement Plan's benefit obligation increased by $9.1 million during 1998.

     The Company's executive security plans ("ESP Plans") provide executive officers and other key personnel with supplemental death or retirement plans. Such benefits are provided by two nonqualified, noncontributory plans and are based on years of service and compensation. The Company makes contributions to one plan based upon estimated requirements. Assets of the funded plan consist of a group annuity contract.

     The Company had previously established an unfunded non-employee director retirement plan ("Director Retirement Plan") which provided eligible directors retirement payments upon meeting certain age or other requirements. However, in March 1997, the Board of Directors elected to freeze the Director Retirement Plan and transfer accrued benefits of current directors to the Tesoro Petroleum Corporation Board of Directors Phantom Stock Plan (see Note L). After the amendment and transfer, only those retired directors or beneficiaries who had begun to receive benefits remained participants in the Director Retirement Plan.

     The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $85.7 million, $66.2 million and $59.1 million, respectively as of December 31, 1998, and $54.6 million, $45.9 million, and $51.0 million, respectively, as of December 31, 1997.

     The Company provides health care and life insurance benefits to retirees who were participating in the Company's group insurance program at retirement. Health care is provided to qualified dependents of

                          TESORO PETROLEUM CORPORATION
participating retirees. These benefits are provided through unfunded, defined benefit plans. The health care plans are contributory, with retiree contributions adjusted periodically, and contain other cost-sharing features such as deductibles and coinsurance. The life insurance plan is noncontributory. The Company funds its share of the cost of postretirement health care and life insurance benefits on a pay-as-you go basis. As a result of the Acquisitions, the postretirement health and life insurance benefit obligations increased by $7.4 million during 1998.

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care and life insurance plans. A one-percentage-point change in assumed health care cost trend rates could have the following effects (in millions):

                                                           1-PERCENTAGE-     1-PERCENTAGE-
                                                           POINT INCREASE    POINT DECREASE
                                                           --------------    --------------
Effect on service and interest cost components...........       $0.6             $(0.4)
Effect on postretirement benefit obligations.............       $4.7             $(3.8)

     Financial information related to the Company's pension plans and other postretirement benefits is presented below (in millions except percentages):

                                                         PENSION BENEFITS     POSTRETIREMENT BENEFITS
                                                         -----------------    ------------------------
                                                          1998       1997       1998           1997
                                                         -------    ------    ---------      ---------
Change in benefit obligation:
  Benefit obligation at beginning of year..............  $ 61.8     $57.5      $ 27.1         $ 25.9
  Service cost.........................................     4.2       2.0         1.2            0.8
  Interest cost........................................     4.9       4.1         2.2            1.9
  Actuarial (gain) loss................................    20.3       4.7         5.0           (0.3)
  Benefits paid........................................    (5.8)     (6.7)       (1.3)          (0.6)
  Acquisitions (see Note C)............................     9.1        --         7.4             --
  Curtailments, special termination benefits and
     other.............................................     0.1       0.2          --           (0.6)
                                                         ------     -----      ------         ------
     Benefit obligation at end of year.................    94.6      61.8        41.6           27.1
                                                         ------     -----      ------         ------
Change in plan assets:
  Fair value of plan assets at beginning of year.......    58.7      53.5          --             --
  Actual return on plan assets.........................     8.4       9.4          --             --
  Employer contributions...............................     8.4       3.0          --             --
  Administrative expenses..............................    (0.6)     (0.6)         --             --
  Benefits paid........................................    (5.8)     (6.6)         --             --
                                                         ------     -----      ------         ------
     Fair value of plan assets at end of year..........    69.1      58.7          --             --
                                                         ------     -----      ------         ------
Benefit obligations in excess of plan assets...........   (25.5)     (3.1)      (41.6)         (27.1)
Unrecognized prior service cost........................     0.6       0.6          --             --
Unrecognized net transition asset......................    (0.5)     (1.6)         --             --
Unrecognized net actuarial (gain) loss.................    23.9       8.5         2.2           (2.8)
                                                         ------     -----      ------         ------
     Prepaid (accrued) benefit cost....................  $ (1.5)    $ 4.4      $(39.4)        $(29.9)
                                                         ======     =====      ======         ======
Amounts recognized in consolidated balance sheets:
  Accrued liabilities..................................  $ (9.7)    $(2.3)     $(39.4)        $(29.9)
  Prepaid benefit cost.................................     8.2       6.7          --             --
                                                         ------     -----      ------         ------
     Net amount recognized.............................  $ (1.5)    $ 4.4      $(39.4)        $(29.9)
                                                         ======     =====      ======         ======

                          TESORO PETROLEUM CORPORATION

                                                PENSION BENEFITS                 POSTRETIREMENT BENEFITS
                                   ------------------------------------------    -----------------------
                                       1998           1997           1996        1998     1997     1996
                                   ------------   ------------   ------------    -----    -----    -----
Weighted average assumptions as
  of December 31 (%):
  Discount rate..................          6.75           7.50           7.50    6.75     7.50     7.50
  Rate of compensation
     increase....................  4.25 to 5.00           5.00           5.00    4.25     5.00     5.00
  Expected return on plan
     assets......................  7.00 to 8.50   7.00 to 8.50   7.50 to 8.50      --       --       --

     For measurement purposes, the weighted average annual assumed rate of increase in the per capita cost of covered health care benefits was assumed to be 7.5% for 1998, decreasing gradually to 5% by the year 2010 and remaining level thereafter.

                                                      PENSION BENEFITS       POSTRETIREMENT BENEFITS
                                                    ---------------------    ------------------------
                                                    1998    1997    1996      1998     1997     1996
                                                    -----   -----   -----    ------   ------   ------
Components of net periodic benefit cost:
  Service cost....................................  $ 4.2   $ 2.0   $ 1.7     $1.2     $0.8     $0.7
  Interest cost...................................    4.9     4.1     3.8      2.2      1.9      1.8
  Expected return on plan assets..................   (4.2)   (3.9)   (3.7)      --       --       --
  Amortization of unrecognized transition asset...   (1.1)   (1.1)   (1.1)      --       --       --
  Recognized net actuarial (gain) loss............    1.0     0.9     0.6       --       --       --
  Curtailments, settlements and special
     termination benefits.........................    0.5     1.1     0.9       --       --       --
                                                    -----   -----   -----     ----     ----     ----
       Net periodic benefit cost..................  $ 5.3   $ 3.1   $ 2.2     $3.4     $2.7     $2.5
                                                    =====   =====   =====     ====     ====     ====

  Thrift Plan

     The Company sponsors an employee thrift plan ("Thrift Plan") which provides for contributions by eligible employees into designated investment funds with a matching contribution by the Company. Employees may contribute a portion of their compensation, subject to certain limitations, and may elect tax deferred treatment in accordance with the provisions of Section 401(k) of the Internal Revenue Code. Effective September 1, 1998, the Thrift Plan was amended to change the Company's 100% matching contribution, from a maximum of 4% to 6% of the employee's eligible contribution, with at least 50% of the Company's matching contribution invested in Common Stock of the Company. In addition, the maximum employee contribution changed from 10% to 15%. The Company's contributions amounted to $1.7 million, $1.2 million and $0.8 million during 1998, 1997 and 1996, respectively.

NOTE L -- STOCK-BASED COMPENSATION

  Incentive Stock Plans

     The Company has two employee incentive stock plans, the Amended and Restated Executive Long-Term Incentive Plan ("1993 Plan") and Amended Incentive Stock Plan of 1982 ("1982 Plan"), and the 1995 Non-Employee Director Stock Option Plan ("1995 Plan") (collectively, the "Plans").

     Shares of Common Stock may be granted under the 1993 Plan in a variety of forms, including restricted stock, incentive stock options, nonqualified stock options, stock appreciation rights and performance share and performance unit awards. In 1998, the aggregate number of shares of Common Stock which can be granted under the 1993 Plan was increased from 2,650,000 to 4,250,000. Stock options may be granted at exercise prices not less than the fair market value on the date the options are granted. The options granted generally become exercisable after one year in 20%, 25% or 33% increments per year and expire ten years from the date

                          TESORO PETROLEUM CORPORATION
of grant. The 1993 Plan will expire, unless earlier terminated, as to the issuance of awards in the year 2003. At December 31, 1998, the Company had 893,880 shares available for future grants under the 1993 Plan.

     The 1982 Plan expired in 1994 as to issuance of stock appreciation rights, stock options and stock awards; however, grants made before the expiration date, that have not been fully exercised, remain outstanding pursuant to their terms.

     The 1995 Plan provides for the grant of up to an aggregate of 150,000 nonqualified stock options to eligible non-employee directors of the Company. These automatic, non-discretionary stock options are granted at an exercise price equal to the fair market value per share of the Company's Common Stock as of the date of grant. Under the 1995 Plan, each person serving as a non-employee director on February 23, 1995, or elected thereafter, initially receives an option to purchase 5,000 shares of Common Stock. Thereafter, each non-employee director, while the 1995 Plan is in effect and shares are available to grant, will be granted an option to purchase 1,000 shares of Common Stock on the next day after each annual meeting of the Company's stockholders but not later than June 1, if no annual meeting is held. The term of each option is ten years, and an option first becomes exercisable six months after the date of grant. The 1995 Plan will terminate as to issuance of stock options in February 2005. At December 31, 1998, the Company had 62,000 options outstanding and 71,000 shares available for future grants under the 1995 Plan.

     A summary of stock option activity in the Plans is set forth below (thousands of shares):

                                                            NUMBER OF        WEIGHTED-
                                                             OPTIONS          AVERAGE
                                                           OUTSTANDING     EXERCISE PRICE
                                                           -----------    ----------------
Outstanding January 1, 1996..............................    1,172.1           $ 7.16
  Granted................................................    1,095.5            13.45
  Exercised..............................................     (315.7)            5.67
  Forfeited and expired..................................      (95.2)            8.50
                                                             -------
Outstanding December 31, 1996............................    1,856.7            11.05
  Granted................................................      431.0            16.73
  Exercised..............................................      (43.8)            8.45
  Forfeited and expired..................................      (36.0)            8.40
                                                             -------
Outstanding December 31, 1997............................    2,207.9            12.26
  Granted................................................      801.2            15.94
  Exercised..............................................      (34.1)           10.42
  Forfeited and expired..................................      (23.4)           12.16
                                                             -------
Outstanding December 31, 1998............................    2,951.6            13.28
                                                             =======

     At December 31, 1998, 1997 and 1996, exercisable stock options totaled 1.4 million, 0.7 million and 0.4 million, respectively.

                          TESORO PETROLEUM CORPORATION

     The following table summarizes information about stock options outstanding under the Plans at December 31, 1998 (thousands of shares):

                                       OPTIONS OUTSTANDING
                       ---------------------------------------------------          OPTIONS EXERCISABLE
                                      WEIGHTED-AVERAGE                        -------------------------------
      RANGE OF           NUMBER          REMAINING        WEIGHTED-AVERAGE      NUMBER       WEIGHTED-AVERAGE
   EXERCISE PRICES     OUTSTANDING    CONTRACTUAL LIFE     EXERCISE PRICE     EXERCISABLE     EXERCISE PRICE
   ---------------     -----------    ----------------    ----------------    -----------    ----------------
$ 3.92 to $ 7.19.....      175.8         4.2 years             $ 4.50             175.8           $ 4.50
$ 7.20 to $10.45.....      523.0         6.5 years               8.63             360.9             8.73
$10.46 to $13.72.....      394.0         7.4 years              11.41             373.0            11.40
$13.73 to $16.98.....    1,858.8         8.9 years              15.82             510.3            15.35
                         -------                                                -------
$ 3.92 to $16.98.....    2,951.6         8.0 years              13.28           1,420.0            11.29
                         =======                                                =======

  Phantom Stock Agreement and Phantom Stock Plan

     In 1997, the Compensation Committee of the Board of Directors granted 175,000 phantom stock options to an executive officer of the Company at 100% of the fair market value of the Company's Common Stock on the grant date, or $16.9844 per share. These phantom stock options vest in 15% increments in each of the first three years and the remaining 55% increment vests in the fourth year. At December 31, 1998, 26,250 of these phantom stock options were exercisable. Upon exercise, the executive officer would be entitled to receive in cash the difference between the fair market value of the Common Stock on the date of the phantom stock option grant and the fair market value of Common Stock on the date of exercise. At the discretion of the Compensation Committee, these phantom stock options may be converted to traditional stock options under the 1993 Plan.

     To more closely align director compensation with shareholders' interests, in March 1997, the lump-sum accrued benefit of each of the current non-employee directors was transferred from the Director Retirement Plan (see Note K) into an account ("Account") in the Company's Board of Directors Deferred Phantom Stock Plan ("Phantom Stock Plan"). Under the Phantom Stock Plan, a yearly credit of $7,250 (prorated to $6,042 for 1997) is made to the Account of each director in units, based upon the closing market price of the Company's Common Stock on the date of credit. In addition, a director may elect to have the value of his cash retainer fee deposited quarterly into the Account in units. The value of each Account balance, which is a function of the amount, if any, by which the market value of the Company's Common stock changes, is payable in cash at retirement, death, disability or termination, if vested. In 1998, the Company credited expense for approximately $110,000 related to the Phantom Stock Plan due to the net depreciation in the market price of the Company's Common Stock. In 1997, the Company recorded expense of approximately $127,000 due to the increase in the market price of the Company's Common Stock.

  Incentive Compensation

     In October 1998, the Company's Board of Directors unanimously approved the 1998 Performance Incentive Compensation Plan ("1998 Performance Plan"), which is intended to advance the best interests of the Company and its stockholders by directly targeting Company performance to align with the ninetieth percentile historical stock-price growth rate for the Company's peer group. In addition, the 1998 Performance Plan will provide the Company's employees with additional compensation, contingent upon achievement of the targeted objectives, thereby encouraging them to continue in the employ of the Company. Under the 1998 Performance Plan, targeted objectives are comprised of the fair market value of the Company's Common Stock equaling or exceeding an average of $35 per share ("First Performance Target") and $45 per share ("Second Performance Target") on any 20 consecutive trading days during a period commencing on October 1, 1998 and ending on the earlier of September 30, 2002, or the date on which the Second Performance Target is achieved ("Performance Period"). The 1998 Performance Plan has several tiers of

                          TESORO PETROLEUM CORPORATION
awards, with the award generally determined by job level. Most eligible employees have contingent cash bonus opportunities of 25% of their annual "basic compensation" (as defined in the 1998 Performance Plan) and three executive officers have contingent awards totaling 655,000 shares of phantom stock which will be payable solely in cash. Upon achievement of the First Performance Target, one-fourth of the contingent award will be earned, with payout deferred until the end of the Performance Period. The remaining 75% will be earned only upon achievement of the Second Performance Target, with payout occurring 30 days thereafter. Employees will need to have at least one year of regular, full-time service at the time the Performance Period ends in order to be eligible for a payment. The Company estimates that it will incur aftertax costs of approximately 1% of the total aggregate increase in shareholder value if the First Performance Target is reached and will incur an additional 2% aftertax charge if the Second Performance Target is reached.

     Under a previous special incentive compensation strategy, approved unanimously by the Company's Board of Director in June 1996, eligible employees were provided with incentives to achieve a significant increase in the market price of the Company's Common Stock. Under this strategy, awards were earned when the market price of the Company's Common Stock reached an average price per share of $20 or higher over 20 consecutive trading days after June 30, 1997 and before December 31, 1998 ("Performance Target"). In connection with this strategy, certain executives were granted, from the Company's 1993 Plan, a total of 340,000 stock options at an exercise price of $11.375 per share, the fair market value (as defined in the 1993 Plan) of a share of the Company's Common Stock on the date of grant, and 350,000 shares of restricted Common Stock, all of which vested upon achieving the Performance Target in May of 1998. Non-executive employees earned cash bonuses equal to 25% of their individual payroll amounts for the previous twelve complete months. In May 1998, the Company recorded a pretax charge of approximately $20 million ($10 million related to the noncash vesting of restricted stock awards and stock options and $10 million for cash bonuses) for this strategy. On an aftertax basis, the charge totaled approximately $13 million, representing approximately 5% of the total aggregate increase in shareholder value since approval of the special incentive strategy in 1996.

  Pro Forma Information

     The Company applies APB No. 25 and related interpretations in accounting for its stock-based compensation. Had compensation cost been determined based on the fair value at the grant dates for awards in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's pro forma results in 1998, 1997 and 1996 would have been a net loss of approximately $22.3 million ($0.96 per basic and diluted share), net earnings of $28.5 million ($1.08 per basic share, $1.06 per diluted share) and net earnings of $72.6 million ($2.79 per basic share, $2.74 per diluted share), respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected volatility of 49%, 32% and 30%; risk free interest rates of 4.7%, 6.7% and 6.6%; expected lives of seven years; and no dividend yields for 1998, 1997 and 1996, respectively. The estimated average fair value per share of options granted during 1998, 1997 and 1996 were $7.85, $5.96 and $4.26, respectively. The fair value of phantom stock awards in 1998 was $0.82 per share and the fair value of restricted stock awards in 1996 was $0.95 per share.

  Shares Reserved

     Shares of unissued Common Stock reserved for the Plans were 3,928,466 at December 31, 1998. In addition, at December 31, 1998, 8,750,925 shares of unissued Common Stock were reserved for the conversion of Preferred Stock (see Note D).

                          TESORO PETROLEUM CORPORATION

NOTE M -- COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company has various noncancellable operating leases related to buildings, equipment, property and other facilities. These long-term leases have remaining primary terms generally up to ten years, with terms of certain rights-of-way extending up to 34 years, and generally contain multiple renewal options. Future minimum annual lease payments as of December 31, 1998, for operating leases having initial or remaining noncancelable lease terms in excess of one year, excluding marine charters, were as follows (in millions):

1999........................................................  $ 14.4
2000........................................................    12.5
2001........................................................    11.8
2002........................................................    10.5
2003........................................................    10.3
Remainder...................................................   117.0
                                                              ------
     Total Minimum Lease Payments...........................  $176.5
                                                              ======

     In addition to the long-term lease commitments above, the Company has leases for two vessels that are primarily used to transport crude oil and refined products to and from the Company's refineries. At December 31, 1998, future minimum annual lease payments remaining for these two vessels, which include operating costs, are approximately $28 million for 1999 and $16 million for 2000. Operating costs related to these vessels, which may vary from year to year, comprised approximately 30% of the total minimum payments during 1998. The Company also enters into various month-to-month and other short-term rentals, including three charters for vessels primarily used to transport refined products from the Company's refineries to the Far East and South Pacific. The Company also leases tugs and barges for Hawaii operations under capital leases (see Note D). Under these leases, the Company pays operating costs, including personnel, repairs, maintenance and dry-docking, estimated at $9 million for 1999.

     Total rental expense for short-term and long-term leases, excluding marine charters, amounted to approximately $20 million, $11 million and $12 million for 1998, 1997 and 1996, respectively. In addition, expenses related to charters of marine vessels were $34 million in 1998 and 1997 and $30 million in 1996.

     In November 1998, the Company entered into a lease agreement to become the sole tenant of an office building to be constructed in 1999. Upon substantial completion of the building, annual base lease commitments will range from $1.8 million to $2.4 million over a 15-year lease term.

  Environmental

     The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which change frequently, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites or install additional controls or other modifications or changes in use for certain emission sources.

     The Company is currently involved with the Environmental Protection Agency ("EPA") regarding a waste disposal site near Abbeville, Louisiana and the Casmalia Disposal Site in Santa Barbara County, California. The Company has been named a potentially responsible party ("PRP") under the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund") at both sites. Although the Superfund law might impose joint and several liability upon each party at the sites, the extent of the Company's allocated financial contribution for cleanup is expected to be de minimis based upon the number of companies, volumes of waste involved and total estimated costs to close each site. The Company believes, based on these considerations and discussions with the EPA, that its liability at the

                          TESORO PETROLEUM CORPORATION

Abbeville site will not exceed $25,000. The Company believes that its liability at the Casmalia Site is de minimis based on a 1999 notification from the EPA indicating that the Company's liability will not exceed $125,000.

     The Company is currently involved with a waste water disposal site in Redwood City, California. On December 18, 1998, the Port of Redwood City filed suit against numerous defendants, including the Company, for contribution pursuant to CERCLA and the Resource Conservation and Recovery Act ("RCRA"). The Company has negotiated with the Port of Redwood City and expects to settle its liability in early 1999. The Company believes that it is not subject to joint and several liability for the cleanup of the site and that its liability will not exceed $40,000.

     In connection with the Hawaii Acquisition discussed in Note C, the BHP Sellers and the Company have executed a separate environmental agreement, whereby the BHP Sellers have indemnified the Company for environmental costs arising out of conditions which existed at or prior to closing. This indemnification is subject to a maximum limit of $9.5 million and expires after a period of ten years. Under the environmental agreement, the first $5.0 million of these liabilities will be the responsibility of the BHP Sellers and the next $6.0 million will be shared on the basis of 75% by the BHP Sellers and 25% by the Company. Certain environmental claims arising out of prior operations will not be subject to the $9.5 million limit or the ten-year time limit.

     Under the agreement related to the Washington Acquisition discussed in Note C, Shell Refining Holding Company, a subsidiary of Shell (the "Shell Seller"), generally has agreed to indemnify the Company for environmental liabilities at the Washington Refinery arising out of conditions which existed at or prior to the closing date and identified by the Company prior to August 1, 2001. The Company is responsible for environmental costs up to the first $0.5 million each year, after which the Shell Seller will be responsible for annual environmental costs up to $1.0 million. Annual costs greater than $1.0 million will be shared equally between the Company and the Shell Seller, subject to an aggregate maximum of $5.0 million and a ten-year term.

     The Company is also involved in remedial responses and has incurred cleanup expenditures associated with environmental matters at a number of sites, including certain of its own properties. At December 31, 1998, the Company's accruals for environmental expenses amounted to $9.3 million. Based on currently available information, including the participation of other parties or former owners in remediation actions, the Company believes these accruals are adequate.

     To comply with environmental laws and regulations, the Company anticipates that it will make capital improvements of approximately $12 million in 1999 and $5 million in 2000. In addition, capital expenditures for alternative secondary containment systems for existing storage tank facilities are estimated to be $2 million in 1999 and $1 million in 2000, with a remaining $4 million expected to be spent by 2002.

     Conditions that require additional expenditures may exist for various Company sites, including, but not limited to, the Company's refineries, retail gasoline stations (operating and closed locations) and petroleum product terminals, and for compliance with the Clean Air Act and other state and federal regulations. The amount of such future expenditures cannot currently be determined by the Company.

  Other

     On October 1, 1998, the Attorney General for the State of Hawaii filed a lawsuit in the U.S. District Court for the District of Hawaii against thirteen oil companies, including Tesoro Petroleum Corporation and Tesoro Hawaii Corporation, alleging anti-competitive marketing practices in violation of federal and state anti-trust laws, and seeking injunctive relief and compensatory and treble damages and civil penalties against all defendants in an amount in excess of $500 million. On March 25, 1999, the Attorney General filed an amended complaint with the U.S. District Court seeking damages against all defendants for such alleged

                          TESORO PETROLEUM CORPORATION
anti-competitive marketing practices in an amount in excess of $1.3 billion. The Company believes that it has not engaged in any anti-competitive activities and will defend this litigation vigorously. This proceeding is subject to the indemnity provision of the stock sale agreement between the BHP Sellers and the Company which provides for indemnification in excess of $2 million and not to exceed $65 million.

NOTE N -- QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                             QUARTERS
                                               ------------------------------------     TOTAL
                                               FIRST     SECOND    THIRD     FOURTH      YEAR
                                               ------    ------    ------    ------    --------
                                                    (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
1998
  Revenues:
     Gross operating revenues................  $195.2    $258.3    $472.5    $542.6    $1,468.6
     Other income............................     0.8      20.6       0.2       0.1        21.7
                                               ------    ------    ------    ------    --------
          Total Revenues.....................  $196.0    $278.9    $472.7    $542.7    $1,490.3
                                               ======    ======    ======    ======    ========
  Segment Operating Profit (Loss)............  $ 17.9    $ 50.8    $ 28.6    $(38.0)   $   59.3
                                               ======    ======    ======    ======    ========
  Net Earnings (Loss)........................  $  6.1    $  6.2    $  7.8    $(39.5)   $  (19.4)
                                               ======    ======    ======    ======    ========
  Net Earnings (Loss) Per Share -- Basic.....  $ 0.23    $ 0.23    $ 0.15    $(1.32)   $  (0.86)
  Net Earnings (Loss) Per Share -- Diluted...  $ 0.23    $ 0.23    $ 0.15    $(1.32)   $  (0.86)

1997
  Revenues:
     Gross operating revenues................  $233.3    $210.7    $251.0    $242.9    $  937.9
     Other income............................     1.6       2.6       0.4       0.9         5.5
                                               ------    ------    ------    ------    --------
          Total Revenues.....................  $234.9    $213.3    $251.4    $243.8    $  943.4
                                               ======    ======    ======    ======    ========
  Segment Operating Profit...................  $ 15.0    $ 19.9    $ 19.4    $ 18.4    $   72.7
                                               ======    ======    ======    ======    ========
  Net Earnings...............................  $  6.1    $  9.7    $  8.0    $  6.9    $   30.7
                                               ======    ======    ======    ======    ========
  Net Earnings Per Share -- Basic............  $ 0.23    $ 0.36    $ 0.30    $ 0.26    $   1.16
  Net Earnings Per Share -- Diluted..........  $ 0.23    $ 0.36    $ 0.30    $ 0.26    $   1.14

     The 1998 second quarter included pretax other income of $21.3 million for receipt of funds from an operator and a pretax charge of $19.9 million for special incentive compensation (Note L). In addition, an aftertax extraordinary loss of $4.4 million was recorded in the 1998 second quarter for the early extinguishment of debt (Note D). During the 1998 fourth quarter, pretax write-downs of oil and gas properties totaled $68.3 million (Notes A and O). Earnings per share in the 1998 third and fourth quarters were reduced by the effects of dividends on Preferred Stock issued in July 1998.

     Other income in 1997 included severance tax refunds of $1.6 million and $0.2 million in the first and second quarters, respectively. Other income of $2.2 million related to the collection of a Bolivian receivable for prior years' production was recorded in the 1997 second quarter.

                          TESORO PETROLEUM CORPORATION

NOTE O -- OIL AND GAS PRODUCING ACTIVITIES

     The information presented below represents the oil and gas producing activities of the Company's Exploration and Production segment, excluding amounts related to its U.S. natural gas transportation operations. Other information pertinent to the Exploration and Production segment is contained in Notes C and E.

  Capitalized Costs Relating to Oil and Gas Producing Activities

                                                                  DECEMBER 31,
                                                           --------------------------
                                                            1998      1997      1996
                                                           ------    ------    ------
                                                                 (IN MILLIONS)
Capitalized Costs:
  Proved properties......................................  $393.3    $251.6    $179.4
  Unproved properties not being amortized................    25.1      31.9      12.4
                                                           ------    ------    ------
                                                            418.4     283.5     191.8
  Accumulated depreciation, depletion and amortization...   221.9     112.5      78.2
                                                           ------    ------    ------
     Net Capitalized Costs...............................  $196.5    $171.0    $113.6
                                                           ======    ======    ======

     The Company's investment in oil and gas properties included $25 million in unevaluated properties, primarily undeveloped leasehold costs and seismic costs, which have been excluded from the amortization base at December 31, 1998. Of this amount, $14 million, $8 million and $3 million of such costs were incurred in 1998, 1997 and 1996, respectively. The Company anticipates that the majority of these costs will be included in the amortization base during the next three years.

     During the fourth quarter of 1998, the Company wrote down its capitalized costs of oil and gas properties by $68.3 million ($28.4 million in U.S. and $39.9 million in Bolivia). These write-downs, which were required by the cost ceiling limitation under full-cost accounting, were primarily the result of declines in oil and gas prices during the fourth quarter of 1998.

  Costs Incurred in Oil and Gas Property Acquisition, Exploration and Development Activities

                                                              U.S.      BOLIVIA    TOTAL
                                                             -------    -------    ------
                                                                    (IN MILLIONS)
1998
  Property acquisitions --
     Proved................................................   $17.8      $  --     $ 17.8
     Unproved..............................................     6.8         --        6.8
  Exploration..............................................    32.0       28.3       60.3
  Development..............................................    29.2       13.2       42.4
                                                              -----      -----     ------
                                                              $85.8      $41.5     $127.3
                                                              =====      =====     ======
1997
  Property acquisitions --
     Proved................................................   $14.7      $11.9     $ 26.6
     Unproved..............................................     7.1        3.3       10.4
  Exploration..............................................    24.6       11.0       35.6
  Development..............................................    17.8        1.3       19.1
                                                              -----      -----     ------
                                                              $64.2      $27.5     $ 91.7
                                                              =====      =====     ======

                          TESORO PETROLEUM CORPORATION

                                                              U.S.      BOLIVIA    TOTAL
                                                             -------    -------    ------
                                                                    (IN MILLIONS)
1996
  Property acquisitions --
     Proved................................................   $20.5      $  --     $ 20.5
     Unproved..............................................     5.2         --        5.2
  Exploration..............................................    11.8        6.7       18.5
  Development..............................................    22.2        0.2       22.4
                                                              -----      -----     ------
                                                              $59.7      $ 6.9     $ 66.6
                                                              =====      =====     ======

  Results of Operations from Oil and Gas Producing Activities

     The following table sets forth the results of operations for oil and gas producing activities, in the aggregate by geographic area, with income tax expense computed using the statutory tax rate for the period adjusted for permanent differences, tax credits and allowances.

                                                             U.S.       BOLIVIA      TOTAL
                                                           --------    ---------    --------
                                                           (IN MILLIONS EXCEPT AS INDICATED)
1998
  Gross revenues -- sales to unaffiliates(a).............   $ 68.1       $ 10.5      $ 78.6
  Production costs.......................................      9.7          1.2        10.9
  Administrative support and other.......................      1.9          2.8         4.7
  Depreciation, depletion and amortization...............     35.6          2.6        38.2
  Write-downs of oil and gas properties..................     28.4         39.9        68.3
  Other income (expense)(b)..............................     22.4         (0.5)       21.9
                                                            ------       ------      ------
  Pretax results of operations...........................     14.9        (36.5)      (21.6)
  Income tax expense (benefit)...........................      5.2         (9.4)       (4.2)
                                                            ------       ------      ------
  Results of operations from producing activities(c).....   $  9.7       $(27.1)     $(17.4)
                                                            ======       ======      ======
  Depletion per net equivalent thousand cubic feet
     ("Mcfe")............................................   $ 1.04       $ 0.25
                                                            ======       ======
1997
  Gross revenues -- sales to unaffiliates(a).............   $ 68.8       $ 11.2      $ 80.0
  Production costs.......................................      7.4          0.9         8.3
  Administrative support and other.......................      2.2          2.4         4.6
  Depreciation, depletion and amortization...............     29.3          1.5        30.8
  Other income(b)........................................      3.2          2.2         5.4
                                                            ------       ------      ------
  Pretax results of operations...........................     33.1          8.6        41.7
  Income tax expense.....................................     11.6          4.9        16.5
                                                            ------       ------      ------
  Results of operations from producing activities(c).....   $ 21.5       $  3.7      $ 25.2
                                                            ======       ======      ======
  Depletion per Mcfe.....................................   $ 0.93       $ 0.19
                                                            ======       ======

                          TESORO PETROLEUM CORPORATION

                                                             U.S.       BOLIVIA      TOTAL
                                                           --------    ---------    --------
                                                           (IN MILLIONS EXCEPT AS INDICATED)
1996
  Gross revenues -- sales to unaffiliates(a).............   $ 88.3       $ 13.7      $102.0
  Production costs.......................................      5.3          0.9         6.2
  Administrative support and other.......................      3.6          2.8         6.4
  Depreciation, depletion and amortization...............     25.2          1.3        26.5
  Income from settlement of a natural gas contract.......     60.0           --        60.0
  Income from severance tax refunds......................      5.0           --         5.0
                                                            ------       ------      ------
  Pretax results of operations...........................    119.2          8.7       127.9
  Income tax expense.....................................     41.7          5.4        47.1
                                                            ------       ------      ------
  Results of operations from producing activities(c).....   $ 77.5       $  3.3      $ 80.8
                                                            ======       ======      ======
  Depletion per Mcfe.....................................   $ 0.79       $ 0.15
                                                            ======       ======

---------------
(a) Revenues included the effects of natural gas commodity price agreements which amounted to a gain of $1.3 million ($0.04 per thousand cubic feet ("Mcf")) in 1998 and to losses of $1.6 million ($0.05 per Mcf) and $3.1 million ($0.11 per Mcf) in 1997 and 1996, respectively. The Company had entered into these agreements to reduce risks caused by fluctuations in the prices of natural gas in the spot market. During 1998, 1997 and 1996, the Company used such agreements to set the price of 13%, 9%, and 30%, respectively, of the natural gas that it sold in the spot market. At year-end, the Company had natural gas price agreements outstanding through March 31, 1999.

(b) Other income included $21.3 million in 1998 from an operator in the Bob West Field, representing funds that are no longer needed as a contingency reserve for litigation. Other income in 1997 primarily represented retroactive severance tax refunds in the U.S. and income related to a collection of a receivable in Bolivia.

(c) Excludes corporate general and administrative expenses and financing costs.

  Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves (Unaudited)

     The following table sets forth the computation of the standardized measure of discounted future net cash flows relating to proved reserves and the changes in such cash flows in accordance with SFAS No. 69. The standardized measure is the estimated excess future cash inflows from proved reserves less estimated future production and development costs, estimated future income taxes and a discount factor. Future cash inflows represent expected revenues from production of year-end quantities of proved reserves based on year-end prices and any fixed and determinable future escalation provided by contractual arrangements in existence at year-end. Escalation based on inflation, federal regulatory changes and supply and demand are not considered. Estimated future production costs related to year-end reserves are based on year-end costs. Such costs include, but are not limited to, production taxes and direct operating costs. Inflation and other anticipatory costs are not considered until the actual cost change takes effect. Estimated future income tax expenses are computed using the appropriate year-end statutory tax rates. Consideration is given for the effects of permanent differences, tax credits and allowances. A discount rate of 10% is applied to the annual future net cash flows.

     The methodology and assumptions used in calculating the standardized measure are those required by SFAS No. 69. The standardized measure is not intended to be representative of the fair market value of the Company's proved reserves. The calculations of revenues and costs do not necessarily represent the amounts to be received or expended by the Company.

                          TESORO PETROLEUM CORPORATION

                                                               U.S.     BOLIVIA    TOTAL
                                                              ------    -------    ------
                                                                     (IN MILLIONS)
DECEMBER 31, 1998
  Future cash inflows.......................................  $330.4    $275.0     $605.4
  Future production costs...................................    77.8      60.9      138.7
  Future development costs..................................    24.4      70.6       95.0
                                                              ------    ------     ------
  Future net cash flows before income tax expense...........   228.2     143.5      371.7
  10% annual discount factor................................    88.3      73.7      162.0
                                                              ------    ------     ------
  Discounted future net cash flows before income taxes......   139.9      69.8      209.7
  Discounted future income tax expense(a)...................    27.9      41.4       69.3
                                                              ------    ------     ------
  Standardized measure of discounted future net cash
     flows..................................................  $112.0    $ 28.4     $140.4
                                                              ======    ======     ======
DECEMBER 31, 1997
  Future cash inflows.......................................  $347.9    $490.3     $838.2
  Future production costs...................................    81.0      86.5      167.5
  Future development costs..................................    29.4      48.8       78.2
                                                              ------    ------     ------
  Future net cash flows before income tax expense...........   237.5     355.0      592.5
  10% annual discount factor................................    70.0     148.5      218.5
                                                              ------    ------     ------
  Discounted future net cash flows before income taxes......   167.5     206.5      374.0
  Discounted future income tax expense(a)...................    32.3     107.3      139.6
                                                              ------    ------     ------
  Standardized measure of discounted future net cash
     flows..................................................  $135.2    $ 99.2     $234.4
                                                              ======    ======     ======
DECEMBER 31, 1996
  Future cash inflows.......................................  $376.1    $368.1     $744.2
  Future production costs...................................    66.5      72.8      139.3
  Future development costs..................................    13.2      30.6       43.8
                                                              ------    ------     ------
  Future net cash flows before income tax expense...........   296.4     264.7      561.1
  10% annual discount factor................................    73.7     130.9      204.6
                                                              ------    ------     ------
  Discounted future net cash flows before income taxes......   222.7     133.8      356.5
  Discounted future income tax expense(a)...................    70.2      80.1      150.3
                                                              ------    ------     ------
  Standardized measure of discounted future net cash
     flows..................................................  $152.5    $ 53.7     $206.2
                                                              ======    ======     ======

---------------
(a) For Bolivia, the discounted future income tax expense includes Bolivian taxes of $41.4 million, $105.0 million and $69.4 million at December 31, 1998, 1997 and 1996, respectively, and U.S. income taxes of $2.3 million and $10.7 million at December 31, 1997 and 1996, respectively.

                          TESORO PETROLEUM CORPORATION

  Changes in Standardized Measure of Discounted Future Net Cash Flows
(Unaudited)

                                                               1998       1997      1996
                                                              -------    ------    ------
                                                                     (IN MILLIONS)
Sales of oil and gas produced, net of production costs......  $ (61.9)   $(69.5)   $(93.3)
Net changes in prices and production costs..................   (144.6)    (88.5)     39.4
Extensions, discoveries and improved recovery...............     61.6      42.2      81.2
Changes in future development costs.........................     14.7      (7.5)    (17.7)
Revisions of previous quantity estimates....................    (27.5)     15.8      (7.2)
Purchases (sales) of minerals in-place......................     16.7      79.0      55.5
Changes in timing of production.............................    (60.6)     10.3        --
Extension of Bolivian contract terms........................       --        --      26.6
Other changes in Bolivian Hydrocarbons Law..................       --        --      32.9
Accretion of discount.......................................     37.4      35.7      21.7
Net changes in income taxes.................................     70.2      10.7     (78.5)
                                                              -------    ------    ------
Net increase (decrease).....................................    (94.0)     28.2      60.6
Beginning of period.........................................    234.4     206.2     145.6
                                                              -------    ------    ------
End of period...............................................  $ 140.4    $234.4    $206.2
                                                              =======    ======    ======

                          TESORO PETROLEUM CORPORATION

  Reserve Information (Unaudited)

     The following estimates of the Company's net proved oil and gas reserves are based on evaluations prepared by Netherland, Sewell & Associates, Inc., except for U.S. net reserves at December 31, 1998 and 1997 which were prepared by in-house engineers and audited by Netherland, Sewell & Associates, Inc. Reserves were estimated in accordance with guidelines established by the Securities and Exchange Commission and FASB, which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations except by contractual arrangements.

                                                              U.S.     BOLIVIA    TOTAL
                                                              -----    -------    -----
NET PROVED GAS RESERVES (billions of cubic feet)(a)
  January 1, 1996...........................................  106.4      88.4     194.8
     Extension of Bolivian contract terms(b)................     --      33.0      33.0
     Other changes in Bolivian Hydrocarbons Law(b)..........     --      56.7      56.7
     Revisions of previous estimates........................   (4.8)     (0.1)     (4.9)
     Extensions, discoveries and other additions............   23.0      59.9      82.9
     Production.............................................  (32.1)     (7.4)    (39.5)
     Purchases of minerals in-place.........................   24.3        --      24.3
                                                              -----     -----     -----
  December 31, 1996.........................................  116.8     230.5     347.3
     Revisions of previous estimates........................   (3.0)     30.6      27.6
     Extensions and discoveries.............................   33.6        --      33.6
     Production.............................................  (31.4)     (7.1)    (38.5)
     Purchases of minerals in-place.........................   30.5      81.2     111.7
                                                              -----     -----     -----
  December 31, 1997.........................................  146.5     335.2     481.7
     Revisions of previous estimates........................  (12.3)    (43.5)    (55.8)
     Extensions and discoveries.............................   40.9      50.9      91.8
     Production.............................................  (33.0)     (8.9)    (41.9)
     Sales of minerals in-place.............................   (1.5)       --      (1.5)
     Purchases of minerals in-place.........................   22.3        --      22.3
                                                              -----     -----     -----
  December 31, 1998(c)......................................  162.9     333.7     496.6
                                                              =====     =====     =====
NET PROVED DEVELOPED GAS RESERVES (billions of cubic feet)
  December 31, 1995.........................................   95.9      72.5     168.4
  December 31, 1996.........................................  107.5     123.1     230.6
  December 31, 1997.........................................  112.4     181.4     293.8
  December 31, 1998(c)......................................  129.0     260.5     389.5

                                                    Table continued on next page

                          TESORO PETROLEUM CORPORATION

                                                              U.S.     BOLIVIA    TOTAL
                                                              -----    -------    -----
NET PROVED OIL RESERVES (millions of barrels)(a)
  January 1, 1996...........................................     --       1.6       1.6
     Extension of Bolivian contract terms(b)................     --       0.5       0.5
     Other changes in Bolivian Hydrocarbons Law(b)..........     --       0.9       0.9
     Revisions of previous estimates........................     --       0.1       0.1
     Extensions, discoveries and other additions............     --       0.8       0.8
     Production.............................................     --      (0.2)     (0.2)
     Purchases of minerals in-place.........................    0.2        --       0.2
                                                              -----     -----     -----
  December 31, 1996.........................................    0.2       3.7       3.9
     Revisions of previous estimates........................     --       0.4       0.4
     Extensions and discoveries.............................    0.1        --       0.1
     Production.............................................     --      (0.2)     (0.2)
     Purchases of minerals in-place.........................    0.4       1.3       1.7
                                                              -----     -----     -----
  December 31, 1997.........................................    0.7       5.2       5.9
     Revisions of previous estimates........................     --      (0.1)     (0.1)
     Extensions and discoveries.............................    0.3       3.1       3.4
     Production.............................................   (0.1)     (0.3)     (0.4)
     Purchases of minerals in-place.........................    0.9        --       0.9
                                                              -----     -----     -----
  December 31, 1998(c)......................................    1.8       7.9       9.7
                                                              =====     =====     =====
NET PROVED DEVELOPED OIL RESERVES (millions of barrels)
  December 31, 1995.........................................     --       1.4       1.4
  December 31, 1996.........................................    0.1       2.3       2.4
  December 31, 1997.........................................    0.3       3.1       3.4
  December 31, 1998(c)......................................    1.2       4.6       5.8

---------------
(a) The Company is required to file annual estimates of its proved reserves with the Department of Energy. Such filings have been consistent with the information presented herein.

(b) Under the Bolivian Hydrocarbons Law passed in 1996, the Company converted its Contracts of Operation for Block 18 and Block 20 into Shared Risk Contracts, which, among other matters, extended the Company's term of operation, provided more favorable acreage relinquishment terms and provided for a more favorable royalty and tax structure.

(c) No major discovery or adverse event has occurred since December 31, 1998 that would cause a significant change in net proved reserve volumes.

                                 [Front of card]

                          TESORO PETROLEUM CORPORATION

               ANNUAL MEETING OF STOCKHOLDERS, SEPTEMBER 15, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

          PLEASE MARK, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE.

           The undersigned hereby appoints BRUCE A. SMITH and JAMES C. REED, JR., and each of them, as proxies of the undersigned, each with full power to act without the other and with full power of substitution, to vote all the shares of Common Stock of Tesoro Petroleum Corporation (the "Company") held in the name of the undersigned at the close of business on August 3, 1999, at the Annual Meeting of Stockholders to be held at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas, on Wednesday, September 15, 1999, at 10:00 A.M. Central time, and at any adjournment thereof, with all the powers the undersigned would have if personally present, upon the matters set forth in the Notice of such meeting and as indicated in the following sentence. Said proxies are authorized to vote in accordance with the Proxy Statement for the election of the persons nominated pursuant thereto as directors (unless authority is withheld as provided), as indicated on the reverse side upon the following proposal, more fully set forth in the Proxy Statement, and in their discretion upon such other matters as may properly come before the meeting.

                (Continued and to be signed on the reverse side)

                                 [Back of card]


          PLEASE MARK YOUR CHOICE LIKE THIS X IN BLUE OR BLACK INK [X]


THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" THE NOMINEES LISTED IN ITEM 1 AND "FOR" ITEM 2.

ITEM 1 - Election of 7 directors (all nominated as directors to serve for the terms indicated in the Proxy Statement).


[  ] FOR all nominees              [  ] WITHHELD for all nominees

Nominees: Steven H. Grapstein; William J. Johnson; Raymond K. Mason, Sr.; Donald H. Schmude; Bruce A. Smith; Patrick J. Ward; and Murray L. Weidenbaum.

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, DRAW A LINE THROUGH OR STRIKE OUT THAT NOMINEE'S NAME AS SET FORTH ABOVE.

ITEM 2 - Ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1999.

[  ] FOR            [  ] AGAINST           [  ] ABSTAIN

ITEM 3 - To transact such other business as may properly come before the meeting or any adjournment thereof.









THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1 AND FOR ITEM 2.


                              Dated:                                     , 1999
                                    -------------------------------------
                              Signature:
                                        ---------------------------------------
                              Signature:
                                        ---------------------------------------

PLEASE SIGN EXACTLY AS NAME APPEARS ABOVE. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                                 [Front of card]

                          TESORO PETROLEUM CORPORATION

                                   THRIFT PLAN

               ANNUAL MEETING OF STOCKHOLDERS, SEPTEMBER 15, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


         The undersigned participant in the TESORO PETROLEUM CORPORATION THRIFT PLAN (the "Plan") hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas, on Wednesday, September 15, 1999, at 10:00 A.M. Central time, and directs the Fidelity Management Trust Company, Trustee, to vote (or cause to be voted) all shares of Common Stock of Tesoro Petroleum Corporation (the "Company") allocated to the undersigned's account under the Plan and held in the Trustee's name on August 3, 1999, at said meeting and at any adjournment thereof. Said Trustee is authorized to vote in accordance with the Proxy Statement for the election of the persons nominated pursuant thereto as directors (unless authority is withheld as provided), as indicated on the reverse side upon the following proposal, more fully set forth in the Proxy Statement, and in its discretion upon such other matters as may properly come before the meeting.

                (Continued and to be signed on the reverse side)

                                 [Back of card]

                   PLEASE MARK YOUR CHOICE LIKE THIS X IN BLUE OR BLACK INK [X]


THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" THE NOMINEES LISTED IN ITEM 1 AND "FOR" ITEM 2.

ITEM 1 - Election of 7 directors (all nominated as directors to serve for the terms indicated in the Proxy Statement).

[ ] FOR all nominees                              [ ] WITHHELD for all nominees

Nominees: Steven H. Grapstein; William J. Johnson; Raymond K. Mason, Sr.; Donald
H. Schmude; Bruce A. Smith; Patrick J. Ward; and Murray L. Weidenbaum.

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, DRAW A LINE THROUGH OR STRIKE OUT THAT NOMINEE'S NAME AS SET FORTH ABOVE.

ITEM 2 - Ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1999.

[ ] FOR                          [ ] AGAINST                        [ ] ABSTAIN

ITEM 3 - To transact such other business as may properly come before the meeting or any adjournment thereof.

                                        Dated:                           , 1999
                                              ---------------------------
                                        Signature:
                                                  -----------------------------

PLEASE SIGN EXACTLY AS NAME APPEARS ABOVE. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.